ANNUAL AND SUSTAINABILITY REPORT 2013

NOURISHING RELATIONS
AROUND THE WORLD

brf

More agile and aligned with global trends, after extensive management restructuring implemented during 2013, BRF is ready to consolidate itself as a company that builds value from the strength of its brands and the innovation of their products.

In its new growth cycle, the company has ensured the consumer the main role. It is based on the expectations of that audience that the company shall base its major decisions and adjust their processes and releases. And with the expansion of its operations outside of Brazil, aligned with the purpose of being an increasingly globalized company, BRF strengthens its business sustainability.

Sadia PERDIGÃO Batavo Elegê Qualy paty

PRINCIPAL INDICATORS |GRI G4-9|

R$ million	2008	2009 [1]	2010	2011	2012	2013
Net sales	11,393	20,937	22,681	25,706	28,517	30,521
Domestic market	6,424	12,148	13,515	15,419	16,668	17,159
Export market	4,969	8,789	9,166	10,287	11,849	13,362
Gross profit	2,759	4,220	5,730	6,659	6,454	7,568
Gross margin (%)	24.2	20.2	25.3	25.9	22.6	24.8
Operating income	709	392	1,874	2,001	1,748	2,482
Operational margin (%)	6.2	1.9	8.3	7.8	6.1	8.1
EBITDA	NA	NA	NA	2,890	2,283	3,131
EBITDA margin (%)	NA	NA	NA	11.2	8.0	10.3
Adjusted EBITDA	1,159	1,166	2,635	3,244	2,680	3,627
Adjusted EBITDA margin (%)	10.2	5.6	11.6	12.6	9.4	11.9
Net income	54	225	804	1,367	770	1,062
Net margin (%)	0.5	1.1	3.5	5.3	2.7	3.5
Net adjusted income	155	357 [2]	804	1.582 [3]	770	1.062
Net adjusted margin (%)	1.4	1.7	3.5	6.2	2.7	3.5
Market value	6,155	19,792	23,853	31,776	36,810	42,969
Total assets	11,219	28,384	27,752	29,983	30,772	32,375
Shareholder’s equity	4,111	12,996	13,637	14,110	14,576	14,696
Net debt	3,390	4,193	3,634	5,408	7,018	6,784
Net debt/EBITDA	2.92	3.60	1.38	1.67	2.62	1.87
Earnings per adjusted share– R$ [3]4	0.26	0.28	0.92	1.82	0.89	1.22
Number of shares	206,958,103	436,236,623	872,473,246	872,473,246	872,473,246	872,473,246
Number of treasury shares	430,485	1,226,090	781,172	3,019,442	2,399,335	1,785,507
1 Pro-forma data for 2009, as if the incorporation of the association with Sadia had occurred on January 1, 2009.
2 Net adjusted result - not considering the absorption of tax losses amounting to R$ 132 million due to the incorporation of Perdigão Agroindustrial S.A. in 1Q09.
3 Net adjusted result - not considering the absorption of the forecasted loss of R$ 215 million in Income Tax with respect to the incorporation of Sadia S.A., expected to take place in 2012.
4 Consolidated excluding shares held as treasury stock.

CONTENTS

MESSAGE FROm mANAGEmENT	2
BRF	6
Strategic management	12
Corporate governance	14
Ethical behavior	20
Risk management	22
INTELLECTUAL CAPITAL	26
FINANCIAL AND CONSTRUCTED CAPITAL	30
Operational performance	35
Economic-financial performance	39
HUMAN CAPITAL	48
SOCIAL CAPITAL	58
Value chain	62
Responsibility for the product	67
Animal wellbeing	72
Society	74
NATURAL CAPITAL	80
ABOUT THE REPORT	94
SocIaL RePorT/IBase	97
GRI CONTENTS INDEX	99
CORPORATE INFORMATION	108

MESSAGE FROM MANAGEMENT

|GRI G4-1|

BRF experienced a period of major change during 2013 in the wake of the complex merger of two food industry giants and the ecient implementation of requirements requested by the Brazilian anti-trust authorities (Cade).

The spirit of the period was to rethink the company based on a broad set of ideas and information inspired by a top level team as part of the process of initiating a new business cycle. The target of this cycle is to make BRF still more sustainable and perfectly aligned to the expectations of its clients and consumers. In addition to its already recognized product quality, strong brands, ecient pr oduction chain and distribution capacity, BRF now aims to place greater focus on innovation, revisiting its product portfolio, investing in products with greater added value and profitability – as well as directing its international strategy towards specific markets.

The world is experiencing a significant transformation and companies which are in the vanguard of their industries must anticipate these changes if they are to maintain or improve their place in the market. Thus, our main objective is to bring the consumer to the heart of decision-making and guidance of our business.

Sadia
PERDIGÃO
Batavo
Elegê
Qualy Sadia
PERDIX
paty

2

CLAUDIO GALEAZZI,

BRF CEO SHARING THE CHANGES OF THE COMPANY THIS YEAR.

3

Our clients – the key link in the relationship between the company and the consumers – were also consulted during the year of 2013. This process was conducted through a satisfaction survey involving more than a thousand interviews including the participation of the company’s leaders across all the channels of our business: auto-service, retail and food services. BRF is committed to listening and attending to the requirements of all stakeholders that play a role in determining its future. For us, these opinions are essential if we are to make the adjustments in our level of service which in spite of all has still not reached the standard of excellence we are seeking – whether in terms of punctuality, excellence of service, or in visiting plans and deliveries. The perception of our clients and consumers is critical to the structuring of this new BRF, a company which will migrate from an industrial focus –maintaining its productive potential - to a model which is absolutely market oriented. As an integral part of this strategy, the entire senior management of the company is to be directly exposed to contact with the point of sale through a far-reaching program of visits to supermarkets and small retailers.

If we are to achieve these ambitious objectives, a comprehensive and intensive exercising of talent management and a corporate culture which prioritizes meritocracy and high performance will be crucial. We want the right people in the right places, working in a healthy and safe environment. In this context, we have intensified the Health, Safety and Environment program (SSMA). This has taken the form of a manual for informing and guiding service providers which operate on BRF’s premises. We also conducted the company’s first employee organizational climate survey between May and June when more than 86 thousand responded to the questionnaire, this corresponding to 90% of all our active employees.

Our planning cycle - denominated BRF-17 was executed during the course of the second half of 2013 involving the participation of approximately 150 people – among directors, executive oc ers and consultants. This group undertook a profound review of the Company to establish our course of action for the 2014-2017 period and a framework for guiding the company. During this fiscal year, we have maintained our values aligned to the ten principles of the United Nations Global Compact and have revalidated our objective of achieving our transformational vision: “To be one of the leading food companies in the world, admired for its brands, innovation and results, contributing to a better and sustainable world”.

In line with the Company’s changes, we have structured a Vice Presidency for Marketing and Innovation for coordinating marketing and technological innovations. Under this umbrella, we have repositioned the Market Intelligence Area to ensure that the information and knowledge is transformed into action and decision making. Again as part of this structure, the Channels Development department – responsible for product and category segmentation – will o er service packages tailored to each client type. Other areas under the Vice Presidency for Marketing and Innovation are Brands, Quality and R&D. In the light of the major priority given to innovation in the new cycle, the BRF Innovation Center in Jundiaí was planned to be our new product launch laboratory. With its experimental kitchens, the center is becoming an important source of integration of the company with the clients and consumers, covering the entire R&D area for industrialized products and the focus of monthly meetings from the Innovation Committee.

The purpose of all this organizational restructuring is to consolidate BRF as a company which creates value from the strength of its brands and innovative products, rendering it less sensitive to narrowing commodity margins.

We are experiencing a period full of achievements on the back of a highly positive performance when compared to the previous fiscal year. This is a clear demonstration of the company’s resilience in a scenario which remains a challenging one. Net sales were R$ 30.5 billion, a growth of 7.0% over 2012. The company’s operational result was R$ 2.5 billion and net income, R$ 1.1 billion – representing growth over 2012 but still below our objective.

We believe that all the initiatives we have taken involve a process of long term sustainable work. Notwithstanding the fact that this does not always bring immediate results, one of the key targets in our Acceleration Plan will be to consistently and gradually increase our Operating Result by R$ 1.9 billion as from 2016.

On the international front, 2014 will see the rollout of our Abu Dhabi plant in the United Arab Emirates, the first to be built by BRF outside Brazil. This project represents one of the key foundations of our strategy for investing in profitable processed products with a strong brand and higher added value in such fast-growing markets as the Middle East, North Africa & Southeast Asia (known as MENASA). In Brazil, our goal is to reinforce our position as a market leader which is admired by all our stakeholders: consumers, clients, employees and investors.

We are fully confident and enthusiastic with BRF’s new development cycle, the seeds of which have been sown in the fiscal year 2013.

Abilio Diniz

Chairman

Claudio Galeazzi

Global Chief Executive Oc er

MISSION, VISION AND VALUES
|GRI G4-56|

MISSION

Participate in the life of the people by offering tasty food with quality, innovation and affordable worldwide.

VISION

VALUES

- **Integrity** as the basis of any relationship
- **Focus on the consumer** is the key ingredient for our success
- **Respect for people** makes us even stronger
- **Development of people** is critical to sustain growth
- **High performance** is our permanent pursuit
- **Quality** in product and **excellence** in process
- **Spirit of** constant **innovation**
- **Sustainable Development**
- **Global Vision, local agility**
- **Commitment to diversity and acceptance** of differences

Annual Report 2013 5

BRF

|GRI G4-3, G4-4|

Holder of famous brands such as Sadia, Perdigão, Batavo, Elegê, Qualy, Chester, Perdix and Paty, BRF is one of the largest producers of fresh and frozen protein foods in the world, with a portfolio of over 5 thousand items.

Hot-Dog
SALSICHA
Sadia
Contém 10 unidades

6

LUCAS

GOES TO SCHOOL AND, IN HIS FREE TIME, HE'S A SUPERHERO. SADIA'S HOT DOG IS THE SOURCE OF HIS SUPERPOWERS.

7

It was created from the merger of Perdigão and Sadia, whose consolidation was announced in 2009 and completed in 2012, and operates in the frozen meat (poultry and pork), processed meat foods, dairy, margarine, pasta, pizza and frozen vegetables segment, responsible for 20% of world trade in poultry.

|GRI G4-3; G4-4|

With 49 plants in all regions of the country, it has among its main asset the distribution capacity which enables its products to reach consumers in 98% of the brazilian territory through 500,000 monthly deliveries and 28 distribution centers. In the international market, is the leader with Sadia brand in various categories in Middle Eastern countries and is building a factory in Abu Dhabi, United Arab Emirates, scheduled to start operations in the first half of 2014. It maintains 22 sales oc es serving customers for more than 110 countries on the five continents and nine industrial units in Argentina and two in Europe (England and Holland, through Plusfood), as well as a joint venture with Dah Chong Hong Limited (DCH), which makes the distribution in retail and food services in the chinese market. Partner of over than 14 thousand producers of live animals. |GRI G4-6; G4-8| Public company since 1980, it has joined Novo Mercado of BM&FBovespa (BRFS3) for eight years and is also traded on the New York Stock Exchange (NYSE - ADR level III). Since 2005 is recognized by the strong commitment to sustainable development being part of BM&FBovespa’s Corporate Sustainability Index (ISE) portfolio.

This commitment is reinforced and internationally recognized since 2012, on its entering in the portfolio of Emerging Markets of Dow Jones Sustainability Index.

|GRI G4-7|

One of the largest employers in the country ended 2013 with more than 100 thousand employees. Net revenue totaled R$ 30.5 billion and consolidated net income was R$ 1.1 billion. The equity referring to December 31, 2013 totaled R$ 14.7 billion. |GRI G4-9| In 2012, the migration of units to Marfrig was completed, arising from the Performance Commitment Term (TCD) agreed with the Administrative Council for Economic Defense (Cade) in the process for approval of the consolidation of the merger between Sadia and Perdigão.

The year 2013 was marked by several organizational changes in the Company. A new Board of Directors was elected, there was a reorganization of oc ers and a matrix structure adopted. BRF now has a global CEO, a Brazil CEO and an international CEO. One Vice-President for Marketing and Innovation was also created, which supports the new operating model, which is consumer, customer and market-oriented, o ering new products with latest technology. The new strategic plan, BRF-17, was structured, as a landmark that defines the direction of the Company. Moreover, it was announced an agreement to transfer operation of cattle to Minerva S.A., in exchange of equity interests (such agreement is pending approval from Cade to be concluded in fact).

|GRI G4-13|

With 49 plants in all regions of the country, it has among its main asset the distribution capacity which enables its products to reach consumers in 98% of the Brazilian territory through 500,000 monthly deliveries and 28 distribution centers.

INDUSTRIAL UNITS IN BRAZIL |GRI G4-6|

28 DISTRIBUTION CENTERS
36 INDUSTRIAL UNITS (MEAT, SOYBEAN AND PROCESSED FOODS)
13 INDUSTRIAL UNITS (DAIRY PRODUCTS)
RR
AP
AM
1
PA
1
MA
PI
CE
1
RN
PB
PE
2
1
AL
SE
AC
RO
TO
MT
6
1
BA
1
GO
5
2
MG
5
3
ES
1
MS
1
SP
2
4
RJ
1
2
PR
7
4
SC
9
2
RS
11
4
Industrial units BRF
Distribution centers BRF

Annual Report 2013 9

GLOBAL PRESENCE |GRI G4-6|

22 OFFICES ABROAD
2x
9x
11 INDUSTRIAL UNITS ABROAD
Offices abroad
Industrial units
Exports

10

MORE THAN
110
IMPORTING
COUNTRIES

Annual Report 2013 11

STRATEGIC MANAGEMENT

|GRI G4-2|

Broadly speaking, the strategic plan of BRF is characterized by the construction of an increasingly agile organization, oriented to clients and end consumers.

As an essential part of the new development cycle, there was a thorough review of the strategic plan for the period 2014-2017, aiming to establish a direction of the Company, focused on creating value for its key stakeholders. This new strategic plan, called BRF-17, was built during the second half of 2013 with the participation of about 150 people, including directors, oc ers and consultants, with workshops and a major alignment event held at the end of the year.

Through BRF-17, we seek an ambitious change in the level of returns for the next cycle. The main value levers are guided in increased revenue, cash generation (EBITDA) and return on invested capital (Return On Invested Capital - ROIC), aligned with the expectations of shareholders’ value. The focus will be on growing cash flow driven mainly by increases in net operating profit after taxes (Nopat),in revitalization of categories and innovation in the brazilian market as well as growth in foreign markets.

Broadly speaking, the strategic plan of BRF is characterized by the construction of an increasingly agile organization, oriented to clients and end consumers, which delivers the desired results, leading the markets where it operates, with admired products and brands, and that creates development opportunities for its employees and partners.

BRF MANAGEMENT MODEL

Fundamental element that involves all the key principles is the assumption that decisions and commitments are configured on landmarks and are formally anchored in deadlines and targets. Thus, we defined an integrated model of planning and management that is also related to the variable remuneration of executives and employees.

BRF-17 sums up 46 strategic initiatives, with leaders appointed, detailed action plans, indicators and targets set. The evolution of each initiative will be evaluated by the leaders and monitored by senior management in specific forums with particular frequency and through a management process established internally.

The full cycle of planning will occur in two years, with summarized reviews in the interval years and a close monitoring of the execution of strategic initiatives, ensuring its scope, time, budget and results. In turn, the annual budget cycle will have monthly reviews, directed to financial objectives, in order to ensure the delivery of the budget and harmony between production and demand.

DEAL WITH MINERVA |GRI G4-13|

Result from this strategy of unbundling the chain , BRF signed in november 2013 an investment agreement that set the terms for the transfer of their cattle operation to Minerva S.A., in exchange for equity interest. One of the leaders in South America in the production and commercialization of in natura beef, live cattle and their derivatives, Minerva and its holding VDQ Holdings S.A. will assume units of cattle slaughter of Várzea Grande and Mirassol do Oeste (MT) as well as employees of BRF engaged in such activities. With the ability to slaughter 2600 cattle per day, the cattle segment had reached approximately R$ 1.2 billion net income in 2012.

The agreement, still subject to approval by the Administrative Council for Economic Defense (Cade), and does not take BRF out of the business, but leaves the management of slaughter in the care of a more specialized company. BRF will hold two seats on the Board of Directors and will receive shares issued.

SUSTAINABlE STRATEGY |GRI G4-2|

With the concept of sustainability fully integrated into the strategy and solidified in its culture, the management of everyday life and attitudes of the organization in 2013 were based on a set of guidelines, practices and actions that seek simultaneous positive results in economic, environmental and social aspects.

To facilitate the implementation of this strategy, BRF established in 2011 six priority pillars that permeate all areas, taking into account the positive and negative impacts it has on society as well as its ambitions. The pillars were also the basis of analysis and planning of BRF-17, with a strong focus on the value chain of the Company, and structuring a specific road map for the theme. The pillars of sustainability are:

The execution of this strategy made BRF integrates the ranking of the 100 most sustainable companies in the world, produced by the Canadian group Corporate Knights of financial products, media and research. The Company is one of the two brazilian companies that appears in the ranking that was released in january 2014 at the World Economic Forum in Davos, Switzerland. The Company was also listed in the Global Compact 100 (GC100).Launched in 2013 by the Global Compact of the United Nations, the index selected companies which joined the ten principles of the Global Pact and have commitment with profitability.

In 2013, BRF had an average income of R$ 8.1 thousand for every R$ 1 invested in sustainable projects. The initiatives cover aspects such as valuation of employees, respect for the environment, health, education, cultural and sports projects. The calculation of the return on investment was made by the Spanish company Management & Excellence, specialized in research and measurement of financial gain obtained with sustainability. In the latest survey, considering companies listed on the São Paulo Stock Exchange (BM&F Bovespa), BRF ranked eighth among the 16 most sustainable for results from 2009 to 2011.

Annual Report 2013 13

CORPORATE GOVERNANCE |GRI G4-34, G4-38|

Member of the Novo Mercado of BM& FBovespa since 2006, BRF is the first company in the food and beverages industry to follow the rules of this segment. Besides having shares traded on the São Paulo Stock Exchange (BM&FBovespa - BRFS3), is present on the New York Stock Exchange (ADR level III-BRFS).

The best governance practices include keeping only common shares; equal rights, premium on public o erings and mechanisms for the protection of investors, and arbitration as more agile and specialized way to resolve conflicts of interest. To avoid ownership concentration, the shareholder or group of shareholders that starts to control a volume of shares exceeding 20% of total shares is required to make a public tender o er. In addition, each bought share gives its holder an additional remuneration of 35% of the average value of the price during the 30 days preceding the date of the o ering. The o er price can also be based on the economic value determined in an appraisal report, or even 135% of the issue price of the shares in capital increases of the last 24 months, whichever is greater. Conflicts of interests are not allowed and are fought according to the rules established in the Code of Ethics and Bylaws. The financial statements comply with international accounting principles (IFRS) and the provisions of the Internal Control over Financial Reporting System, based on the s-Oxley Law (SOX).

|GRI G4-41|

Instances of governance include General Meeting of Shareholders, Board of Directors, Fiscal Council, which performs functions of the Fiscal Council, Advisory Committees to the Board of Directors and Executive Board. The area of corporate governance is responsible for directing and monitoring demands, making interact between hierarchical levels of the Company with the collegiate bodies, including the strategies and decisions of these bodies, and integrating to the stakeholders, with a focus on adding value to the institutional image of BRF, to the market value and facilitate access to capital, with improvement of performance and profitability, and contributing greatly to the survival of the company.

The process of delegating responsibility for economic, environmental and social issues from the highest governance body for senior executives and other employees is conducted in accordance with the decisions taken in collegiate bodies, depending on the hierarchical level of need for approval: Board of Directors and Statutory Executive Board, with dismemberment via compliance documents issued and rules and regulations to be held by the executives. Entire delegation of responsibility is monitored by SAP system. |GRI G4-34, G4-35, G4-37|

MEETING OF SHAREHOLDERS

Main channel of recommendation from shareholders to management, the meetings are held with minimum attendance of 70% of shareholders who have their participation stimulated by direct approach to investors and sending of the reference manual, detailing the reasons for the meeting and general information of the process and the importance of the attendance of shareholders. The meetings approve the financial statements, consolidations, elect the Board of Directors and the Fiscal Council and approve the remuneration of directors, and other matters which depend on shareholder approval. |GRI G4-53|

SHAREHOLDER’S COMPOSITION*

FISCAl COUNCIL/AUDIT COMMITEE

It consists of three members, two of whom are independent, including a financial expert, who hold monthly meetings and whenever necessary. Under the terms of U.S. law, it performs functions of an Audit Committee, thus receiving protests, claims, recommendations and complaints submitted by employees and shareholders through whistle blowing channels, having power to act with independence and may, at its discretion, forward claims / complaints for the Internal Audit to determine or hire an independent company, and, if necessary, mobilize the Board of Directors. |GRI G4-37, G4-49|

COMMITTEES

Since 2006, BRF maintains advisory committees of the Board of Directors, consisting of members of the Board and the Executive Board.

In 2013, four advisory committees worked: Strategy and Markets, Governance and Sustainability, Finance and Risk Policy, and People, Organization and Culture.

The Strategies and Markets and Governance and Sustainability committees are responsible for recommendations for decision-making on issues related to economic, environmental and social impacts of the Company. More operating sustainability issues are evaluated and monitored by the Executive Board and presented to the Committee, which evaluates results, risks and opportunities. Periodically, there is accountability to the Board of Directors, which also monitors the performance of the Company in this issue.

In 2013, a temporary committee, called the Steering Committee, without deliberative function, operating from april to august, aiming to seek opportunities to add value to the Company, which accompanied the Acceleration Program of New Business and Administrative Structure Review was created, according to pertinent fact disclosed on 08/13/13.

|GRI G4-34, G4-45, G4-47|

From left to right: Susana Hanna Stiphan Jabra Independent member Attilio Guaspari* Independent member Decio Magno Andrade Stochiero Member *Financial specialist

BOARD OF DIRECTORS

|GRI G4-39, G4-40, G4-42, G4-45|

The Board is responsible for approving the Strategic Long Term Plan and Rules and Regulations of the Company, comprising the pillars of sustainability. Its members are positioned on the views of stakeholders and receive information of improvements to be implemented by the areas involved in activities with economic, environmental and social impacts, considering risks and opportunities.

Elected in april 2013 for a term of two years, the board has been appointed in accordance with the provisions of Article 16 of the Bylaws, consisting of the indication of slates by the shareholders for the composition of the Board of Directors to be elected by the Annual and Extraordinary General Meeting.

The criteria for selection and appointment to the highest governance body and its committees are technical expertise, solid reputation, with the condition of not holding oc es in competing companies or representing conflicting interests and the appointment of shareholders, not existing any kind of specific share. The board is made up of professionals with di erent backgrounds with extensive experience in brazilian and international companies of di erent sectors that add to the decision making process. In december 2013, it was composed by 11 members, 8 of them independent (73%), a figure that exceeds the 20% recommended by the rules of Novo Mercado. The concept of independent director is defined by the rules of Novo Mercado and criteria established by the Sarbanes-Oxley Law.

In the Bylaw there is a specific item on the indication process of shareholders to participate in the election. Any shareholder may express their appointment via letter, within the agreed time. In line with best corporate governance practices, the president of the Board of Directors does not perform executive functions and all relevant decisions are taken by at least 2/3 of favorable votes. The Board of Directors is evaluated by a process specially developed by a specialized and independent consultancy. The experience of members is explained in relation to economic, environmental and social aspects.

From the left to right:

Luiz Fernando Furlan
Independent member

Simon Cheng
Independent member

Décio da Silva
Independent member

José Carlos Reis de Magalhães Neto
Independent member

Abilio Diniz
Chairman and Independent member

Sérgio Ricardo Silva
Vice-Chairman and
Independent member

Manoel Cordeiro Silva Filho
Independent member

Paulo Assunção de Sousa
Member

Walter Fontana Filho
Independent member

Carlos Fernando Costa
Member

Luis Carlos Fernandes Afonso
Member

EXECUTIVE BOARD

Positions and functions were redesigned during 2013 but the body still have to report to the Board of Directors. Ended in 2013 with nine members, appointed for the following positions: Global Chief Executive Oc er, Brazil Chief Executive Oc er, International Chief Executive Oc er, Director of Finance and Investor Relations, Director of Administration and Human Resources,

Director of Operations, Director of Integrated Planning and Management Control and Director of Marketing and Innovation. The Statutory Executive Board is responsible for economic, environmental and social issues and has specific structures for each of the pillars, as well as goals and objectives to be achieved, which are integrated into the Strategic Plan BRF-17. It meets monthly to monitor the overall performance, using indicators proposed by brazilian and international institutions. |GRI G4-36|

From to left to right:

Pedro de Andrade Faria
International Chief Executive Oc er

Sérgio Carvalho Mandin Fonseca
Brazil Chief Executive Oc er

Ely David Mizrahi
Vice President Food Service

Nilvo Mittanck
Vice President – Operations

Gilberto Antonio Orsato Vice President – Administration and Human Resources Claudio Galeazzi Global Chief Executive Oc er	Sylvia Leão Vice-President of Marketing and Innovation Hélio Rubens Vice President of Integrated Planning and Management Control Augusto Ribeiro Júnior CFO and Investor Relations Oc er

ETHICAl BEHAVIOR

|GRI G4-56, G4-57, G4-58|

The guidelines are set to fulfill its social function in accordance with the ethical principles, consistency, transparency, integrity and respect for people, legality and society in general.

After the review and update in 2012, BRF Code of Ethics and Conduct was fully disseminated among its professionals during the year 2013, being completely incorporated to BRF Culture. It is available on intranet/ internet in Portuguese and English, and was disclosed to all the oc es after update. It is thus applied to all operations of the Company, whether domestically or internationally.

The guidelines are set to fulfill its social function in accordance with the ethical principles, consistency, transparency, integrity and respect for people, legality and society in general.

The expected behavior is presented and explained to all the employees on hiring, when they are trained in anti-corruption guidelines by means of the Integration Program of New Employees. On that moment, each employee signs the statement of commitment, taking responsibility for complying with and ensure full and continued compliance with the guidelines and ethical principles expressed in the Code of Ethics and Conduct. Policies and whistle blowing channels were widely disclosed in 2013 and are available on the intranet/ internet, and the Internal Audit is responsible for check.

BRF also has TV and written internal communication channels through which the administration provides information regarding the progress of the business, and creates opportunities for employees on issues of particular or collective interest.

ACTIONS AND MECHANISMS OF RElATIONSHIP			COMPLAINTS DETERMINED |GRI G4-26, G4-EN34, G4-HR12, G4-SO11 ANd G4-LA16|

|GRI G4-26, G4-EN34, G4-HR12, G4-SO11 ANd G4-LA16|

BRF believes that the availability of complaints and claims mechanisms leads to have good relationships with its stakeholders and is essential for critical analysis and continuous improvement of products and processes. Moreover, it strengthens risk management, since the open channel allows greater knowledge of the demands, feedback on performance, impact mitigation and more transparent approach.

The Company has rules that comprise corporate mechanisms for complaints and claims for both internal and external communication, and describe the flow for treatment of contacts made through the available channels (intranet, internet, email, national and international telephone and mail). The Code of Ethics and Suppliers Code of Conduct also contain reasonable policies and guidelines and whistle blowing channels available. Consumers and customers contact the Consumer/Customer Service (SAC) for all types of events, search for information, requests for recipes, suggestions, compliments, among others.

					Under
			Classification	Determined	determination
			Audit	80	27
			Organizational
			Climate	153	34
			Operating	100	10
			Total	333	71

Complaints and claims related to the environment are administered, as well as other suggestions and opinions of the Company for the issue, through internal rules for Environmental Communication, which provides the necessary flows for that matter reaches the person responsible for negotiations and also includes the return of the matter to the protester, through the alignment between the plant and the Environment Corporate and Energy Excellence area.

For the agrobusiness area in 2013 the Agricultural Ombudsman, which will be implemented in 2014 and aims to develop communication channels for suggestions, complaints and opinions, specific of this activity. The responsibility of the Ombudsman will be to collect information giving internal and external treatment.

Corporate Communication is another catalyst of demands aimed at several formal channels of relationship of BRF (audit, disk complaint, SAC and fan pages of consumer brands). These demands come, especially through the media, and are directed immediately to the appropriate formal channel, which can be supported on the best form of service and preparation of responses and/or positionings. This flow mainly covers consumer complaints, reports of incidents and/or accidents in industrial units.

In 2013 the “Tell Us” channel was developed and approved, a global communication channel created to hear what employees think, to share ideas, opinions, criticisms and suggestions in a simple and transparent way. The channel was ociall y released to employees in january/2014.

BRF believes that the availability of communication mechanisms leads to have good relationships with its stakeholders and is essential for critical analysis and continuous improvement of products and processes.

SAC DEMANDS
|GRI G4-26, G4-EN34, G4-HR12, G4-SO11 ANd G4-LA16|
Reasons for contacting SAC	2012	2013
Information Search	39%	36%
Recipe Requests	35%	46%
Compliments/Suggestions	5%	5%
Various topics	15%	7%

Complaints received by existing channels related to deviations, frauds, moral or sexual harassment are included in the Complaint Report of the Audit, with the following classification: Complaints of Audit - Coordinated by the Internal Audit managers with delegation to specialized auditors have results reported to the Global Chief Executive Board, Member of the Audit Committee, Director of Administration and Human Resouces and the Oc ers of the areas involved. The report presents the complaints received, actions taken and checks made. Depending on the severity of each case, Legal and Human Resources professionals are engaged in the process, aiming to evaluate and adopt referrals, as well as any applicable penalties to employees and/or partners who have violated the established policies.

Complaints of Organizational Climate - Complaints of organizational climate are directed to the area of Management Engagement & Culture (HR), which is responsible for investigating and referrals.

Operating complaints - Complaints from customers, suppliers, employees, or others, classified as operating, are sent to the respective units and areas for investigation and referral, with monitoring of measures by the Internal Audit.

Of the total complaints determined in 2013, approximately 50% were grounded. These complaints include environmental, labor, and related human rights and society.

Annual Report 2013 21

RISK MANAGEMENT |GRI G4-2|

With a well established governance, risk management policy is developed in a participatory manner and led by an expert management.

The risk management policy of BRF is monitored monthly by the Board of Directors. Every two years the policy is reviewed and approved by the Board and is considered of paramount coverage, reinforced against isolated actions and changes of names in the executive board.

With a well established governance, risk management policy is developed in a participatory manner and led by an expert management, which examines the risks of the Company by means of specific tools and indicators, reporting to the collegiate bodies. The policy is considered disciplined, mature and conservative, acting preventively through continuous and comprehensive monitoring of factors that can a ect the course of business or conquering of planned results. |GRI G4-46|

Having strengthened financial and operating issues, risk management in BRF evolved into a more linked to business and strategy approach, and follows a process of gradual expansion which will culminate with an extensive management of business risk impregnated to BRF Culture. In 2013, this issues were followed up as most relevant aspects of risk: Financial - Full compliance with the Financial Risk Management Policy is monitored by the Committee of Financial Risk Management, which also proposes operations and vetoes proposals that it deems inappropriate. Minimum and maximum guidelines are established in the use of hedge hired to minimize the impacts of exchange rate volatility on its income.

Supply chain - With a long chain, BRF has a comprehensive risk management policy of supplies, with mechanisms to prevent and repair damage. In 2013, the Program for Monitoring the Supply Chain was expanded due to the need to identify and mitigate risks controlled by third parties who, although not under the direct management of the Company, influence the business.

Operating - Since 2010, BRF has the Operating Risk Management Project (RMP), which focuses primarily on the prevention of possible property claims and relies on the involvement of various departments. In addition, an area constantly monitors the aspects that can hinder productivity and continuity of operations (such as scarcity and cost of labor, infrastructure of the logistics, industrial operations, etc.). Operating risks of manufacturing plants and distribution centers are mapped to identify impact and probability of occurrence. BRF considers the Precautionary Principle, which states that lack of full scientific certainty should not be used as an excuse not to prevent serious or irreversible damage to environment or human health. This principle is observed in the developing, designing, manufacturing and distributing phases of the product. Based on this philosophy, the Company takes out insurance against property damage and loss of profits involving factories, equipment, transportation of goods and liability for product and operations. The Operating Control Center operates since 2012, a proactive system with employees from di erent areas gathered in a single room, in Curitiba, where they administer any problems in order to avoid risks involving continuity, productivity and eciency of oper ations. |GRI G4-14| Sanitary control - Risks of this nature are eliminated or minimized by constantly updating practices adopted in its own operations and integrated producers, process improvements and rigid system of industrial operation. The slaughtering units are strategically located in di erent regions of the country and abroad with the aim of reducing impacts of health issues or any international embargoes to a specific region.

Food safety - The risks related to food safety are controlled by the BRF Quality System and specific food safety programs (such as the Good Manufacturing Practices, Hazard Analysis and Critical Control Points - HACCP). These programs, in particular HACCP, guarantee the elimination or minimization of biological, chemical and physical hazards that may occur in the product, ensuring that products commercialized by the Company pose no risk to consumers health. The Company makes use of metal detectors and X-ray equipment to maintain the safety of the final product. In addition, all suppliers sign contracts with clauses guaranteeing the safety of commercialized items and those produced in any unit can be traced through a history that identifies the path to the consumer, in a process that includes feed control and drugs supplied to animals.

Commodities - The operating results are subject to seasonal factors and volatility that a ect both the prices of raw material and sales prices of BRF. The Company’s business is largely dependent on the cost and supply of corn, soybean meal, soybeans, pork, milk and other raw materials as well as the selling prices of poultry, pork and dairy products, all of which are determined by constant changes in supply and demand that can fluctuate significantly, and other factors over which we have little or no control. These other factors include, among others, fluctuations in the levels of domestic and global production of poultry, pork, beef and milk, environmental and conservation regulations, economic conditions, weather, and animal and field diseases, the cost of international freight and exchange rate fluctuations. The economic sector of activity, both in Brazil and abroad, is also characterized by cyclical periods of higher prices and profitability, followed by overproduction, which leads to periods of lower prices and profitability. BRF cannot minimize these risks by entering into long term contracts with customers and with most suppliers, since these contracts are not customary in the industry. Financial performance is also a ected by costs of domestic and international freight, which are vulnerable to fluctuations in oil prices. Perhaps the Company is not successful in addressing the e ects of cyclicality and volatility of costs and expenses or the pricing of products and in this case, its financial performance may be adversely a ected.

Image and reputation - BRF seeks to maintain its image attached to a solid corporate governance and values such as trust, ethics and transparency. With a clear and adjusted image and reputation risk policy to all business and segments, the rules for commercial areas reach also relations with international strategic partners. In addition, a Crisis Committee operates in all instances that can expose its image and its relationship with stakeholders.

Environmental - There are specialized technical teams in industrial, agricultural and environmental issues in all manufacturing units, skilled to fully attend the brazilian legislation and act correctly and e ectively in emergency situations whenever necessary.

Legal/Tax - There is constant monitoring of aspects that may be questioned by government agencies so as to reduce administrative and law suits. Moreover, the Company acts based on ethics protecting from risk of non-compliance with laws and regulations of all walks.

Climate change |GRI G4-EC2| - In 2013, the 5th Report of the International Panel on Climate Change (IPCC) has reinforced the need to intensify adaptation actions confirming that global warming impacts will occur, even with the immediate discontinuation of GHG emissions. Aware of this reality, the company’s strategy considers aspects related to climate risks, assessing and managing potential impacts on the operations and supply chain, recognizing the vulnerability of natural resources and basic agricultural inputs for its production activity.

Annual Report 2013 23

For BRF, the stimulus to more ecient pr oduction and innovation process can bring opportunities for the business.

The main risks identified by BRF are related to physical aspects such as extreme changes in temperature and rainfall, which influence: agricultural productivity, quality and availability of pasture for animals, animal wellbeing and availability of energy as hydroelectric predominate in the brazilian energy matrix. These changes can directly impact the company’s costs by various factors, from the rising price of agricultural commodities to the need to search for other energy sources in the eminent risk of rationing electricity because of water scarcity.

When mapping climate risks of the Company, we also considered the regulatory aspects, monitoring trends of change in licensing laws, that incorporate the management of GHS emissions at the national and international scene, and the reputational aspect, as developed country markets are more rigorous regarding environmental aspects of the product, specially the carbon emissions.

Among the actions to minimize mapped risks and ensure competitiveness in cost, monitoring of inventories in the purchase of grain, constant monitoring of the climate; process eciency pr oject development, technological innovation aimed to improve ambience and climatisation to ensure the animals wellbeing, are highlighted.

For BRF, the stimulus to more ecient pr oduction and process innovation can bring opportunities for business. Additionally, changes in weather patterns may favor the development of commodity production in regions close to the operations or provide greater volume of rainfall in areas where much of hydroelectric generation is concentrated, ensuring energy supply at a lower price.

Trade barriers - Because of the growing of market share of brazilian poultry, pork and beef in international markets, brazilian exporters are increasingly being a ected by measures taken by importing countries to protect local producers. The competitiveness of brazilian companies has led some countries to establish trade barriers to limit access to their markets for brazilian companies. Moreover, the recent global crisis has had as one of its consequences the rise of protectionist measures around the world, as an attempt by national governments to mitigate pressures from the dicult ec onomic situation. The Company has been a ected by successive trade barriers imposed by various countries to which it exports. Developed countries also use direct and indirect subsidies to improve the competitiveness of their producers in other markets. Moreover, local producers in certain markets can exert political pressure on their governments to prevent foreign producers from exporting to their markets, especially during unfavorable economic conditions. All these restrictions can substantially a ect the export volumes and, consequently, sales and financial performance. If new trade barriers arise in major export markets, the Company may face diculties in reallocating products in other markets under favorable terms, and the business, financial condition and results of operations may be adversely a ected.

Management - BRF depends on the members of the top management and the ability to recruit and retain qualified professionals for the implementation of its strategy. E orts to recruit and retain professionals may result in significant additional expenses, which could adversely a ect the results. Moreover, the loss of key professionals can a ect the ability to implement the strategy.

Acquisitions - The Company regularly analyzes and seeks opportunities for strategic growth through acquisitions and other business ventures. Acquisitions, especially involving large companies, may present financial, administrative and operating challenges, and, including diversion of management attention from existing businesses, diculties in int egrating personnel and financial and other systems, expenses with di erentiated salaries of new employees, assumption of unknown liabilities and potential disputes with the sellers. It might as well face financial problems and other problems if the businesses acquired or that may be acquired in the future give rise to liabilities or other problems of which it has no knowledge. Acquisitions outside of Brazil may present additional diculties, such as compliance with legal and regulatory systems of foreign countries and integration of personnel with di erent administrative practices and may increase exposure to risks associated with international operations. In recent years, the relevance of acquisitions made by BRF increased significantly, and consequently increased the magnitude of the challenges.

MANAGEMENT OF COMPLIANCES

The aspect of “Compliance” has high relevance to the operation and of the entire production chain involving environmental risks, such as consumer health, quality of surrounding life, reputation and food safety. Immediate and corporate preventive action has contributed to lower financial, environmental and social impact, correction of the causes, reduction of non-conformities and maintenance of good image of BRF before the Judiciary, prosecutors, government agencies and communities.

The lawsuits are considered significant when the amounts involved are greater than R$ 150 thousand or if the matter can expose the image of BRF and/or create relevant precedents. Thus, the actions made to improve the performance of BRF are focused on the review and update of internal rules and training, monitoring and verification to analyze the meeting and compliance with requirements and rules.

In 2013, we continued the Control Project of Operation Obligations with the settlement of various licenses and maintenance of the validity of existing licenses, and there was ongoing legal advice to meet all legal requirements. During the year, the system has also been developed for the control of all licenses of the Company, with partial implement in the units in Brazil and completion of the process expected to July 2014.

The Company has several projects aimed at ensuring the sustainability of the production chain, one of the main strategic objectives of the agricultural area. In this sense, it has diagnosed and identified key risks and economic, social and environmental opportunities throughout the agricultural production chain, triggering specific actions to improve the production chain, such as: Program for Collection of Services Waste of Animal Health, environmental licensing, compliance with the Regulatory Instructions of the Ministry of Agriculture, Livestock and Supply (Mapa), electrical safety programs in production facilities and eradication of child labor, regularity in hiring of labor in the field, among others.

BRF recorded a total of seven insignificant administrative penalties in 2013, four notices of violations with payment of a fine, one of infraction with application of warning and signature of two instruments of behavior adjustment.

Judicially, the Company had to pay significant monetary damages (R$ 278,508.38) to the individual because of environmental event ,rupture of the waste containment pond, in Santa Catarina and received a non-monetary sanction, because of Public civil action filed by federal prosecutors which argued that BRF would have bought cattle from areas embargoed by the Brazilian Institute of Environment and Renewable Resources (IBAMA).

On occasion, BRF and federal prosecutors executed a Conduct Adjustment Instrument (TAC) and the process was terminated. |GRI G4-EN29|

Annual Report 2013 25

INTELLECTUAL CAPITAL

INNOVATION

Innovation takes starring role in the new organizational structure of BRF, under the management of the Vice Presidence of Marketing and Innovation, which widened its spectrum to unify Marketing, P&D-Processed Products and Quality.

CHESTER

26

AT HOME OR AT HER RESTAURANT,

LYNN

SPENDS THE DAY COOKING. SHE LOVES TO GATHER THE FAMILY, FRIENDS AND CLIENTS TO SAVOR HER DELIGHTS.

27

Reinforcing the idea that innovation must be 100% aligned with the positioning of BRF, the focus is on market-driven innovations and technological advances that continually di erentiate products, processes and packaging, and integrate its entire value chain, from producers to distribution, from the technology to brands, aiming to win the loyalty of partners, customers and consumers.

Demonstrating the unification and consolidation of methodologies, has formed a single innovation committee that facilitates processes, expedites decision making and enhances communication. The Innovation Committee meets monthly in BRF Innovation Center (BIC) in Jundiaí (SP), 60 kilometers from São Paulo, strengthening the image of the center as a place of integration of the Company. Opened in june 2013, represents a milestone for technological research in the industry and a global benchmark of research. Its structure, built with 13.5 thousand square meters, has 7 thousand square meters dedicated to experimental kitchens for sensory testing and evaluations, in addition to receiving food services customers, as well as an extensive pilot plant, which includes complete lines of tests and areas dedicated to P&D of packaging, meat products, pasta and ready meals, margarines and spreads. The BIC o ers oc e structures, meeting rooms, library and creativity room that involves teams of researchers, quality area, management administration, information and processes.

The complex received an investment of R$ 106 million of National Financing Projects (Finep), Brazil’s main institution supporting research, development and innovation for both the construction and production cycles for two years.

The financing of Finep is just one example, among many others, of the project carried out in partnership between BRF and innovation bodies, as lender, universities and institutes of science and technology. Areas of P&D-Agricultural and Quality, focused on industrialized products, often perform jobs of Open Innovation, which value the partnership and collaboration for the joint construction of knowledge by promoting technological advances and productivity gains and competitiveness. Over 30 years of operation, the P&D-Agricultural area developed genetic studies that made BRF reference in the subject in Brazil, such as the production of diets with high levels of feed conversion, which ensure high productivity.

BRANDS, PORTFOLIO, CATEGORIES AND PRODUCTS

The consolidation of BRF as a dynamic company that builds value from the strength of its brands and innovation of its products came from a great job throughout 2013, which aims to make the business less sensitive to narrowing of margins of commodities through portfolio rationalization and revitalization of products and categories.

The five most important brands of the Company: Sadia, Perdigão, Batavo, Elegê and Qualy began to be reassessed in light of BRF group to maximize every consumers needs and fill gaps in the market due to each of them, considering not only value propositions, but also consumer profile and consumption occasions.

The approach to simplify the portfolio includes the involvement of the entire value chain, from the factory lines to the sales team, putting e orts on the most profitable and desired products both in domestic and international markets, i.e., the change involves extensive research and organization. However, new waves of release are also expected, from the expansion of families, as Qualy line to the revitalization of old products, such as burgers and sausages, with technology at the service of consumer trends.

TECHNOlOGICAL INNOVATION

Innovation for BRF is not restricted to its products, also involving their business processes. The pioneering technology has been recognized in 2013, when it stood out in the ranking of Information Week magazine as one of 100 most innovative IT companies in Brazil. The project that led to the award was the Mobile Platform for Sales Team (Palm), which increased the productivity of sellers by providing complete and fast interface to perform orders, inventory accounting and routing of visits.

But in scale, the breakthrough of IT in the year was the global systems platform that incorporated the operations in Argentina and the Middle East, unifying almost 100% of the operations - it yet does not cover Chile, Uruguay and Russia. In addition, we consolidated the Business Intelligence tool that standardizes the management model and the indexes before measured in di erent ways.

Another improvement was the development of talent management platform to measure performance with global and individual goals. Called the Excellence in People Management consists of a module of SAP that consolidates all numbers and information on Human Resources, facilitating the research and management. The optimization of the supply issues also occurred with better qualification of suppliers of projects and software factories.

LOGISTICS AND DISTRIBUTION NETWORK

Integrating planning, purchasing, sourcing, production and delivery, supply chain area of a company with the chain as long as of BRF, has one of the most complex logistical operations in Brazil. In 2013, this logistic movement recorded between 220 and 230 thousand tons per month distributed only in the domestic market, from 28 distribution centers and 48 transshipment points, with 2.8 thousand vehicles that performed an average of 30 thousand deliveries per day. For 2014, there will be growth of 12 new transshipment points and three new distribution centers.

The major changes in 2013 happened in the operation of distribution centers. In february, BRF began operations at a new site in Duque de Caxias (RJ) and in march migrated from a warehouse operated by third parties to a warehouse with own operation in São José dos Pinhais (PR). In São Paulo, synergy of old CDs of

Perdigão and Sadia was completed in september, with the requalification of the portfolio of each site: The DC of Embu started to serve the capital and Jundiaí the interior of the state, both operating all brands. The DC of Salvador gained an automated dispatch system, the most modern of the Company, with picking sensors that ensure eciency in the c onference and equate the demand for labor.

Covering other areas that go beyond the supply, a new project will revolutionize this area in 2014. Called Phoenix, it is an initiative that crosses the areas of production, marketing, supplies, logistics and sales. The project includes a revival of the Company with a unique customer basis and a simpler process, applicable to all brands and geographies without bureaucracy.

PRODUCTiON STRUCTURE

The geographical capillarity of production units is a major competitive advantage of BRF, that wants to further increase its geographical distribution in the domestic market, optimizing resources and streamlining processes. In addition, its biggest and most modern margarine factory was inaugurated in December 2013. Located in Vitória de Santo Antão, 50 kilometers from Recife (PE), the unit had contribution of R$ 150 million. The plant is strategic for the logistics competitiveness and supply of products especially for the Northeast and North of the country for being centered between major markets in the region - Recife, Salvador and Fortaleza, in addition to having easy access to the port of Suape, which facilitates the arrival of raw material and product destination for northern via coastal route. This logistical advantage makes the final price of the product more competitive.

PEOPLE

Key element to the achievement of business success, BRF is aware that it just became a big company for the performance of its personnel and that will only keep this position in the market, in the society and in the communities in which it participates to continue giving attention to employee and valuing his work. This new phase will focus on improving the management of this important intangible asset, based on merit and on the clear definition of the role of each area and professional and the development of robust and sustainable processes. The focus is on the ecient f ormation of teams that operate globally without leaving aside the SSMA, this process pro-life that requires constant attention.

Annual Report 2013 29

FINANCIAL AND BUILT CAPITAL

SECTOR SCENARIO

Internal Market:
The Brazilian Central Bank's Focus survey of January 24, 2014 estimated Brazilian GDP growth at 2.3% in 2013, the lowest for the last two years.

PEDAÇOS
Batavo
Pensado para sua natureza

30

DESPITE HAVING A FULL SCHEDULE,

DIEGO

MAKES SURE HE LIVES A HEALTHY LIFE. TO START THE DAY WELL THERE HAS TO BE FRUITS, MEATS AND YOGURT IN THE BREAKFAST.

31

This weakness stems principally from factors such as stagnation in industrial output, a low level of sector competitiveness in overseas markets as well as declining investments and only a modest demand on the part of consumers. One of the key objectives of current economic policy, consumption failed to produce the expected results due to government focus on maintaining price increases within the inflation band target.

In addition, the inflation rate measured by the Amplified Price Consumer Index (IPCA) was 5.9% in 2013, in line with a trend of relatively high inflation rates when compared with the central inflation target of 4.5%. This result frustrated government expectations of ending 2013 recording a lower inflation rate than 2012 (5.8%). The IPCA for 2013 also came in above what the market had been forecasting of approximately 5.5% (as per the Central Bank’s Focus report of January 2, 2013). During 2013, the Brazilian government implemented fiscal and monetary policies in an attempt to control inflation. These measures included the control of oil derivative prices, the reduction in electricity tari s to the consumer and tax breaks granted to the automobile and electrical-electronic goods sector. A further anti-inflation measure was to increase the Central Bank’s benchmark Selic interest rate.

The Central Bank reported an accumulated Selic rate as at December 31, 2013 of 9.9%. This had a direct impact on the reduction of investments due to the greater attractiveness of government bonds and conversely on credit, by limiting supply to consumers. The reduction in personal credit ran pari passo with the decline in the Consumer Confidence Index (ICC). The ICC reported a fall of 6.1% in 2013 and was reflected in the deceleration of consumer expenditure. On the other hand, the recorded volume of delinquencies fell 4.4% in the month of December compared with 2012. This was the fourth consecutive decline and the sharpest fall since the inception of the historical series calculated as from January 2012 by the Credit Protection Service and the National Retail Directors’ Confederation (CNDL).

In the supermarket sector, LCA Consultores (view as of January 2014 based on National Statistics Oc e – IBGE data) is expecting invoicing levels of sales in 2013 to show an improvement of 12% (against an increase of 16% in 2012). The consultancy estimates a more accelerated growth rate for 2014 (14% year-on-year), principally reflecting a reaction in sales volume. In relation to restricted nominal retail sales as a whole, LCA is forecasting year-on-year sector growth of 11% in 2014, growth levels similar to what was expected in 2013 vs. 2012.

Brazilian exports

A month-on-month comparison reveals an increase in volume and value of 5.4% and 4.2% (US$) respectively of Brazilian exports of chicken meat. For 2013 as a whole, shipments were slightly down on the total exported in 2012 in volume terms (-0.7%) albeit the improved average price permitted a growth of 3.4% in turnover. In the context of pork meat exports, 4Q13 posted a decline of 13.9% in volume and 9.6% in billings (US$) when compared with the preceding quarter. For the full year, there was also a decline in both parameters of 11% and 9.1%, respectively. Animal protein in the form of beef recorded strong growth in 2013. Shipments in 4Q13 reported quarter-on-quarter growth of 1.3% and a 19.7% year-on-year increase. For the full year, there was an improvement both in relation to export volume (19.5%) and in terms of US$ sales (13.6%) in spite of a decline in average prices relative to 2012.

The volume of Brazilian chicken meat exports in 4Q13 amounted to 1.0 million tons. Annual export volume totaled 3.9 million tons corresponding to sales of US$ 8.0 billion. Saudi Arabia, Japan and China continued to account for the larger part of export transactions (together representing 36.3%). All three countries saw an increase in volumes in relation to Brazilian exports in 2012.

Pork shipments in 4Q13 were 128 thousand tons. Exports for the full year were 517.3 thousand tons, with an increase of 2.2% in average price and equivalent to sales of US$ 1.4 billion. In spite of higher average prices, the reduction in sales is largely due to lower export volume to the Ukraine. Twice during the year, the Ukrainian authorities suspended Brazilian imports – the first time in 2Q13 and again in the middle of November. Russia and Hong Kong took approximately 49.5% of Brazilian pork meat exports by volume. Worthy of note in this context was the first shipment of in natura pork to Japan, the largest consumer market in the world and o ering major export potential.

Beef was the highlight of the year with shipments in 4Q13 totaling 415 thousand tons. For the year as a whole, volumes of protein in the form of beef were 1.5 million tons on sales of US$ 6.7 billion. Brazilian exports to Russia, Hong Kong and Venezuela were the leading drivers of demand.

WORLD POULTRY PANAROMA*

Thousand tons – "ready to cook" equivalent
*Chicken, special poultry and turkey

Production

20,159
19,581
13,706
13,506
13,555
13,290
11,875
11,735
3,625
3,420
3,405
3,150
26,164
24,376
USA
China
Brazil
UE-27
India
Russia
Others
2014[1] increase
2013[2]
1 Estimated
2 Preliminary
Source: USDA/Oct13

Exports

3,805
19,581
3,460
13,506
1,235
13,290
580
11,735
440
3,420
415
3,150
1,202
24,376
Brazil
USA
UE-27
Thailand
Turkey
China
Others
2014[1] increase
2014[1] decrease
2013[2]
1 Estimated
2 Preliminary
Source: USDA/Oct13

WORLD PORK PANORAMA

Thousand tons – equivalent carcass

Production

54,700
53,800
22,450
22,450
10,785
10,508
3,435
3,370
2,300
2,190
2,260
2,220
12,994
12,976
USA
China
Brazil
UE-27
India
Russia
Others
2014[1] increase
2013[2]
1 Estimated
2 Preliminary
Source: USDA/Oct13

Exports

22,000
22,000
2,390
2,292
1,245
1,245
620
600
265
250
190
185
333
286
UE-27
USA
Canada
Brazil
China
Chile
Others
2014[1] increase
2014[1] decrease
2013[2]
1 Estimated
2 Preliminary
Source: USDA/Oct13

WORLD BEEF PANORAMA

Thousand tons – equivalent carcass

Production

11,018
11,702
9,900
9,600
7,760
7,690
5,750
5,367
3,950
3,750
2,840
2,800
17,407
17,306
USA
Brazil
UE-27
China
India
Argentina
Others
2014[1] increase
2014[1] decrease
2013[2]
1 Estimated
2 Preliminary
Source: USDA/Oct13

Exports

1,940
1,800
1,750
1,650
1,545
1,530
1,043
1,115
536
547
415
380
1,973
1,881
Brazil
India
Australia
USA
New Zealand
Uruguay
Others
2014[1] increase
2014[1] decrease
2013[2]
1 Estimated
2 Preliminary
Source: USDA/Oct13

Annual Report 2013 33

EXPORTS AVERAGE PRICE – PORK
US$/kg

2.63
2.57
Ch.:+2.16%
dec13/dec12
jan feb mar apr may jun jul aug sep oct nov dec
2013
2012
Source: ABIPECS

EXPORTS AVERAGE PRICE – POULTRY
US$/kg

1.97
2.05
Ch.: +4.1%
dec13/dec12
jan feb mar apr may jun jul aug sep oct nov dec
2013
2012
Source: UBABEF

GRAINS PRICE – CORN
R$/bag (60 kg)

Ch.: -23.8%
dec13/dec12
32.32
24.63
jan feb mar apr may jun jul aug sep oct nov dec
2013
2012
Source: Safras & Mercados

GRAINS PRICE – SOYBEAN (BRAZIL)
R$/ton

Ch.: +10.6%
dec13/dec12
1,278.82
1,156.67
jan feb mar apr may jun jul aug sep oct nov dec
2013
2012
Source: Safras & Mercados

MILK PRICE
R$/litre

Ch.: +16.6%
dec13/dec12
0.89
0.85
jan feb mar apr may jun jul aug sep oct nov dec
2013
2012
Source: CEPEA

EXCHANGE RATE
R$ x US$

2.34
2.14
jan feb mar apr may jun jul aug sep oct nov dec
2013
2012
Source: Bloomberg

OPERATiNG PERFORMANCE

PRODUCTION

BRF produced 5.4 million tons during the year, 6.3% less than 2012 as a whole, due to the sale of a hog slaughtering unit in may 2013. In addition, in line with an adjustment of demand there was a decrease in the pork slaughter and lower production of processed products.

PETS BY BREEB |GRI G4-FP9|

new routes based on the economic potential of the regions were defined, allowing the most appropriate redistribution of sellers. Moreover, the operation gained productivity thanks to the technology and since july 2013 smartphones equipment used by sellers now have applications with better features that enable greater support and sales management.

Always based on innovation, strategy enables synergy and productivity in the operation of the internal market, through intelligence logistics regionalizing factories and distribution centers, making distribution cheaper and more ecient.

Focused on market development, BRF pursues three directions: conquer new customers, promote new consumption occasions and new uses, and add new benefits. Between releases of the internal market of 2013, the Greek yogurt of Batavo, which increased from 1% in June to 8% of market share at the end of the year, and the lines Arroz Mais, Pizzeria and Sandubas Hot Pocket, in the convenience platform were the highlight.

Revenues from the domestic market reached R$ 13.0 billion, 2.8% more than 2012 with more representative growth in the first half of the year. Volumes were 13.0% smaller and had an operating profit of R$ 1.3 billion in this segment 30.3% higher, moving the operating margin to 10.2% versus 8.0% in 2012. If we make the same analysis and withdraw other sales from the numbers of the internal market we pass to R$ 12.0 billion in the year, 2.7% higher compared to the previous period, with volumes 9.5% lower mainly due to the increase in average price, which was 15.2% in the period. The operating result would be 10.7% compared to 8.4% in the same period last year.

INTERNATIONAl MARKET

For the international market, 2013 was a year of significant challenges when BRF pursued more intensely transforming from large exporter to a global company, aiming to be able to act with deep knowledge of local consumers and customers in markets defined as strategic, while replicates in those markets the pillars of its operating model in Brazil. Deviating from the idea of conquering all markets from an export platform, the mission evolved to establish leadership positions in specific regions in which the fundamental pillars of brands, distribution and product quality can ensure profitability and growth coveted by shareholders.

A new organizational model was defined with the creation of the position of International CEO and there was an intensification of talent management with a view to greater cultural diversity and deepening of the knowledge of consumers globally.

The international situation remained challenging, with a backdrop of depressed prices in some major markets, as well as the continuation of the gradual loss of competitiveness of Brazil. Nevertheless, the

Production	2013	2012	Ch. (%)
Poultry Slaughter
(million of heads)	1,796	1,792	-
Pork/cattle slaughter
(thousand heads)	9,744	10,874	(10)
Production (thousand t)
Meats	4,102	4,269	(4)
Milk	802	989	(19)
Other processed
products	510	522	(2)
Feed and concentrates
(thousand)	11,036	11,832	(7)

INTERNAl MARKET

The aim of making BRF a company directed to the customer and the consumer guided all the work of the internal market in 2013. To enable the full success of this purpose, the organizational structure was restructured, including the creation of the oc e of Brazil CEO to lead redesign of all processes, as well as the reorientation of go-to-market process (GTM).

The aim is thus to improve the quality of service so that the customer perception achieves a maximum level of satisfaction within the next few years.

The model developed to establish excellence in service is based on an evolution in the way of understanding the business, which is now seen three-dimensionally in the category, geography and channel. Thus, the service provided to the same customer began to consider di erent aspects, because not always a product or service well accepted in the south region, for example, is part of the consumption habit in the northeast region. The change addresses customization without complexity with simplified procedures and adoption of criteria to intensify eciency and agilit y.

The new GTM model consolidates sales, creating the figure of BRF seller, prepared to o er a complete portfolio, gathering Sadia, Perdigão, Batavo, in natura and other brands together. Aiming to gain productivity, areas in which sellers did not arrive were mapped and

Annual Report 2013 35

international market has reached better results than 2012. The economic situation was defined by higher grain prices than anticipated, however, the exchange rates also fluctuated above expectations, reestablishing some right balance of profitability equation, allowing end the year with exciting prospects for 2014.

The international strategy was revised within BRF-17, becoming more assertive in its objectives: growth through continuous qualification of product portfolio, development of markets and channels, and greater penetration of products with strong brand. The long-term plan includes balanced growth by organic growth of the operations and selective acquisitions in key regions such as the Middle East, Latin America and Asia.

In 2013, the Company exported 2.5 million tons, reporting growth of 1.5% in relation to 2012. Important price hikes successfully passed on during the year (15.9%) had the contribuition of a devaluation of the Real in 10.4% and resulted in a growth of 12.9% in net export revenue to R$ 13.1 billion. Despite some adverse factors impacting Company performance during the year, the quest for a better return even at the expense of volume, in the end produced a positive global result. The Company ended the year reporting operating profit of 3.0%, an improvement on the 1.3% in 2012.

Saudi Arabia remains the main export destination of whole chicken, totaling 48.3% of the volume exported to the Middle East. Importantly, the cooperation agreement signed between BRF and Americana Group in late december, by which companies are conducting a strategic analysis in order to act collaboratively in the region.

Below, comments on key markets:

Middle East - This region includes the most relevant part of the countries of the “block” called MENASA (Middle East, North Africa and Southeast Asia) that integrate the most strategic region for the internationalization process of BRF. Leader in the region, with strong brands and increasingly consolidated distribution model, the Company began in 2012 the construction of the food processing plant in Abu Dhabi, United Arab Emirates, scheduled to open in mid-2014. With investments of US$ 160 million, the plant will have a production capacity of approximately 80 thousand tons /year between breaded products, hamburgers, pizza, processed and marinades. Local production of processed food also allows o ering flexibility and adaptation of products to regional demands and expansion of portfolio in the food service channels. It is noted that in 2013 there was growth of 7.9% in net revenues and a decrease of 2.3% in volume in the aforementioned region.

Africa - Africa established itself as one of the major potential markets of BRF due to increasing consumption of animal protein. Currently, we export to Africa products made in more than 30 factories in Brazil in partnership with local distributors in Morocco, Libya, Ghana, Congo, Angola, Mozambique, Mauritius, Seychelles and 15 other countries. Over the past two years, we expanded the sales team and created a regional marketing department, which developed in 2013 campaigns to strengthen Sadia brand.

For the year, we obtained net income 2.5% higher even after a fall of 8.2% in volume exported by BRF. The last half was marked by high inventories of griller in Angola, Africa’s main market. Libya, another major importer of griller, is going through financial diculties, r eflected in lower volumes.

Far East - The Japanese market su ered continued high inventories recorded in 2012, which pushed prices and margins, but there was improvement at the end of the year and the trend for 2014 is normal inventories. The pork market opened in june and BRF was the first brazilian company to export pork to Japan. The opening of a trade oc e in Seoul, South Korea, will strengthen the goal of expanding its customer portfolio and developing new markets in the region.

The year 2013 was marked by net revenues of R$ 2.7 billion, an increase of 13.4% compared to 2012. Yet compared with the previous year, there was an increase of 2.2% in volumes.

Americas - After taking control of Quickfood in Argentina, owner of brand Paty, leader for burgers, and production of companies as Avex and Dánica, BRF worked in 2013 on the integration of these businesses and unification of processes, using the distribution chain to expand the marketing of brands Paty and Sadia in Argentina, Uruguay, Paraguay and Chile. Despite the adverse economic environment and increasingly complex environment of business in Argentina, the main market in the region, the Company remains convinced of the merits of long-term performance of the Southern Cone region where it holds solid portfolio of brands, distribution and local production capacity.

In the full year net revenue increased 50.4% and volume 27.4% due to contribution of Quickfood in the results fully in 2013.

Europe/Eurasia - In 2013, there was an improvement in product mix and price recovery, especially in the second half, when they experienced the first conclusive signs of an economic recovery on the continent. A new line of high quality products made from chicken breast of brand Chixxs, such as nuggets, developed in Plusfood plant, was well received in the UK and Benelux (Belgium, Netherlands and Luxembourg) markets. Italy also started to grow with brand Speedy Pollo with a quite interesting distribution model to be replicated in other markets in the region.

In 2013 there was a decrease in the volume of 3.6% with increase of 8.9% in net revenue, result of a higher average price. Germany, Great Britain and Netherlands remained as the main destinations of BRF in the market, totaling together 60.9% of exports of the European block.

In Eurasia, there is a decrease of 26.8% and volumes and 13.1% of reduction in net revenue. The year was marked by two Ukrainians bans on Brazilian exports, allegedly for health issues, one in the second quarter and another in the fourth quarter.

DAIRY

The Brazilian dairy product market rose 16.3% reaching approximately R$ 18.4 million driven largerly by the yogurts, fermented milks, petit suisse and powdered milk products, data Nielsen.

The dairy segment of BRF has 10.8% of interest in share value, keeping the 3rd place, behind Nestlé and Danone.

The company’s strategy to focus on a mix of higher added value with reduced dependence on UHT milk permeated the year 2013, which helped the business have more positive results. In the full year of 2013 vs 2012 we had increase by 3.5% in net sales totaling R$ 2.8 billion, with volume 15.4% less than and average price 24.2% greater than 2012. The average cost was 19.3% above, driven by the high cost level of milk collection in the field during the year. Operating income reached R$ 60.1 million, representing an increase of 2.3 percentage points.

FOOD SERVICES

The year 2013 was marked by significant challenges for the food service market and for our business area focused on this market.

Macroeconomic factors - such as inflation in services, occupancy costs of commercial space and labor and reduction of income available - negatively impacted consumption of the new middle class, which in recent years has gained access to food courts, but could not make this a habit. Moreover, the lack of security was vital for the result of first semester: street protests and robberies in restaurants influenced the 10% drop in consumption of food outside home in São Paulo, major national market.

However, two key issues have led to an increase in the contingent who chooses to eat out: increasingly professionalized growth of structured chains, through franchises with contracts with a maturity of medium term implementation, and the evolution of procurement centers industry, which expands on a large scale, especially in the countryside, driving strategy to expand Food Services transactions beyond the Rio-São Paulo. For BRF, the food service business in 2013 was focused on the optimization of operations. The focused look at internal processes led to the capture of synergies in the sales force: 75% of the sales team was unified throughout the year and is expected to complete 100% in early 2014.

The innovation was directed at the concept of professional portfolio, developing specific products for the food service and it does not necessarily replicate the retail products. In this conception, the highlights are Creme Culinário Elegê and Chicken McBites. The first gathered milk and vegetable base in a tasty alternative to cream in cooking savory recipes such as estrogonofes, lasagne, pies and pastries also in sweet recipes like cakes and pies. The second consists of small cubes of breaded chicken breast of McDonald’s, launched in June and delivered in over 700 chain restaurants in Brazil, Paraguay and Uruguay.

The structure of relationship service and sales sta training were also expanded during the year, as well as the amount of chefs, who also had a mission to patronize the six finalists of the contest Chef of the Future. Proposed by BRF in partnership with colleges Anhembi Morumbi, FMU and Senac São Paulo, the contest challenged students of Gastronomy from these schools of São Paulo to create a product that facilitates the everyday of life of cooks: 200 applicants submitted proposals, surpassing by 42% the initial expectation of 140 subscriptions. In 2014, the contest will have national reach.

The pursuit of productivity through excellence in performance will also continue in 2014, when new segmentation that classifies customers by value and not by type of business will be implemented. With a totally dedicated performance, the sale of kits had considerable growth in the year (16%) and was closed with record advance, enabling excellence in delivery logistics and after sales of more than 2 million kits. Thinking about the needs of customers, Perdigão brand betted on innovation and convenience, with thermal backpacks in some of its kits for the customers to carry their gift more comfortably. Brand Sadia brought the signature of designer Marcelo Rosenbaum in its kits, following the contemporary, sophisticated line, betting on the versatility of a bag that can be used in three di erent ways: shoulder bag and backpack. In the international market, in 2014 we will begin the expansion of the model by assessing the markets of Europe, the Southern Cone and the Middle East where there is already a team, structure and some volume.

In the full year of 2013 vs 2012 we ended with revenue growth of sales of 3.1%, reaching R$ 1.6 billion, even with volume 5.7% lower due to the reflection of the economic scenario presented. The average cost was 7.9% above the level of 2012. Operating profit was 7.5% above reaching R$ 177 million, reflecting the e ort to reduce operating expenses.

FiNANCIAL AND ECONOMIC PERFORMANCE

Net operating sales:

In 2013, net operating revenue reached R$ 30.5 billion, an increase of 7.0%, benefited mainly by the good sales performance achieved in the first half of the year in the domestic market and revenue recovery in the external market (benefiting from further devaluation of 10.4% of the Real against US Dollar). Average prices increased by 15.6% in the period compared to 2012 with a 7.4% lower volume.

Cost of Sales (COGS)

Cost of sales increased by 4.0%, to R$ 23.0 billion. The main increases were registered in the following items: 1) hand labor, 2) soybean meal, 3) increase indexed items for exchange such as: packaging, vitamins, 4) freight.

Gross Profit and Gross Margin

Gross profit totaled R$ 7.6 billion, an increase of 17.3% compared to the previous year, with gross margin of 24.8% against 22.6%, depending on the onlending of price and improvement of mix in the domestic market, and and feeding conversion yield improvements in slaughter.

Operating Expenses

Operating expenses totaled R$ 5.1 billion, an increase of 8.1% especially impacted by the increase in administrative costs of hiring external consultants to support the projects of the Acceleration Plan and Strategic Planning of BRF, in addition to increases related to IT (Information Technology). We also have some impacts because of higher costs related to Christmas marketing in the 4Q13.

Other operating expenses

In the light of CPC 33, which retroactively amended the accounting policies previously adopted for measuring and disclosing employee benefit plans, the figure shown in the other operating expenses account for 2012 has been adjusted. The amount for the item in question was increased from R$ 179.6 million to R$ 245 million in 4Q12 and from R$ 381 million to R$446 million for the full year 2012. The principal adjustments were in the complementary pension defined benefit plan – FAF, amounting to an expense of R$85.4 million and a revenue of post-employment benefits – Healthcare Plan of R$19.9 million.

In 2013, we recorded some non-recurring expenses arising from the Restructuring Plan and impacting this line. These expenses included adjustments to personnel as a whole and executive sta and the engagement of c onsultancies amounting to R$ 71.1 million in 4Q13. In 4Q13, we froze some investments for increasing capacity as part of our strategic plan and have already provisioned the partial impact representing R$34.6 million to this end. A further R$6.1 million was provisioned in the quarter for the rationalization of Domestic Market and Food Service SKUs. These non-recurring expenses totaled R$111.7 million impacting other operating expenses of R$ 193.6 million in the quarter and of R$ 535 million in the full fiscal year. This translated into a decrease of 21% in the quarter but an increase of 20% for 2013 as a whole compared with the adjusted number for 2012 (as mentioned above).

Annual Report 2013 39

In the light of the high level of exports, the company conducts operations in the derivatives market with the specific purpose of currency hedging.

Operating income before financial and operating margin

In 2013, we had an operating income before financial income of R$ 1.9 billion, 48.1% above the income recorded in 2012, with 1.8 improvement of percentage point in operating margin reported. This is mainly due to the gradual recovery of revenue in the domestic market and the devaluation of the exchange rate, which helped the income in the external market.

Financial expenses

The net financial expenses amounted to R$ 259.7 million in the quarter, 185.5% more than 4Q12 and R$ 747.5 million for the 12 month period 2013, 31.0% higher than 2012. This increase was largely due to the higher gross debt and interest charges as well as the impact of the foreign exchange translation e ect.

In the light of the high level of exports, the company conducts operations in the derivatives market with the specific purpose of currency hedging. In accordance with hedge accounting standards (CPC 38 and IAS 39), the company uses financial derivatives (for example: NDF) and non-derivative financial instruments (for example: foreign currency debt) for hedge operations and concomitantly, to eliminate the respective unrealized foreign exchange rate variations from the income statement (under the Financial Expenses line).

The use of non-derivative and derivative financial instruments for foreign exchange protection permits a significant reduction in net currency exposure of the balance sheet, this reverting an exposure with a sold position of USD 80.4 million “sold” in 3Q13 to a USD 28.7 million “bought” position at the end of the fourth quarter.

On December 31, 2013, the non-financial derivative instruments designated as hedge accounting for foreign exchange cover amounted to USD 600 million. In addition, the financial derivative instruments designated as hedge accounting according to the concept of a cash flow hedge for coverage of highly probable exports in their respective currencies, totaled 793 million + EUR 107 million + GBP 33 million and also contributed directly to the reduction in currency exposure. In both cases, the unrealized result for foreign exchange rate variation was booked to other comprehensive income.

As of December 31, 2013, the company’s net debt was R$ 6.8 billion, 3.4% less than reported for December 31, 2012, resulting in a net debt to adjusted EBITDA ratio (last twelve months) of 1.87 times.

Equity

The equity income generated by the interest in income of aliat es and Joint Ventures in 2013 represented a gain of R$ 13.3 million compared to a gain of R$ 22.4 million in the previous year, representing a reduction of R$ 9.1 million, mainly due to the income of the aliat e Federal Foods.

Income tax and social contribution

In the period the expenditure totaled R$ 145.3 million against a revenue of R$ 26.4 million in the previous period, representing a negative e ective rate of 12.0% and positive of 3.3%, respectively. The main factors that lead the Company to have a less than the nominal e ective rate are related to the tax benefit on payment of interest on shareholders’ equity, investment subsidies, and exchange variation on investments abroad.

Interest of minority shareholders

Income attributable to minority shareholders of subsidiaries in Argentina, Middle East and Europe, represented in 2013, R$ 4.4 million negative against R$ 7.4 million negative in the same period last year.

Net Income and Net Margin

In 2013 we reached R$ 1.1 billion net income, 38% more than in 2012, with net margin of 3.5% compared to 2.7% in 2012, reflecting the best scenario for exports of the Company, summed up to the onlending of domestic prices, mitigating the pressure of gross margin even with consumption decline in the domestic market.

EBITDA

Adjusted EBITDA totaled R$ 3.6 billion, 35.3% more than the same period in 2012, with adjusted EBITDA margin of 11.9% compared to 9.4% recorded in the full year of 2012. EBITDA reached R$ 3.1 billion in the full year (2013), 37.2% more than total of 2012, with EBITDA margin of 10.3% compared to 8.0%.

Incentives

BRF enjoys fiscal and financial incentives at the federal, state and municipal levels, as an incentive to local production or marketing and socioeconomic development of the regions, usually with an o setting investments in generation of direct and indirect jobs. At the federal level, we highlight the Reintegra programs, payroll exemption for poultry and pork industries, and incentives for technological innovation of the Law of Goods (Law no. 11,196). Incentives received at the state level are linked to the Tax on Circulation of Goods (ICMS) and created to attract investment, as Fomentar (GO), Prodepe (PE) and Prodeic (MT). |GRI G4-EC4|

ADDED VALUE

The value added that reflects the aggregated wealth by business activity, totaled R$ 11.7 billion, 15% more than the previous year. The value represents the di erence between gross revenue of BRF and the amounts paid for materials and services purchased from third parties, depreciation and amortization. Of the total, 32.0% were distributed to government and society, as taxes and contributions; 38.4% to employees (salaries, benefits and payroll taxes); 20.5% to lenders (financial expenses and interest) and 9.1% to shareholders (interest on shareholders’ equity and withholding).

				ADDED VALUE DISTRIBITION
EBITDA (ADJUSTED)				R$ million
R$ million
				AVD	2013	2012	Ch. %
	2013	2012	Ch. %	Human Resources	4,475	4,035	11
Net income	1,062	770	38	Taxes	3,741	3,520	6
Income tax and social				Interests	2,392	1,852	29
contribution	145	(25)	-	Interest on shareholders’
Net financial expenses	748	571	31	equity	724	275	164
Depreciation and				Withholding	338	495	(32)
amortization	1,176	967	22	Interest of minority
= EBITDA	3,131	2,283	37	shareholders	4	7	(41)
Other operating results	505	413	22	Total	11,675	10,184	15
Equity Accounting	(13)	(22)	(39)
Non controlling
shareholders	4	7	(37)
= adjusted EBITDA	3,627	2,680	35

DEBT PROFIlE
R$ million
			As of 12.31.13		As of 12.31.12
Debt profile - R$ million	Current	Non current	Total		Total	Ch.%
Local currency	(2,415)	(1,657)	(4,073)		(3,890)	5
Foreign currency	(638)	(5,827)	(6,466)		(5,882)	10
Gross debt	(3,053)	(7,485)	(10,538)		(9,772)	8
Cash investments
Local currency	935	155	1,091		1,209	(10)
Foreign currency	2,663	-	2,663		1,545	72
Total cash investments	3,598	155	3,754		2,753	36
Net accounting debt	545	(7,329)	(6,784)		(7,018)	(3)
Exchange rate exposure			(87)		(412)	(79)
US$ million

SALES
		Thousand tons				R$ million
Domestic market	2013	2012	Ch.%	2013	2012	Ch.%
In Natura	407	463	(12)	2,439	2,263	8
Poultry	275	329	(16)	1,492	1,351	10
Pork/beef	132	134	(2)	947	911	4
Processed	1,498	1,643	(9)	9,599	9,462	1
Other sales	324	456	(29)	941	894	5
Total	2,229	2,562	(13)	12,978	12,619	3

		Thousand tons				R$ million
Exports	2013	2012	Ch.%	2013	2012	Ch.%
In Natura	2,018	2,101	(4)	10,159	9,436	8
Poultry	1,750	1,795	(3)	8,262	7,569	9
Pork/beef	268	306	(13)	1.897	1,867	2
Processed	447	372	20	2,914	2,182	34
Other sales	55	9	529	56	8	627
Total	2,520	2,482	2	13,129	11,626	13

		Thousand tons				R$ million
Dairy	2013	2012	Ch.%	2013	2012	Ch.%
Dry division	543	700	(22)	1,446	1,475	(2)
Fresh and frozen division	253	278	(9)	1,282	1,178	9
Other sales	103	85	21	80	60	33
Total	899	1,063	(15)	2,808	2,714	3

		Thousand tons				R$ million
Food Service	2013	2012	Ch.%	2013	2012	Ch.%
Total	217	230	(6)	1,606	1,558	3

		Thousand tons				R$ million
Total	2013	2012	Ch.%	2013	2012	Ch.%
	5,865	6,337	(7)	30,521	28,517	7

CASH FLOW
R$ million
	2013	2012	Ch.%
Operating Activities
Result for the fiscal year	1,062	770	38
Adjustments to the result	2,666	2,837	(6)

Changes in assets and liabilities
Accounts receivable from clients	(188)	90	-
Inventory	(111)	(362)	(69)
Biological Assets	165	(215)	-
Interest on Shareholders' Equity received	22	9	148
Suppliers	402	669	(40)
Payment of contingencies	(285)	(203)	40
Interest payments	(568)	(495)	15
Payment of income tax and social contribution	(2)	(98)	(98)
Salaries, social obligations and others	156	(561)	-
Net cash provided by operating activities	3,319	2,443	36

Investment Activities
Financial investments	125	46	175
Investments in restricted cash	(6)	(14)	(56)
Acquisition of companies	-	(11)	-
Capital Reduction	(18)	-	-
Other investments	(55)	(52)	7
Acquisition of fixed assets	(1,268)	(1,884)	(33)
Acquisition of biological assets	(502)	(494)	2
Revenue from the sale of fixed assets	266	51	419
Intangible investments	(55)	(15)	273
Cash from (invested) investment activities	(1,512)	(2,373)	(36)

Financing activities
Loans and financing	(153)	911	-
Interest on shareholders' equity	(579)	(440)	-
Acquisitions of treasury shares	(79)	-	-
Selling of treasury shares	53	13	296
Goodwill on acquisition of non-controlling shareholders	-	(34)	-
Cash from (invested) in financing activities	(757)	450	-

Currency variation on cash and cash equivalents	148	43	245

Net increase (decrease) in cash held	1,197	564	112

Cash and cash equivalents at the beginning of the period	1,931	1,367	41
Cash and cash equivalents at the end of the period	3,128	1,931	62

Annual Report 2013 43

DOMESTIC MARKET

DOMESTIC MARKET
MEATS
PROCESSED
SPECIALTY MEATS
Sausages
Salamis
Hams
Frankfurters
Pâtés
Bacon
Sliced cuts
Portioned cuts
Cold cuts
Others
FROZEN
Hamburgers
Meatballs
Kibbehs
Breaded products
Steaks
Ready-made meals
Snacks
Pizzas
Appetizers
Cheese Bread
Vegetables
Frozen foods
Soy line
Potatoes
Savory pies
Sweet pies
Mousses
Sandwiches
Specialties
Sweets
IN NATURA
PORK
Cuts
Savory pastries
BEEF
Cuts
POULTRY
Whole
Cuts
FESTIVE LINE
Special Poultry
Turkey
Pork
Seasoned cuts
Cuts:
- poultry
- turkey
- pork
Smoked items
OTHER PROCESSED PRODUCTS
Margarines
Light line
Fresh pasta
Sauces
DAIRY
PROCESSED
Yogurts
Petit suisse
Desserts
Fermented Milk
Flavored Milk
Cheese
Butter
Cream
Sauces
Juices
Milk candy
Condensed Milk
Milk drinks
Cheese spread
MILK
Milk
Pasteurized
UHT Milk
Powdered milk
FOOD SERVICES
Toppings
Mayonnaise
Ketchup
SOYBEAN /OTHERS
Feed
Soy meal

44

EXPORTS

Poultry cuts
Pork cuts
Beef cuts
Whole poultry
Frozen
Industrialized
Butter
EUROPE
Poultry cuts
Pork cuts
Beef cuts
Whole poultry
Frozen
Industrialized
Butter
EURASIA
ASIA
MIDDLE EAST
AMERICA'S
AFRICA
Poultry cuts
Pork cuts
Beef cuts
Whole poultry
Frozen
Industrialized
Dairy products
Poultry cuts
Pork cuts
Beef cuts
Whole poultry
Frozen
Industrialized
Margarines
Poultry cuts
Pork cuts
Beef cuts
Whole poultry
Frozen
Industrialized
Margarines
Frozen vegetables
Dairy products
Poultry cuts
Pork cuts
Beef cuts
Whole poultry
Frozen
Industrialized
Margarines

Annual Report 2013 45

INVESTMENTS

Investments in Capex during the quarter amounted to R$ 376.8 million, 44.3% less than the same period in 2012 and directed to growth, eciency and suppor t projects. This amount includes R$ 120.1 million of investments in biological assets (breeder stock) for meeting the requirements of growth projects. For the fiscal year as a whole, investments (CAPEX) amounted to R$ 1.5 billion, R$ 501.8 million of this as investments in biological assets. In addition, during the period, there were a further R$ 164.8 million in leasing operations and R$ 22.5 million in acquisitions and other investments.

Principal disbursements were made to investments in increased production capacity in Videira (SC), Ponta Grossa (PR), Paranaguá (PR), Tatuí (SP) and Uberlândia (MG); new plants under construction: margarine (Vitória do Santo Antão- PE); cheeses (Três de Maio - RS); expansion of slaughtering facilities at the industrial units of Nova Mutum (MT) and Dourados (MS); and the processed product plant in the Middle East. Investments also went to projects involving automation, improvement in processes, expansion of product lines and support facilities.

The reduction in Capex reflects the Company’s project prioritization in line with its strategy, this merely representing a switch in focus towards improving processes through investments in logistics and systems (IT).

PERFORMANCE ON THE BM&FBOVESPA
	2013	2012
Closing prices (R$)	49.25	42.19
Stock trading volume
(millions)	524.6	584.0
BRFS3 change	16.7%	15.8%
Bovespa index	(15.5%)	7.4%
IGC	(2.0%)	19.0%
ISE	1.9%	20.5%
PERFORMANCE ON THE NYSE
	2013	2012
Closing prices (US$)	20.87	21.11
ADR trading volume
(millions)	359.1	480.6
BRFS change	(1.1%)	8.0%
Dow Jones index	26.5%	7.3%

Annual Report 2013 47

HUMAN CAPITAL

Facing the challenge of working with happy people and in the right places, BRF sought in 2013 to hear anxieties, desires, curiosities, criticisms and expectations of each professional in the process of joint creation of an integrated and global corporate culture.

brf

Elegê
Integral

48

SANDRA

IS PERFECTIONIST AND ORGANIZES THE SUPERMARKET GONDOLAS WITH AGILITY AND ATTENTION. SERVING WELL THE COSTUMER HAS ALWAYS BEEN HER PASSION.

49

Major employer of agribusiness - with over 80% of jobs in small towns - BRF boosts local economies and contributes to the development of society.

With the complex merger between Sadia and Perdigão concluded and the requirements of the Performance Commitment Instrument (TCD) agreed with the Administrative Council for Economic Defense (CADE) met, the employees were able to adapt to the dynamic of a new Company and to change in Board of Directors’ expectations due to the result combined with the concept of meritocracy.

A pillar of planning BRF-17 in the area of human resource is the talent management with the concept of meritocracy assuming importance in variable remuneration in the coming years, and the construction of a short and long term succession map. Complete performance cycle will be adopted in the organization attracting, retaining and developing people.

Major employer of agribusiness - with over 80% of jobs in small towns - BRF boosts local economies and contributes to the development of society. The hiring practice prioritizes applicants from the town in which the position is vacant. Leadership development programs are maintained at various hierarchical levels, such as: Leaders Training, E-learning for Leaders Integration, Leadership Development Program (LDP).

NUMBER OF EMPLOYEES BY REGION |GRI G4-10|

											Region
				Center							Middle
Job type	Total	North	Northeast	West	Southeast	South	Latam	Asia	Africa	Europe	East
Indefinite term	105,240	302	3,917	26,899	29,413	44,709
Definite term	712	4	177	33	465	33
Trainees and
apprentices	1,584	16	89	395	276	808
Sta outside
Brazil	4,186						3,035	24	13	505	609
Outsourced	9,395	2	315	2,468	1,274	5,336
Total	121,117	324	4,498	29,795	31,428	50,886	3,035	24	13	505	609

NUMBER OF EMPLOYEES BY GENDER |GRI G4-10|			TURNOVER BY REGION |GRI G4-LA1|

		Gender	Region	Hirings	Dismissals
Job type	Male	Female	North	74	85
Indefinite term	62,958	42,282	Northeast	1,140	840
Definite term	560	152	Center West	13,390	13,689
Trainees and apprentices	796	788	Southeast	5,506	7,095
Sta outside Brazil	3,369	817	South	12,471	15,065
Total	67,683	44,039	Abroad	N/A	N/A
* Currently, the Company does not have this information of third parties segregated. The Portal of Third Parties is in the final stage of construction and is scheduled to be implemented in the first half of 2014, allowing for greater traceability and information and BRF third party profile management.

TOTAL TURNOVER |GRI G4-LA1|
	2011	2012	2013
Number of
dismissals	31,035	35,385	36,774
Turnover	2.07%	2.34%	2.36%

NEW HIRES AND TURNOVER |GRI G4-LA1|
					Between 30
				Less than 30	and 50 years	More than 50
		Male	Female	years of age	of age	years of age
Total number		19,314	13,267	22,738	9,532	311
Rate (%) *		18.2	12.5	21.4	9.0	0.3
* Rates are calculated based on the total number of employees at the end of the reporting period, only Brazil.

TURNOVER BY GENDER AND AGE |GRI G4-LA1|
				Less than 30 Between 30 and		More than 50
Year	Male		Female	years of age	50 years of age	years of age
2013	21,840		14,934	21,747	13,993	1,034

RETURN TO WORK AFTER MATERNITY/PATERNITY LEAVE |GRI G4-LA3|
Retention VS Discrimination by gender					Women	Men
Total employees entitled to take maternity/ paternity leave*					100%	100%
Total employees who took maternity/ paternity leave					3,005	-
Total employees who returned to work to after taking maternity/ paternity leave					3,005	-
Total employees who returned to work after maternity/paternity leave and continued to be employees twelve months after their return to work					2,312	-
Rates of return to work and retention of employees who took maternity/paternity leave					77%	-
* 100% of all employees (indefinite+ definite + part-time) / For paternity leave five days are granted, according to current legislation in Brazil, having no impact (this period of absence) on the professional life of the employee.

EMPLOYMENT AND REMUNERATION

Currently, social and salary negotiations occur every 12 months (according to the base date of categories/ regions) and regular meetings are held with focus of preventive and proactive role on conduction of local and corporate issues during the term of the Agreement or Collective Bargaining. BRF keeps negotiations with more than 90 unions, and currently it has 77 agreements and 20 collective bargainings. In Brazil, 100% of the employees are covered by agreements and represented by the Union of Workers in the Meat and Derivatives, Dairy and Derivatives Industry, Food Industry and The Like and unions of sellers and sales promoters in their respective cities in Brazil. Moreover, in all Brazilian municipalities with operation of BRF there is a labor union representing the workers. Abroad, labor laws of each country of operation are considered corporate guidelines, and in which where there is a workers’ representative body, 100% of employees are covered by collective bargaining agreements. |GRI G4-11|

The remuneration policy does not distinguish gender, race or religion. The salary practice adopted is based on the market and the factor that can di erentiate employee salaries are determined by performance and length in the Company, and all employees receive more than the national minimum salary. The lowest salary recorded on December 31, 2013 considering a workload of 220 hours per month was R$ 715.00, i.e. 5.5% above the national minimum salary. The definition of minimum salaries depends on collective bargaining, which are claimed annually by unions of categories. |GRI G4-EC5|

To fill the vacancies of leadership, BRF has as premise internal recruitment and local succession line, provided for the standards of Attraction and Selection.The Internal Recruitment Program was relaunched in 2013 with the purpose of strengthening the policy and meritocracy. The positions are initially opened in the locality and, if not filled, they are made available to the other units. The new program allowed the dissemination of vacancies to all employees, standardized the communication channel and entered into commitments with everyone by meeting the policies of prioritization of employees. In 2013, 76.49% of the leadership vacancies were filled with employees of BRF. For 2014 the goal of internal use for the area of human resources will be maintained and the intention is to continue the unfolding of the goal at all levels of leadership of the Company. |GRI G4-EC6|

The salary practice adopted is based on the market and the factor that can di erentiate employee salaries are determined by performance and length in the Company, and all employees receive more than the national minimum salary.

Among the benefits provided to employees it is included transportation vouchers, food vouchers, meal voucher or indoor restaurant, market basket, health insurance, dental insurance, outpatient care, school aid, life insurance, daycare, maternity/paternity leave, delivery of toys for children under 10 years of age, being o ered to all employees - full-time, part-time (6 hours) or temporary. The exception is the shares acquisition plan, available only to executive levels. In recognition of the contribution of the employees in the construction of BRF we highlight the Nossa Gente, Nossa História Program which values the commitment of employees who are dedicated to the growth of the Company. |GRI G4-LA2|

PRIVATE PENSIONS |GRI G4-EC3|

Among the benefits, BRF has also four pension plans, all on a voluntary basis: FAF Benefits Plan (defined benefit), Plan I and Plan II (closed variable contribution for membership) and Pension Plan III Brasil Foods (defined contribution available for membership since 2011).

The four plans are administered by BRF Previdência Privada, a nonprofit privately held pension fund, incorporated in 1997, whose purpose is to provide supplemental retirement benefits for employees of BRF companies. Currently, 33,311 employees participate in the plans.

The percentage of defined contribution Plans I, II and III follows criterias: for Plan I the defined contribution in the Regulation is 0.70% on the portion of the salary corresponding to 10 URBF (Reference Unit Brasil Foods, which today amounts to R$ 3,847.90) and 3.70% on the portion exceeding the salary, if any. The sponsor’s contributions are made on the basic contribution of the participants and according to the following scale: up to 50 years of age, 100% of the basic contribution; 51 onwards 200% of the basic contribution of the participant. In both plans (II and III) the sponsor’s contributions correspond to 100% of the basic contribution made by the participants. Plans I, II and III allow participants to make fully voluntary additional contributions that correspond to a percentage of the salary or value freely chosen by them.

To cover the pension costs, related to FAF plan, sponsors contribute monthly amounts corresponding to 0.17% of the salaries of the participants and those with monthly values corresponding to 0.09% of their salaries.

In 2013 occurred the election of new Deliberative and Tax Directors of BRF Previdência Privada, representatives of the participants and the appointment of representatives of the sponsors, seeking equitable representation among the Plans. Changes in management’s plans were as follows:

• Implementation of new channels of communication with participants, among them Jornal BRF Previdência Privada.

• Restructuring of operating processes, internalization of outsourced activities, unification of suppliers, all due to the unification of Entities (FAF and PSPP).

• Merger of FAF - Fundação Attilio Francisco Xavier Fontana by BRF Previdência Privada.

CLIMATE SURVEY |GRI G4-26|

Held in May and June 2013, the first Climate Survey of BRF with the participation of over 86 million people, i.e., 90% of the employees and more than three months in the Company responded to the questionnaires. Action of great importance to BRF, the survey allows us to know how the sta per ceives the Company in all its dimensions. It is a process that will continue and in every application of the survey it will be possible to identify what improved, what continues at the same level and in what areas we still need to make changes.

The results began to be presented to all employees in November, with the proposed action plans being built from December to January 2014, and the leadership shall deepen the understanding of perceptions with its teams, analyze opportunities, set priorities and develop action plans.

* First question of the survey which asks the employee.

** Average rate of satisfaction taking into consideration more in depth information on themes related to work, covering all aspects evaluated in the survey.

Recognition – From March 15 to April 15, 2013, the award ceremonies of BRF of Excellence Program (PEX) were held, whose concept is the search for results through consistent methods and standards. After the audits and closing of results, the participants were classified according to their performance and were listed as Gold, Silver and Bronze, and the employees of the first two categories competed to draw of more than 1500 prizes. Summing up the four modalities (Sales, Manufacturing Meat, Logistics and Services), more than 8600 employees earned the Gold level and more than 29 thousand earned Silver.

Annual Report 2013 53

HEALTH AND SAFETY

BRF has been developing its own guidelines in order to preserve the integrity of the employee, his family and the community in which it operates. Together with managers, health and safety professionals of the SSMA (Health, Safety and Environment) Program intensify actions aiming to improve human behavior and value and preserve life. Initiated in 2006, the SSMA management is strategic and is a key process to firm a new level in the accident prevention culture. The process has made significant progress in 2013, with the awareness of employees and contractors aiming at the elimination of fatalities and occupational accidents and diseases. This year, BRF team in Argentina came to Brazil to meet SSMA management, because these processes will also be intensified in the country.

Among the management tools there is the SSMA Governance System, an integrated process involving 10,608 people at all organizational levels: executive, managerial and operating level, through their respective committees and working groups (10% of the workforce), representing 100% of the employees. Meetings will be held at least once a month, so that the SSMA policy, principles, legal requirements are met, and information is disseminated and the SSMA process monitored for BRF to achieve the desired levels of performance of SSMA.

There are still 1,698 members of 120 Internal Committee for Accident Prevention (CIPA), present in all units where the regulatory standard (NR 05) is mandatory.In places where formation of CIPA is not mandatory, there is at least one member responsible to act in the prevention of occupational accidents. Specialized services on occupational safety and held are kept with the participation of 573 professionals between safety engineers, doctors, nurses, nursing technicians, occupational health technicians, occupational safety technicians and speech therapist. |GRI G4-LA5|

The safety excellence was attested in 2013 when the Company first ranked in the award of Occupational Safety and Health Management of DuPont, organized in partnership with Brazil Safety Agency (ABS) and Cipa and Proteção magazines. The third issue of the award took place in November.

Accidents

The reduction in frequency of lost time injuries was 12.14% in 2013 compared to 2012, surpassing the goal presented in RA2012 of reducing this rate by 5%. In comparison with 2008, the year of commencement of the SSMA Program, the reduction reaches 79.91%. For injuries without lost time, the reduction was 10.15% compared to 2012.

SAFETY INDICATORS |GRI G4-LA6|[1]
2013 [3]			Gender					Region[2]
						Center
	Men	Women	TOTAL	North	Northeast	West	Southeast	South
Injuries with Lost
Workday Case	245	117	362	-	22	98	112	130
Lost Workday
Case Rate	1.35	0.65	2	-	13	1.63	3.32	1.52
Injuries with No
Lost Workday
Case	1,387	476	1,863	-	20	1,089	107	647
No Lost Workday
Case Rate	7.66	2.63	10.29	-	11.82	18.11	3.17	7.56
Occupational
Diseases Rate	0.05	0.09	0.14	-	0	0.13	0	0.2
Lost Days	10,846	9,278	20,124	-	1,637	4,834	4,403	9,250
Absenteeism rate	N/D	N/D	-	0.92	1.14	4.4	3.25	2.89
Fatalities	5	0	5	-	1	-	1	3
[1] Does not include third-party data.
[2] The monitoring of this indicator abroad will start in 2014
[3] The data for this indicator were changed with G4 version of GRI. Thus, the comparison cannot be made in full with the information published in 2012.

Safe transport

A topic widely discussed by the SSMA Program during the year was the dissemination of safer behavior to drivers that transport persons (by charter) and cargo in the transportation and distribution. The project, initiated in 2011, is directed to the partner carriers and it aims to bring make Brazilian roads safer - in addition to passing information on health and environmental protection. To structure the project from January 2011 to March 2013, the units of Videira (SC), Carambeí (PR) and Jundiaí (SP) participated in a pilot project covering 8% of carriers, when corporate standards and procedures to be followed in the units were developed.

The drivers of partner carriers received structured information with tips on defensive driving and health (measures used to prevent trac ac cidents or mitigate their consequences), on combat of the commercial sexual exploitation of children and teenagers on Brazilian roads and incorporated the performance of the checklist, a procedure which ensures that the vehicle and driver are able for a safe travel by checking various items - such as tires, reverse gear signal and the driver and vehicle documentation, among others. There was also the implementation of the Road Prevention and Observation Program - POP to observe the behavior of the driver.

Despite the e orts, in 2013 there were 67 fatalities from accidents involving vehicles that provided services to the Company, and three primary transport accidents resulted in environmental impact. To mitigate this critical impact, the Company is expanding the SSMA Program in Transport and Distribution focusing on change in the behavior of the drivers and carriers, seeking to reduce trac ac cidents. The tools of the project in roll-outs will reach 50% of suppliers in 2014, reaching 100% by 2015. |GRI G4-SO2| Operation in refrigerators

Prepared throughout 2012 from discussions that brought together entrepreneurs, workers and federal prosecutors, Regulatory Standard 36 for Health and Safety at Work in Slaughtering and Meat Processing and Derivatives Companies was created whose implementation process has been followed by unions of the workers since October 2013. Currently, BRF has 97 agreements and conventions, of which approximately 95% cover health and safety topics such as supply of uniforms and PPEs, SST Committees (CIPA) and training and general health standards. |GRI G4-LA8| The operation of Agribusiness Refrigerator is among the activities of BRF process that pose higher occupational risk to workers. Therefore, BRF structured initiatives to mitigate these risks and ensure a safe work environment and quality of life for its employees.

Among the initiatives we highlight the following:
|GRI G4-LA7|

Ergonomics Program and Ergonomics Committees -

Set of ergonomics actions, aiming at excellence. The program exceeds the legal compliance and continuously aggregates the best practices and approaches in this field.

Environmental Risk Prevention Program - Aims to identify and assess risks in the workplace. Those identified as harmful should be eliminated or neutralized to acceptable levels, according to current law.

Medical Control and Occupational Health Program -

Aims to promote and preserve the health of workers, considering the issues on the individual and the collectivity.

Hearing Conservation Program - Aims at the identification, qualification and quantification of hearing loss, aiming to prevent and avoid the aggravation of the existing ones, allowing the establishment of the causation, and the consequent identification of control methods.

Respiratory Protection Program - A document that provides information and guidance on the appropriate way to select, use and take care of respirators in order to promote respiratory health when control measures are not sucient t o eliminate risks in the workplace.

Among the management tools there is the SSMA (Health, Security and Environmental) Governance System, an integrated process involving 10,608 people at all organizational levels: executive, managerial and operating level.

Annual Report 2013 55

Management of Occupational Health - Global approach by setting guidelines to adopt and monitor standardized procedures in order to promote and preserve health and early detect possible injuries.

Risk Analysis Process - SSMA Program tool that identifies, assesses and manages risks with potential for accidents at work, since the design, operation, and decommissioning phase of any facility or process. It aims to preserve health and safety, strengthen commitment to the environment and ensure continuity of processes.

In addition to those, several other programs aim to ensure better health and safety conditions, such as the Novo Ser, BRF Sorridente, Caminhada e Corrida de 5 Km, Saúde do Homem, Saúde da Mulher, Viva Saúde, Momento Saúde, campaigns and internal programs for health promotion, flu vaccination and other specific actions performed according to a schedule of events and allusive dates, including campaigns for HIV / AIDS prevention, combat of smoking, drugs and dengue.

TRAINING AND EDUCATION

BRF has several collective and individual training activities covering all the audiences of the organization. Actions called collective (and described in the table below) are training programs prepared according to specific demands of the Company and its business.

The training plan is also complemented by courses, congresses, fairs and symposia to meet the individual and specific needs of employees.

In 2013, 30 graduates were hired for the third edition of the Trainee Program of BRF, after undergoing tests, group dynamics, interviews and overcome almost 20,000 competitors. For these young people, in addition to BRF being very well regarded in the market, the main attraction of the program is job rotation in which trainees pass through various areas to understand the processes of each one.

DEVELOPMENT PROGRAMS |GRI G4-LA10|
Program	Objective	Number of Participants in 2013
Leadership	Deepen the understanding of the role of	109 managers
Programs	leader, enhance and develop the technical	813 supervisors and coordinators
and behavioral leadership skills facing the
challenges of the organization.
Qualification and	Develop, qualify and increase the technical and	3000 sales promoters
Development	behavioral skills of employees by promoting	250 assistants, technicians and analysts
Programs	more quality in the performance of their work.
Training Programs	Train and prepare the employee to perform his	3,525 production operators
	daily work and activities.	5,070 demonstrators and repositors
351 sellers
203 logistics technicians and supervisors
128 merchandising supervisors
250 managers and supervisors
Innovation Meeting	Held annually in order to promote and	220 researchers from Brazil and
	disseminate innovation, the event has on	International oc es and employees of
	its agenda lectures, thematic tables and	P&D and Quality
presentation of scientific and technological
papers developed by researchers and
employees in the areas of Quality and P&D

DIVERSITY

For a company with thousands of employees in Brazil and abroad, dealing with di erences is what makes the coexistence enjoyable and fruitful. To foster this discussion, BRF inserted the diversity issue in the Corporate Internship Program, which selects and trains young people beginning their careers. Interns of production units, corporate oc es, distribution centers and sales branches across Brazil discussed the issue and took the issue to the Intern Portal (www.estagiobrf. com.br).

With the encouragement of diversity, the number of people with disabilities is growing year by year in the Company. In 2013 the number of 1,801 DP with di erent disabilities was reached, representing 1.7% of the workforce in Brazil.

DIVERSITY INdICATORS |GRI G4-LA12|
Categories				Up to 30	Between 30
	Total	Female	Male	years of age	and 50	Over 50
Oc ers	49	6	43	0	33	16
Managers	513	94	419	11	444	58
Supervisors/coordinators	1,946	338	1,608	204	1,616	126
Administrative	11,322	5,237	6,085	4,628	6,173	521
Operating	96,308	37,570	58,738	39,680	50,558	6,070
Total	110,138	43,245	66,893	44,523	58,824	6,791
Percentage	100%	39%	61%	40.4%	53.4%	6.2%

SAlARY AND REMUNERATION FOR WOMEN
AND MEN |GRI G4-LA13|

Role	Proportion (%)
Executive Board	0.88
Management	0.94
Production	0.82
Administration	0.89
Supervisors/coordinators	1.04

Annual Report 2013 57

SOCIAL CAPITAL

BRF annually reviews its materiality through processes that include its stakeholders, directly or indirectly.

Sadia
Sadia
Signature
شرائح دجاج حارة
مغلفة بدقيق الخبز
breaded chili chicken strips
Sadia

58

THROUGHT ALL THE ESTABLISHMENTS HE GOES.

RASHID

DELIVERS PRODUCTS AND SMILES. TODAY HE HAS FRIENDS AT PRACTICALLY ALL MARKETS AND RESTAURANTS.

brf
ساديا
Sadia
Batavo
Sadia
Elegê
PERDIGÃO
ساديا
Sadia
PERDIGÃO

59

In 2013, the engagement process took into consideration the Company’s strategy to consolidate itself as a global food company and strengthen its commitment to customers and consumers.

The evolution also included the reporting indicators manner of Global Reporting Initiative (GRI), whose guidelines are based on systematic multi-stakeholder dialogues and public consultations. Adopting for the first time the newly created G4 version of GRI , BRF prioritized even more the materiality with the publication of a classified report in accordance with the comprehensive option, where issues and indicators reflect significant economic, environmental and social impacts of the organization, reporting all the indicators of each material aspect.

In this process, the engagement was performed in an indirect way, without present panels or distance consultation to stakeholders, but the relevance being consciously defined by updating the vast engagement history, made since 2009, including already existing policies, process, results of such dialogues. Secondary sources were also considered - such as external commitments, protocols, benchmarking of companies and documents of the sector, as well as topics addressed by the media during 2013.

Revision of consultation led to 74 preliminary issues, scored and classified through two axes: influence on the decision and evaluation of stakeholders, and the importance of economic, environmental and social impacts of the organization. The intersection of the two axes resulted in subjects with four di erent levels of relevance: very high, high, medium and low. With the intersections 23 subjects were prioritized which, in turn, were grouped into seven macrothemes of sustainability. On intersections with GRI-G4 aspects, the themes and issues would lead to defining the content of the Annual Report 2013. The result was presented and validated by leaders in meetings of the Executive Board, the Governance and Sustainability Committee, the Board of Directors and individual meetings.

|GRI G4-24, G4-25|

RELEVANT BRF THEMES
Dimension GRI	Material theme	GRI aspect	Impact inside and outside the organization
BRF
Environmental	Environment	Materials	Acquisition of inputs adequate to quality of BRF products and consumer health.
		Energy	Reduction of operating impacts and future availability.
		Water	Impacts on the surrounding community, product quality and
future availability.
		Emissions	Reduction of atmospheric emissions in complex supply and
logistics chain.
		Euents and	Contamination of soil and impacts on biodiversity in activities,
		waste	mainly, its integrated.
		Conformity	Risk management policy of BRF allows the company to minimize the impact of its operation.
		Transportation	Fuel consumption, GHG emissions, spills, waste and health and safety of outsourced transportation.
		Biodiversity	Risks associated with the destruction of habitats and impacts on climate change.
		Overall	Provision investment in environment. No significant impacts were identified outside the organization.
	Product Liability	Products and	Energy consumed, impacts of transport and packaging.
services
	Supply chain	Environmental	Minimization and management of risks associated with social and
		evaluation of	environmental aspects relevant for the society and consumer, as
		suppliers	well as encourage best practices throughout its supply chain.
	Corporate	Mechanism for	Addressing of non-conformities in several aspects, contribution
	governance	environmental	to the management of environmental risks and dialogue with
		claims	relevant stakeholders of the organization.
Economic	Corporate	Economic	Given the organizational profile (number of units and employees,
	governance	performance	payment of taxes and sales volume), the economic performance
	Local	Market presence	of BRF has significant impact on aspects such as: generation and
	communities		distribution of wealth (jobs, income and investment), and the
		Indirect economic	development of local and national infrastructure.
impacts
	Supply chain	Purchasing
practices

Dimension GRI	Material theme	GRI aspect	Impact inside and outside the organization
BRF
Sector - Food	Product Liability	Healthiness and	Good practice in relation to product quality permit, in addition to
Processing		accessibility in	mitigating risks to health and consumer safety, access to healthy
		product	products, responsible consumption and better quality in Brazilian
		Health and safety	food.
of consumers
Labeling
	Supply chain	Procurement	The relationship practices with its supply chain aim at managing and minimizing the risks related to food safety and other social and environmental aspects.
	Animal wellbeing	Animal wellbeing	Spread in its chain the 5 principles of animal wellbeing and
		(breeds and	stimulate good practice in its chain, ensures adequacy of BRF
		genetics,	and its suppliers to the legal and market requirements, ensuring
		agriculture,	access to these markets, safe and quality products.
transport,
handling and
slaughter)
Social - Society	Local	Local community	Generation of employment and income in the surrounding
	communities		communities of BRF units and socioeconomic development of
these regions.
	Supply chain	Evaluation of	Minimization and management of risks associated with social and
		the impacts of	environmental aspects relevant for the society and consumer, as
		suppliers on the	well as encourage best practices throughout its supply chain.
society
	Corporate	Mechanisms	Addressing of non-conformities in several aspects, contribution
	governance	of complaints	to the management of environmental risks and dialogue with
		about impacts on	relevant stakeholders of the organization.
society
		Conformity	Risk management policy of BRF allows the company to minimize the impact of its operation.
Social - Product	Product Liability	Health and safety	Good practice in relation to product quality permit, in addition to
		of the customer	mitigating risks to health and consumer safety, access to healthy
		Labeling of	products, responsible consumption and better quality in Brazilian
		products and	food.
services
		Conformity	Risk management policy of BRF allows the company to minimize the impact of its operation.
Social - Human	Supply chain	Child labor	Minimization and management of risks associated with social and
Rights		Forced or	environmental aspects relevant for the society and consumer, as
		compulsory labor	well as encourage best practices throughout its supply chain.
Evaluation of
human rights of
suppliers
	Corporate	Mechanisms of	Addressing of non-conformities in several aspects, contribution
	governance	complaints about	to the management of environmental risks and dialogue with
		human rights	relevant stakeholders of the organization.
impacts
Social - Labor	Labor practices	Employees	No significant impacts were identified outside the organization.
Practice		Occupational	Good practices in occupational health and safety, in addition to
		health and safety	preventing damage to health, encourage healthy practices and the quality of life of the employees.
	Corporate	Diversity and	Equal opportunities allow the development of a healthy work
	governance	equal opportunity	environment and access development opportunities of the
		Equal	professionals based on meritocracy.
compensation
		Mechanisms for	Addressing of non-conformities in several aspects, contribution
		labor practices	to the management of environmental risks and dialogue with
		complaints	relevant stakeholders of the organization.
	Supply chain	Evaluation of	Minimization and management of risks associated with social and
		labor practices of	environmental aspects relevant for the society and consumer, as
		suppliers	well as encourage best practices throughout its supply chain.

Annual Report 2013 61

VALUE CHAIN The selection and evaluation of suppliers are critical to the operation, both by the aspect of meeting the standards of quality and compliance with the	commitments to which BRF is a signatory. The Company assumes its responsibility towards society and is committed to the social, environmental and economic development of its suppliers, seeking the adoption of the best practices in the selection and hiring process.

PROFILE OF BRF CHAIN |GRI G4-12|*

Type of	Chain Profile	Number of	Regions with
business		suppliers by front	presence of
suppliers
Agricultural	According to the integration contracts, suppliers of	Over 14 thousand	- Center West
and livestock	porky are under a partnership, purchase and sale, and	integrated	- Southeast
	loan for use; poultry producers and eggs producers/	producers	- South
suppliers are under a partnership.
Cattle	Producer of beef cattle, free of embargoes in the	1,310 suppliers	- Center West
	Ministry of Labor or IBAMA, or overlapping indigenous	with finished	(Restricted to
	land or protected area.	negotiating	the State of Mato
Grosso)
Supplies	Direct, indirect, freight and partnerships.	20 thousand	North
		active suppliers	- Northeast
		and 10 thousand	- Center West
- Southeast
- South
Grains,	Farmers: Suppliers, direct grain producers, purchase is	Rural producers:	- North
soybean meal	made directly from the plantation to BRF.	4,654; Companies	- Northeast
and oils	Cereal companies: small businesses that are	grain dealers:	- Center West
	intermediaries in the commodity market (grain). Buy	363; Trading	- Southeast
	grain from farmers for further resale.	Companies: 16;	- South
Cooperatives: 87
Tradings: large companies that operate as intermediaries
in the grain market, but with greater negotiating
capacity and export volumes.

Cooperatives: civil/commercial not for profit
corporation, formed by groups of farmers.
Logistics	Transport operation: primary, ranching, distribution,	1.108 carriers	- Northeast
	fresh milk		- Center West
- Southeast
- South
Dairy	Direct suppliers and third parties	Direct suppliers:	- Northeast
		11,084;	- Center West
		Third party	- Southeast
		suppliers: 43	- South
* Estimated monetary value of payments made by front (R$) Information deemed strategic for BRF, as it opens to the market the trading methodology of procurement areas, and how they build partnerships of mutual and long term benefits. This information makes up the line and trading planning of the
Company.

SUPPLIERS MONITORING

To leverage sustainability in the value chain - one of the six pillars of sustainability of the Company - is kept the Monitoring Program of Supply Chain in six areas of operation: cattle, grains, meals and oils, logistics, ranching, supplies and dairy. There are four main factors that influence the selection of suppliers: social and environmental performance, quality, competitive costs and delivery time that minimizes inventory.

The program’s goal is to identify the key social and environmental risks in the chain, reducing the impact on society and developing new opportunities for operation. The program has as premise not to relate with suppliers who are in the blacklist of the Ministry of Labor and Employment (MTE) and public list of environmental notices and embargoes of the Brazilian Institute of Environment (IBAMA).

Audits in critical suppliers are made, prioritized according to the volume of purchases and their location in areas with high environmental impact, such as areas near the Amazon forest, indigenous lands, protected areas and areas of deforestation. Also the soybean crushing companies are defined as critical suppliers.

On all fronts aspects of human rights (child labor, slave labor), labor rights (freedom of association and collective bargaining), environmental compliance and ethical issues are evaluated, in addition to the criteria of quality and level of service. As a way of monitoring these aspects, the topics are addressed in documents such as: Code of Ethics, Suppliers Code of Conduct and specific policies for hiring. In 2013, there were no occurrences of child labor or forced or compulsory labor in suppliers.

|GRI G4-HR5, G4-HR6|

Each executive board is in a phase of implementation and expansion of the monitoring program, but 100% of new hires follows the criteria of the Suppliers Code of Conduct. |GRI G4-EN32, G4-LA14, G4-SO9 ANd G4-HR10|

IMPACTS IN PRODUCTIVE CHAIN[1]
|GRI G4-EN32, G4-EN33, G4-SO9, G4-SO10, G4-LA14, G4-LA15, G4-HR10 ANd G4-HR11|
Labor
	Environment	Company	practices	Human rights
Number of
suppliers subject
to impact
evaluation in
2013[2]	21,509	19,921	21,509	19,921
Real and	- non-compliance with environmental	- Indigenous	- legal	- diversity
potential	legislation;	rights;	compliance	sexual
significant	- environmental licensing;	- spreading of	with labor	exploitation of
adverse impacts	- illegal deforestation by the supplier;	odors of plants	laws, social	children and
mapped on chain	- use of areas of the biome, the absence of		security laws	adolescents;
and worked by	legal reserve;		and rights of	- Forced or
BRF[3]	- non preservation of biodiversity;		children and	compulsory
	- emissions of greenhouse gases;		adolescents	labor
	- overlapping protected areas, such as			- Child labor
parks;
- treatment and disposal of solid waste.
[1] Each board is in a phase of implementation and maturation of the Monitoring Program. 100% of new suppliers of BRF follow the criteria of the Suppliers Code of Conduct, being contractual purchase or spot.
[2] Grains: The consultation of lists was considered for the items environment and labor practices, totaling 100% of the suppliers i.e. 5,120 suppliers. For society and human rights items it was considered the performance of self evaluation in 69% of suppliers i.e. 3,532 suppliers answered the evaluation.
[3] For cases in which disagreements with some requirements of the Suppliers Code of Conduct are identified, depending on the severity improvement plans (cattle, supplies and logistics) are performed, or the supply contract is canceled (cattle). The main irregularities causing of contractual termination are the presence in IBAMA List of Environmental Notices and Embargoes and in the Black List of the Ministry of Labor and Employment.

Annual Report 2013 63

Major initiatives in 2013 included:

Grains, meals and oils - Beginning of pilot program for on-site evaluation of suppliers. A company was hired to perform these evaluations and non-compliances identified led to an action improvement plan. There were five present audits during the year. The consultation of lists was considered for the items environment and labor practices, totaling 100% of the suppliers ( 5,120 suppliers). For society and human rights items it was considered the performance of self evaluation in 69% of suppliers i.e. 3,532 suppliers answered the evaluation.

Supplies - In 2013, the area of supplies improved monitoring, performing in an integrated manner the evaluation of suppliers in the process of major hirings. Consultations of public lists (blacklisting) are made monthly and in the case of non-compliance, result in immediate blocking of trading or cancelation of any ongoing contract. The Company also makes financial evaluation (probability of default) and applies self-evaluation questionnaires. This mechanism helps identify critical and improvement points that help acceptance of criteria proposed. In 2013, BRF surpassed the goal of having more than 60% of its suppliers in accordance with the Suppliers Code of Conduct. Disclosure of New Suppliers Code of Conduct, training for negotiators, present audits and feedback to the supplier and measuring and monitoring. In addition, the web platform SSI has been implemented (Sustainable Supply Index), an online tool available for 719 suppliers to send sustainability indicators in self-evaluation on environmental, safety, labor practices and certifications, among others.

Cattle - Both for new suppliers and companies already registered, social and environmental checks are made to 100% of the negotiations. Among the initiatives of 2013, the diagnosis of the whole process of origination of cattle, which involved purchase, quality, transportation, traceability, manufacturing and legal operation teams was carried out, in addition to the integration of di erent types of social and environmental consultations on a single platform, generating analysis history (Platform Sisbos) among others, as well as performance of field visits to suppliers.

Dairy - The Best Practices Program, created in October 2012, selected 30 properties (22 in Paraná and 8 in Rio Grande do Sul), so that the guidelines were tested and ideal dynamics defined. In 2013, it was renamed as Pro5, following the guideline to improve the routine of producers and increase the quality and safety of milk. , spreading until 2017 practices related to the five senses (organization, order, cleanliness, standardization, discipline). They include, among others, guidance on sustainability issues (such as child labor and slave labor), disposal of unused materials, organization of property, cleaning of sectors and milking equipment , antibiotic control through simple and ecient pr actices, animal and human wellbeing, environmental preservation and maintenance of records. One of the strengths of the program is its adaptability to properties of any size.

Logistics - BRF seeks to mitigate the negative impacts of the operation of primary transport through the Health, Safety and Environment program (EHS), which provides for actions to reduce accidents, practices to preserve the environment, awareness on child sexual exploitation, compliance with Law 12619 and others. The program has set the HSE Criteria Standard for hiring service suppliers in freight transportation, a tool that pre-qualifies and approves new carriers, considering the environmental and social aspects. The 68 major carriers of refrigerated segment are part of the Integrated Management Program of Suppliers (GIF), whose main objective is to guide the carrier to perform their daily activities with a management method in transport, providing opportunities for increased profitability and solid and sustainable growth of its business. The processes and results of GIF are self-evaluated on a monthly basis and then validated by BRF. In 2014, monthly self-evaluations and three ocial e valuations of the executive board of logistics and supply of BRF will be performed.

In 2013, the area of supplies improved monitoring, performing in an integrated manner the evaluation of suppliers in the process of major hirings.

PROCUREMENT IN COMPLIANCE WITH INTERNAL POLICIES |GRI G4-FP1|
	% of purchased volume
	in accordance with the
Areas of suppliers	acquisition policy	% on total volume	Geographical origin
Agricultural and
livestock	100%	100%	National
Supplies[1]	97.93%	100%	National
Grains, soybean			BA, EC, GO, MG, MS, MT, PA, PI,
meal and oils			PR, RS, SC and SP.
	100%		Peru, Paraguay and Singapore
Cattle	100%	100%	MT
Dairy	100%	100%	RS, SC, PR, MG, SP, MS, PE and AL
Logistics	100%	100%	SC, RS, PR, SP, GO, MT, MS and MG
Note: The total volume is strategic information because it involves trading methodology of procurement areas.
[1] 2.07% are PN procurement without a formal contract.

PURCHASES IN ACCORDANCE WITH INTERNATIONAL STANDARDS AND CERTIFICATIONS
|GRI G4-FP2|
		% of the volume purchased
		from suppliers in compliance
Areas of suppliers	Types of Materials	with Certifications	Geographical origin
Agricultural and
livestock	Pork, Poultry	100%	National
Supplies	Direct, indirect materials and
	services	from 80% to 100%[1]	National
Grains, soybean	Soybean Meal	90,1%	MT, GO, MS, PR, SC and RS
meal and oils	Soybean Oil	65,70%	MT, GO, MS, PR, SC and RS
	Palm Oil	87,20%	Asia and South America
Cattle	N / A	N / A	N / A
Dairy	Milk	100%	RS, SC, PR, MG, MS, PE and AL
Note: The total volume is strategic information because it involves trading methodology of procurement areas.
[1] Range from 80% to 100% depending on the category mapped by the purchasing area of supplies.
[2] Logistics (Fleet in Natura Dairy, Ranching, Refrigerated and secondary) does not have certifications of current carriers. All charges are via SSMA Program and pre-qualification tool and approval for new carriers.

Annual Report 2013 65

LOCAL SUPPLIERS |GRI G4-EC9|

The influence that an organization can have on the economy goes beyond the creation of direct jobs and payment of salaries and taxes. By supporting local supply chain, the organization can indirectly attract additional investments to this economy, making it stable in addition to maintaining a good relationship. In 2013, 43% of purchases of BRF were purchased at local suppliers, considering as such the suppliers who perform billing in the same State as the delivery addresses of the services and/ or materials.

From 2012 to 2013 there were only some reductions in States with low volume of purchases, such as Ceará, Pará and Rio de Janeiro (the three account for less than 1.5% of total expenditure). For 2014, within the decentralization strategy of purchase and strengthening of the local purchase, a management structure and training of regional purchasers in order to simplify and expedite the process was defined.

PURCHASES FROM LOCAL SUPPLIERS IN 2013
|GRI G4-EC9|
		Grains, soybean
State	Supplies	meal and oils	Dairy	Integrated	Cattle
AL	96.71%	NA	NA	NA	NA
AM	98.04%	NA	NA	NA	NA
BA	64.76%	NA	NA	0.00%	NA
CE	58.32%	NA	NA	NA	NA
DF	79.94%	NA	NA	0.00%	NA
ES	65.56%	NA	NA	NA	NA
GO	40.95%	73.70%	6.52%	17.00%	NA
MA	90.70%	NA	NA	NA	NA
MG	34.49%	64.70%	7.75%	8.00%	NA
MS	38.07%	99.60%	3.26%	1.00%	NA
MT	43.24%	99.70%	NA	18.00%	100.00%
PA	20.15%	NA	NA	NA	NA
PE	28.85%	0.00%	4.14%	NA	NA
PI	85.99%	NA	NA	NA	NA
PR	40.14%	68.80%	10.86%	20.00%	NA
RJ	40.65%	NA	1.16%	NA	NA
RN	96.82%	NA	NA	NA	NA
RS	48.35%	56.30%	51.21%	13.00%	NA
SC	33.75%	14.10%	14.15%	23.00%	NA
SP	84.55%	42.60%	0.95%	NA	NA

RESPONSABILITY FOR THE PRODUCT

The impact evaluation on the health and safety of consumers begins in the conceptualization of all products and extends to the stages of production, packaging, transportation and consumption.

Food safety is basic and essential premise for the production of any product BRF. The impact evaluation on the health and safety of consumers begins in the conceptualization of all products and extends to the stages of production, packaging, transportation and consumption. Laboratory tests ensure the adequacy to legislation and internal standards. This aspect has high impact on the operation and the supply chain as it should seek joint solutions to mitigate risks to food safety and product quality. The Company operates in accordance with national and international laws, in order to mitigate or eliminate risks to consumer health, maintain the reputation of its brands, ensure the safety of food and its processes, as well as transparency.

The Food Safety and Quality Policy establishes commitments and guidelines adopted by the Company in relation to the issue before the society. The BRF Quality System establishes requirements and standards to be met and is based on standards and legal requirements of customers, certifications and scientific knowledge encompassing all units and applicable to the entire chain, from ranching to the Distribution Center There is a specific program that evaluates the safety of 100% of the products. Called HACCP - Hazard Analysis and Critical Control Points, considers the whole process of production, transport of the finished product and also how to use the products. In this program, the probable hazards to safety and health of consumers are assessed and preventive measures to ensure that the products produced by the company do not pose risk to consumer are defined. The following tests are made, for example: storage conditions, storage and handling of products; adequacy of characteristics to the laws in force; product/ packaging interaction tests, definition of extreme abuse conditions in preparation; and laboratory tests to define the nutritional table. |GRI G4-PR1| BRF also has a certified and accredited laboratory structure that make biological, chemical and physico-chemical tests, using work methodologies guided by rigorous and scientific method. Various activities are performed to reduce nonconformities, acting directly in the factories and the chain along with producers and suppliers.

The Garantia Total (Total Assurance) Program is a marketing action in the umbrella of the BRF Quality System, aiming to highlight brand Sadia within a process of quality assurance which applies to all

BRF. It is a program that talks directly to the consumer.

For 2014, the main goals are related to gain recognition of superior quality, through the systematic reduction of claims, reduction of non-compliance of inputs and materials suppliers and partners, ensuring the excellence of performance of icon products of BRF. Moreover, the quality issue will be enhanced as a value for the entire Company, consolidating the golden rules of quality, implementing and certifying all plants worldwide in BRF Quality System in order to be able to meet the requirements of the markets in which it operates, to compliance with laws and regulations properly, ecientl y and e ectively. The goal for compliance in internal audit is to ensure compliance in 95% in customer and ocial bodies audits, being measured and observed by reducing the rate of product claims.

HEAlTH AND NUTRITION |GRI G4-FP4|

In view of the ongoing discussions, the evolution of scientific knowledge and the continuing prevalence of obesity, diabetes and diseases related to nutritional issues, BRF has initiated a review of its nutritional policies, considering the most current references on nutrition and balanced diet, in addition to evaluating, based on these standards, its consolidated portfolio of brands and commitments related to its product mix for the next years. In 2013, through the Brazilian Association of Food Industries (ABIA), entity of which it is a member, participated in the execution of an agreement with the Ministry of Health that set forth targets for gradual reduction of sodium levels in the meat products (hams, sausages, burgers, breaded chicken, mortadella). They are target goals for implementation by 2015 and 2017, and gradual reductions will be rehired for 2020.

Annual Report 2013 67

In São Paulo BRF has two partnerships: one with the nutrition area of the state government for the development of healthy products for school lunches, and one with a nutrition consulting, for development of new products and nutritional adaptation of the current line.

In the year, BRF has established important partnerships with public agencies: • Leve Leite Program - In the second half, the Company provided 1400 tons/month of powdered milk for the largest social program in Brazil: Leve Leite program, which delivers the product for more than 800 thousand families for nutritional supplementation; • Training of meal monitors - In 2013, 725 cooks were trained in 11 cities of the State of São Paulo. The training aims at improving the meal monitors in di erent modules like: cooking forms; avoiding waste, and cross contamination.

The review of nutrition policy promoted a closer relationship with medical professionals (nutritionists, pediatricians, cardiologists, and others), informing them in advance and sharing information about releases, actions and procedures of BRF. This relationship helps to inform and educate consumers about the actions and views of the Company related to healthy lifestyles.

The development of this relationship is one of the goals for the healthiness platform. In 2013, there were initiatives of brands Grego, Mini Chefs and Sabor e Equilíbrio and the goal for 2014 is to keep the frequency of contact in order to create a relationship and approximation to this group of stakeholders. Another goal is to act in the awareness and education of BRF employees in relation to healthy lifestyle, encouraging a balanced diet and physical activity.

Annually, the Committee of Jundiaí (SP) already performs through Voluntários BRF (Volunteer) Program, such an action in partnership with the Center for Nutritional Recovery and Education (CREN), an NGO acting in preventing and combating child malnutrition. In 2013, a local Christmas action was performed with nutritional counseling and recreation activities, when about 300 young people from 5 to 15 years of age benefited.

The review of nutrition policy promoted a closer relationship with medical professionals (nutritionists, pediatricians, cardiologists, and others), informing them in advance and sharing information about releases, actions and procedures of BRF.

Via social investment, BRF is committed from 2014 to have a structured program to donate food to nonprofit organizations that serve primarily the low-income population. Also, it will seek to implement criteria, procedures and tools to support the selection and monitoring of food donations made primarily by plants.

Initiatives and outcomes |GRI G4-FP4, G4-FP6|

In 2013, many projects have been developed to reduce sodium and fat. In ready and breaded meals salt was replaced by natural spices (increase of onion, garlic, herbs, where appropriate). There has been further decrease in fat of breaded by replacing with more chicken meat and less fat by means of technology in processes, reducing the fat “load” during manufacture.

BRF meets the definitions of reduction and low levels of nutrients like fats, sugars and sodium as defined in ANVISA (National Agency for Health Monitoring) legislation that regulates the issue (RDC Resolution No. 54/2012 - Technical Regulation on Additional Nutritional Information).

Reductions are considered the changes that gave rise to decrease of values in analysis of the item (sodium, total fat, saturated fat, sugars, cholesterol, and/or energy value) as established by RDC No. 54/2012 (e.g. low contents of total fat means that the portion of the product shows quantities of total fat less than or equal to 3 grams).

In the nuggets and breaded line the reduction reached 55% of total fat and 52% of sodium in di erent products. Reduction of sodium in burgers was up to 33%. There was also a reduction of up to 50% of the total fat in some frozen burgers.

The lasagne line had a change in its formulation, which resulted in significant reduction of sodium from a change in the production process comprising the step of saute of the sauce meat. The change in taste was perceived positively in tests, including highlighting the new combination of aromas and flavors. There were also changes in the formula to reduce sodium in Escondidinho de Carne Seca and Filé de Frango à Parmegiana and reduce fat in Escondidinho of Calabresa.

However, sodium plays a key role not only in defining taste but also quality, which is currently a limitation for its reduction in composition of di erent products. Therefore, the P&D area strives to develop and internally apply substitutes and equivalents, always focusing on the quality of the products o ered to consumers. Several other projects are developed in partnerships, especially with customers from Food Services that reinforce the importance of healthiness in its products, and other projects, still under development, will be implemented in 2014, as the turkey breast with a reduction of 25% in sodium.

REDUCTION OF INGREDIENTS[1] |GRI G4-FP6|
						Sugar reduction
Categories of					Total	Sugar
products and					reduction	replaced with
services	Total fat	Saturated fat	Trans fat	Sodium	sugar	sweetener
						Use of
Yogurt	11.7%	11.7%	-		100%	fructose
Margarine	-	-	7.7%	22.2%	-	-
Breaded	21.7%	21.7%	-	21.7%	-	-
Ready meals	-	-	-	-	-	-
Hamburgers	4.5%	9%	-	9%	-	-

[1] Refers to percentage of sales volume of portfolio’s SKUs of the category which had reduction of ingredients.

Nutritional ingredients and additives |GRI G4-FP7|

In addition to the reductions in 2013 many products were enriched and fortified. Additives are components/ ingredients intentionally added and approved by legislation with the function of complementarity. There is increase of nutritional ingredients by the addition of fiber, vitamins and complementary minerals to the initial quantity of the product in order to ensure a concentration which contributes to the feed while maintaining the acceptance of the product by the consumer. High nutritional content is petition approved by legislation and must meet certain minimum values for the nutrient (for high protein content, for example, the product must have at least 12 grams of protein per serving and quantity of amino acids set forth in RDC No. 54/2012).

They are also substances added to food during processing to increase its life in shelf (safety) or improve its taste and presentation. There are many kinds of food additives, particularly colorants, preservatives, sweeteners, antioxidants, emulsifiers and flavorings. The laws of ANVISA and the Ministry of Agriculture establish the additives and usage limits allowed by product category. BRF uses only permitted food additives and their maximum limits.

In the area of meat, the Chicken Mortadella Smurfs is highlighted for its enrichment with vitamins and minerals. In dairy the highlight of the year is Hidra, which is distinguished by the union of whey - and its nutritional attributes as vitamin C, selenium, magnesium, potassium, phosphorus and calcium - to the fruit flavor (grape, peach and passion fruit). The product of great success in the market, stands out as a technological innovation made possible by the association made with the Irish company Carbery. Greek yogurt Batavo took to the consumer a choice of low-fat yogurt with twice the protein than the other, a large di erence in quality, taste and health.

For a healthy and balanced diet, it is indicated to consume meats, breads, pasta, grains, vegetables, fruits and fats. The ready meals have in their formulation, in addition of protein and carbohydrates, fiber, vitamins and minerals of the legumes group. An example is the production and assembly of Lasagne with Turkey Breast and Broccoli using sanitized, bleached and cut broccoli, to improve the nutritional value of this ready meal.

The lasagne line had a change in its formulation, which resulted in significant reduction of sodium from a change in the production process comprising the step of saute of the sauce meat.

Annual Report 2013 69

Greek yogurt Batavo took to the consumer a choice of low-fat yogurt with twice the protein than the other, a large di erence in quality, taste and health.
MORE NUTRITIOUS AND FUNCTIONAL[1] |GRI G4-FP7|
	Categories of products	% Product with increased
	and services	ingredients
Domestic Market
	Hidra	100% (new juices
category, composed of 6
SKUs)
	Greek - yogurt	35.3%
[1] Refers to percentage of sales volume of portfolio’s SKUs of the category which had addition of ingredients.

INTERNATIONAL CERTIFICATIONS |GRI G4-FP5|
		Domestic	International
Certification	Brazil Units	market	market
BRC - Global Standard for Food	Capinzal, Chapecó, Concórdia,
Safety	Francisco Beltrão, Marau, Mineiros,
Mirassol d’Oeste, Rio Verde, San Jorge,
Serafina Correa, Toledo, Uberlândia e
	Várzea Grande.	9,03%	43,47%
Capinzal, Chapecó, Concórdia,
Mineiros, Mirassol d’Oeste, Rio Verde,
IFS – International Food Standard	Toledo e Uberlândia.	7,03%	32,09%
Global GAP (Eurepgap) – Good	Chapecó e Marau.	Certification of the raw material, not
Agricultural Practice, safe and		the final product
sustainable ranching production.
AloFree 1 - Swiss program of	Mineiros, Uberlândia, Toledo e Marau.
traceability in the production of
chicken/turkey		-	-
ISO 17025:20052 - Standard for	Laboratório Central Jundiaí
Certification of Laboratories
Management System		-	-
[1] They are not food safety audits.
2 In addition to certifications related to food safety, some units have ISO 9001, ISO 14001, OHSAS 18001, Halal and Kosher (dairy) certification. For 2014, ISO 17025 will be extended to the laboratories of Marau, Uberlândia and Carambeí. And it was already requested certification of the laboratories of Videira, Capinzal and Concórdia. There are certified units in Argentina and Europe in BRC (Martinez, Oosterwolde, Rio Cuarto, Wrexham), IFS (Oosterwolde, Wrexham), ISO 22000 (Baradero) and Dutch HACCP (Lavallol, Villa Mercedes).

Labeling

Accessible and appropriate product information is necessary for customers and end users to make informed choices in their purchases. Considering customer satisfaction essential for long-term success, the labeling of all products of BRF has instructions for proper use so that consumption does not cause harm to the consumer.

BRF meets the demands of each market and keeps 100% of its products under di erent labeling requirements. In Brazil, the products meet the laws set by agencies such as the National Health Surveillance Agency (ANVISA), Ministry of Agriculture, Livestock and Supply (MAPA), Ministry of Justice and the National Institute of Metrology, Standardization and Industrial Quality (INMETRO). All labels contain information on the composition (list of ingredients), nutrition table (with information on nutrients, portion and % VD -recommended daily value of consumption), name, net weight, storage conditions, manufacturing date, expiry date, mode of preparation and consumption, and data of manufacturer unit (company name, address, CNPJ).

In case of products of responsibility of the Ministry of Agriculture, the labels feature Seal of the Federal Inspection Service (SIF), registration number and classification of the establishment in the Ministry of Agriculture. |GRI G4-PR3| The labels also report the presence of additives such as colorings, flavorings, artificial sweeteners, preservatives, ingredients that can cause allergies (milk, egg, peanut, tree nuts, shellfish, gluten, soy, etc.), fortified with vitamins, fiber and minerals (such as use of wheat flour fortified with iron and folic acid) and, where relevant, the methods of pasteurization and sterilization. Sometimes they bring tips of recipes or garnishes for consumption. There are other sources of information available on the websites of the products and the Consumer Service (SAC). Since 2007, the paper and cardboard packaging contain information in Braille language of the product and its method of preparation, and contact phone number of SAC for further information (list of ingredients, nutritional information table etc.). |GRI G4-FP8|

SATISFACTION SURVEY | GRI G4-PR5 |

Focused on driving improvement in the level of service provided to customers, the development of specific actions for each type of channel and structure indicators of satisfaction and service level, BRF began in 2013 the first stage of the Customer Satisfaction Survey.

The survey consisted of the application of more than 1000 questionnaires addressed to all channels: retail, self service and food services that were designed to detect what is important to each customer profile: how is the relationship with BRF; how they assess the Company before other companies (in terms of service, relationship and proximity, delivery, rupture, portfolio, payment terms, price, negotiation, promotion/o ers, training, relationship program, online service, 24 hours delivery, product quality), and which are the disadvantages BRF, areas for improvement and competitive advantages.

The results of the first stage of the survey (qualitative) were reported to the Board, oc ers and all areas and employees directly involved in the process (sales, marketing, trade, HR, planning, P&D, among others). The second stage of the survey (quantitative) happened in January 2014.

Main results:

• Reputable and serious company with financial strength and investment capacity.

• Recognized for its values, has strong brands and quality products.

• It has capacity for innovation and skilled technical sta . • Interpersonal relationship is a positive highlight • There is an opportunity to enhance issues related to logistics and commercial service.

Based on this research, areas for improvement were identified and defined indicators to be monitored annually by quantitative survey with 1,350 purchasers from 13 channels divided into retail, self services and Food Services of Northeast, Southeast and South region. Satisfaction index based on four measures will be developed: reputation, performance, engagement and overall satisfaction.

Moreover, satisfaction survey with consumers through telephone contacts are made, addressing quality level of service, continuity of consumption of products and level of satisfaction. 13,334 consumers were contacted in 2013, with a score of 99.34% satisfaction with service provided and of consumption of the products.

SATISFACTION SURVEY |GRI G4-PR5|
					Satisfied / Exceeded
		Total		Dissatisfied		expectations
Segment	Quantity	%	Quantity	%	Quantity	%
Dairy	10,131	76%	98	0.97%	10,033	99.03%
Meats	3,203	24%	11	0.34%	3,192	99.65%
Total	13,334	100%	109	0.66%	13,225	99.34%

Annual Report 2013 71

ANIMAL WELLBEING

BRF complies with all Brazilian and European regulations for animal wellbeing duly certified by both European and Asian institutions.

The Animal Wellbeing enables the improvement of the working environment, the alignment of ethical principles in human-animal relationship, increasing productivity, reducing losses in the final product quality, compliance with the requirements of international and national markets, and minimizing risks.

The Company’s policy respects the five animal freedoms: freedom from hunger and thirst; freedom from discomfort; freedom from pain, injuries and disease; freedom to express their normal behavior; and freedom from fear and stress. The process, which involves careful handling up to the pre-slaughter phase, complies with all technical, legal and religious principles and covers the full supply chain spectrum from confinement on the farm, shipment, transportation, unloading and holding in corrals, conducting to the slaughtering area and rendering unconscious (also known as stunning) to bleeding. BRF complies with all Brazilian and European regulations for animal wellbeing duly certified by both European and Asian institutions.

BRF has internal standard, based on national and international requirements and internationally recognized practices (WSPA, OIE, EFSA, AMI, University of Bristol), implemented in all slaughtering units. Monitoring and inspections are conducted to ensure compliance of the processes with the requirements of the standard. Additionally, employees involved in the handling and slaughter of animals are systematically trained.

All legal notifications that relate to animal wellbeing are sent for analysis by the Quality Guarantee team, responsible for verifying the origin of the problem, adopting corrective measures eventually necessary and taking action to avoid repetition of the event.

There were also trainings of employees and suppliers (producers and carriers) that come into contact with the animals. During routine visits, extensionists audit and train farmers on concepts of the Animal Wellbeing program.

Any physical change procedures are not performed in animals and in no time hormones are used. Other medicines, vaccines and disinfectants are handled just under the indication and recommendation of a veterinarian and in accordance with national and international legislation and good manufacturing practices and handling standard. Some units that service specific markets comply with the most restrictive laws, moreover the possibility of gradually reducing the use of antibiotics in the production chain is continuously monitored. |GRI G4-FP10, G4-FP12|

The chemical hazard is addressed in the HACCP plan (Program of Hazard Analysis and Critical Control Points) in the control and monitoring of the chemical, physical and biological hazards in the industry, with verification performed through the National Waste Control Plan of the Ministry of Agriculture, Livestock and Supply, which monitors chemicals in food and the procedure of Management of Tests of the Production Unit, in case of deviation, the rancher is formally notified to take action.

|GRI G4-FP12|

Poultry - The main indicators monitored in the production of broiler chickens are feed conversion (feed amount for a kilo of live chicken), viability (total of chickens returned to the refrigerator in relation to those which were housed) and the cost of production of the kilo of chicken. These indicators provide a parameter of the Company’s competitiveness in broiler segment. Year by year, the eciency of thes e indicators is sought to enhance competitiveness for that new technologies were adopted in diet formulation in poultry buildings, training of producers in handling the poultry, health monitoring and improvement of genetic packages purchased on the market

Any physical change procedures are not performed in animals and in no time hormones are used.

Pork - The hog ranching installations use operating standards described in manuals of good production practices corporately developed and reviewed periodically. There is a corporate committee for transportation of “live loads” that discusses the technical guidelines on the subject. The new farms are being designed and built within specifications applied by the European Community, with the latest technology in equipment to allow greater individual control, even in larger scale, reducing the need for labor and human intervention and providing information in real time.

The cut or worn of teeth are eliminated on units that have undergone optimization work on the farms, being kept only in emergency regime in litters with the occurrence of aggression. Since the adoption of the tattoo on the ears increased specific demand for home warranty/ traceability imposed by the Ocial V eterinary Service passed by importing customers. For technical reasons (the animal’s age, duration and intensity of the intervention), the two activities do not make use of anesthesia. The cut of tail persists because the pain of the procedure is small in relation to the problem of triggering cannibalism. |GRI G4-FP10| Cattle - BRF will keep the Animal Wellbeing Program and the monitoring and current verification of the cattle business until the transfer of operations to Minerva, after approval of the process by Cade. In 2013, the highlights were the improvement of quality in the purchase of live animals, reduction of emergency slaughter; development of folder on chemical hazards, and maintenance of qualifications to McDonald’s and the European Union. Immunological castration of cattle was kept, avoiding stress, pain and death of animals during or after the process with injectable product, of subcutaneous administration. |GRI G4-FP10|

When sick, the beef cattle is separated into lots of treatment for full recovery and observation. They are treated with antibiotics, anti-inflammatories and vitamin complexes approved and released by national and international legislation required by consumer markets. In the refrigerator all animals are received with the Animal Trac Guide and Letter of Guarantee to Supplier, in which the person responsible for the property certifies, among other aspects, the animals were not submitted to any hormones, steroids and/ or synthetic, and had not received antibiotics and / or antimicrobial substances, such as growth promoters.

|GRI G4-FP12|

Dairy - Pro5 program includes, among other activities, selection and disposal of unused materials, organization of property and cleaning of sectors and milking equipment, control of antibiotic through simple and ecient pr actices, animal and human wellbeing, environmental preservation and maintenance of records. Among the results achieved in the year is the development of materials for the execution of the program (textbooks, notebooks registration, quality procedures, the development of a pilot project to implement collection of veterinary waste in dairy farms in Carambeí (PR); the training of more than 70 technicians (RS, RJ, PR, SC and PE) in relation to the guidelines of the initiative and visit to more than 300 properties to begin implementation of the program. The target for 2014 is to train 88 technicians of origination of milk for the implement of Pro5 in 176 properties of suppliers. All milk received in the factories is analyzed for the addition of substances and veterinary products not authorized by the Map and in the case of detection of some substance the proper disposal of the milk is taken.

|GRI G4-FP12|

ANIMAlS BY TYPE OF HABITAT |GRI G4-FP11|
Species of animals	Creation System	Percent
Poultry	Intensive, with respect to the indicator of 39kg/m2maximum,
	ensuring animal wellbeing.	100%
Pork	Industrial intensive, independent of genetic or place of creation.	100%
Cattle	Extensive System for Backgrounder Cattle and in Semi-Confinement:
Beef cattle of own	Animals raised on pasture may express normal behavior and without
production	discomfort.	19%
	Intensive Confinement System: Respects the gregarious habit of
	cattle, handles according to zone of escape of animals. Respects the
	spacing within the cattle pen (m²/animal).	81%

SOCIETY |GRI G4-SO1|

The Company contributes to local development through the creation of employment and as a catalyst for positive transformation.

With plants and distribution centers in all regions of the country, BRF considers extremely relevant relationships with surrounding communities to its plants, administrative oc es, sales subsidiaries and distribution centers and understands that all share responsibility for the development of a territory. The Company seeks to identify and minimize impact on the communities in which it operates, in order to contribute to local development and enhance the relationship with this public.

The social investment strategy provides for joint action with the surrounding community, in a relationship that cultivates respect for the town to contribute to positive change for the area and strengthen commitment.

Social investment is co-managed by BRF Institute sta and 39 Local Committees for Social Investment, community relations, family and government bodies, composed of about 400 employees of the Company who meet locally at least once a month. Also, once a month, representatives of programs meet by teleconference with representatives of programs of BRF Institute. These meetings have as main objectives the monitoring of work, planning, learning and decision making.

|GRI G4-26|

The social impacts on surrounding communities are measured by means of indicators and actions developed by BRF Institute. In 2013, there was an advance in methodology for quantitative analysis of this work, through the development of panel of quantitative indicators and processes of all programs and projects. Actions of private social investment were present in 40 municipalities of the operation of BRF in Brazil and benefited more than 44,000 people in the year. Moreover, in 2013, the Institute and the committees started working in four production units: Terenos (MS), Campos Novos (SC), Jataí (GO) and Tatuí (SP). The entry in these municipalities happened through the Voluntários BRF (Volunteer) Program and the consolidation of the governance structure of the committee according to standard corporate of social investment. No instruments of qualitative impact analysis in 2013 were drafted, but are planned for 2014.

Voluntários BRF (Volunteer) Program is part of the work of BRF Institute, which is guided in acting from following fronts: Third Sector, Inter-sector networks, Public Policy, Entrepreneurship and Employability.

The Voluntários BRF (Volunteer) Program has as part of its methodology to map the city, identify needs, assets and potentials and raise organizations that help to promote local development of the municipality. The mapping is performed by committee members.

Following the precautionary principle, the social investment of BRF provides for health insurance coverage for all employees, apprentices, retirees and family members who work in the Volunteer Actions BRF performed by Voluntários BRF (Volunteer) Program and is seeking ways to extend coverage to local actions.

|GRI G4-14|

Third Sector - Launched by BRF Institute in October 2012 to support non-governmental organizations (NGOs) and strengthen its management, Inspira Program developed activities during the year 2013, showing the first results. The initiative, which lasts 16 months and has a partnership with the International Social and Environmental Fund (FICAS) organization specialized in methodologies for institutional strengthening of NGOs, comprises 56 NGOs in 29 Brazilian cities. The program consists of training for five classroom modules and direct financial investment for improvements in administration, fruits of learning provided by the modules. During the first phase of Inspira, interested NGOs have applied, entries were evaluated and finalists were submitted to personal interviews. Once chosen, the institutions made modules, in which issues such as the mission of the organizations, the context of action, communication and resource mobilization were discussed. In 2013, BRF made direct investment in civil society organizations of R$ 550 000, plus about R$ 877 thousand, via Institute to facilitate the training.

|GRI G4-EC7|

Intersectoral Networks - With the goal of establishing an area of direct dialogue and joint construction between di erent institutions working in nearby communities to 10 BRF factories, aiming at local development, the Comunidade Ativa (Active Community) Program was the main front of operation of intersectoral networks in 2013. Projects were undertaken and promoted monthly dialogue meetings with organizations, institutions and agencies operating in Bom Conselho (PE), Chapecó (SC),

Concórdia (SC), Dois Vizinhos (PR), Francisco Beltrão (PR), Lucas do Rio Verde (MT), Sabará – district Ravena (MG), Toledo (PR), Uberlândia (MG) and Vitória de Santo Antão (PE) that compose the Community Development Councils for planning and monitoring of collective local development projects. |GRI G4-26| Public Policy - BRF Institute supported the Cidades Sustentáveis (Sustainable Cities) Program, whose aim is to mobilize the government’s commitment to sustainability and the development of cities.

In 2013 the Institute has invested in a tool to help municipal managers who are committed to the cause to implement actions in their regions. The Sustainable Public Management (GPS) platform was then created, a practical tool that helps about 200 elected mayors and committed to the cause to think better how to perform their job and where concentrate their actions in the city, because it brings concepts, provides opportunities and guidance on good practice in supporting materials divided by themes, such as the improvement of urban mobility practices.

Entrepreneurship and Employability - In 2013, the front had two projects, the Estação Digital (Digital Station), of digital inclusion for youth, adults and seniors in Bom Conselho (PE) and ReciclAção applied as a pilot in Morro dos Prazeres community, in Santa Teresa, Rio de Janeiro (RJ). The work is to develop and incubate a social business to deal with the challenges of waste management of population, to promote local development and bring alternative to the demands of society with respect to reverse logistics.

In 2013 the Company also expanded into dialogue with their peers to encourage private sector responsibility with the communities of which they are part. The workshops of local investment are a good example. Consist of meetings with other companies in some cities where BRF is present to talk about the importance of social investment and encourage them to also engage in the development of the municipalities in which they are part. In 2013, workshops were held in partnership with Comunitas, an organization created to promote social development through the involvement of the various sectors of society, which performed lectures on the subject to businessmen and opened the matter for discussion. The meetings were held in the cities of Paranaguá (PR), Carambeí (PR), Ponta Grossa (PR), Concórdia (SC), Campo Verde (MT), Marau (RS), Vitoria de Santo Antão (PE) and Rio Verde ( In 2014, BRF Institute aims to strengthen the commitment to strengthen local development through joint e orts between company and society focusing on the action in communities surrounding the units, oc es, branches and CDs of BRF. Accordingly, in addition to continuing the work in progress, it intends to start a new program directed to the theme of (pilot) employability, as well as a program of visits of di erent publics to manufacturing facilities of BRF to know the company and have the chance to experience the culture of HSE and may take to it and its territories relevant knowledge about health, safety and environment. The program is called Portas Abertas (Open Doors).

COVERAGE OF COMMUNITY ENGAGEMENT PROGRAMS |GRI G4-SO1|
		Implementation of the program
		committees of the operation of the
Program/Projects	Coverage of BRF operation	Institute
Inspira (third sector)	48%	54%
Comunidade Ativa (intersectoral
networks)	17%	26%
Estação Digital (Entrepreneurship
and Employability)	2%	3%
ReciclAção (Entrepreneurship and
Employability)	0%	0%
Voluntários BRF	65%	100%
[1] Each Committee has its own activities and di	erentiated priorities. Each one is at a stage of internalization of actions.

Annual Report 2013 75

Indirect economic impacts |GRI G4-SO2, G4-EC8|

The wellbeing of surrounding communities of BRF is an indicator of environmental, social and economic performance. Operating activities, including loading and unloading moves and other stages of the production chain of the business, interact with the environment, and require management to mitigate possible negative impacts to society and the environment.

The Company has identified as examples of negative impacts to the environment the emission of fumes and particulates, odor, noise and competition for water use. Measures to mitigate and eliminate the impacts are part of the guidelines for environmental control ranging from farmers and transport of raw materials until all activities related to manufacturing and logistics units, always seeking legal compliance and well-being of communities.

The operating strategy of social investment of BRF provides for a joint operation between the company and the surrounding community, and the degree of interaction that requires this relationship is particularly close, since there is shared construction of projects and actions to improve the territory. This relationship cultivates respect and, above all, strengthens the bonds of trust and commitment between the parties involved.

• Uberlândia (MG) – In 2013 the social investment committee of unit of Uberlândia (MG) and BRF Institute found that the result of social investment was still low positive impact and dialogue and joint work with priority groups were fragile. This fragile relationship even hinder the potential outcome of the implemented programs (Comunidade Ativa, Voluntários BRF and Inspira) and had to do largely, but not exclusively, with a history of dissatisfaction with the waste treatment of the unit, as well as a challenge of availability of the Committee for conducting activities provided for in the plans. To overcome this challenge, after the implementation of a number of important improvements in wastewater treatment of the unit, the leaders of the local BRF, the Committee and BRF

Institute made a joint diagnosis, drew up a plan for the restructuring of work and implemented activities in the last quarter 2013. This work will be strengthened and expanded in 2014.

• Vitoria de Santo Antão (PE) - The construction of margarine factory in the city of Vitória de Santo Antão, Pernambuco, had a positive impact on the region, since it contributed to the installation of the packaging industries in the same location, to meet the demand of the new plant. The opening of the two plants generated new jobs, which contributed in local income, moreover, served as a draw for the installation of new service suppliers such as carriers, restaurants, cleaning companies, etc. The project was responsible for creating 150 new direct jobs. The operations together are responsible for more than 1.6 thousand direct and 1.8 thousand indirect jobs in the city. |GRI G4-EC 8|

INFRASTRUCTURE INVESTMENT |GRI G4-EC7|
Program	Location	Description	Investment (R$)
PROHAB	Lucas do Rio Verde (MT),	Construction of housing for employees of BRF,
	Mineiros (GO) and Nova	reflecting on the price of rents in the cities.
	Mutum (MT)		R$ 15.6 million
Inspira Program	-	Support for the strengthening of NGO	- Direct R$ 550,000
		management	- Indirect
R$ 876,515
Voluntários BRF	Ponta Grossa (PR), Embu	Implement of walking trail, skate, soccer
	(SP) and Dois Vizinhos	field, public lighting, adequacy of library for
	(PR)	students with visual disabilities, among others.	R$ 39,320.00
Comunidade Ativa	Dois Vizinhos (PR)	Revitalizing the city: recreational space,
construction of retaining wall on uneven
area, walking track and purchase of toys for
playground and sidewalk in the area of general
		circulation.	R$ 24,500.00
	Chapecó (SC)	Reforms in the sheds of two community
		associations, where the locals gather.	R$ 20,000.00
	Concórdia (SC)	Revitalization of green area to ensure
recreational space for the community, with
		actions such as planting trees	R$ 16,600.00
Ação	Carambeí (PR)	Expansion of Children’s Educational Center,
Independente		ensuring an increase in the number of children
(Independent		with access to this service, while their mothers
action)		work.	R$ 25,000.00
Total			R$17,151,935.00

DEMOCRACY

Within the narrower legal, ethical and moral standards, following Brazilian and international rules, such as the American FCPA Foreign Corrupt Practices Act and Sarbanes-Oxley (SOX), BRF contributes to the electoral process by making donations to political campaigns, with the objective of helping Brazilian democracy. In 2013, no contributions, since these occur in election periods, always in accordance with the electoral law which states (including with respect to the publicity of gifts in the Superior Electoral Court TSE website ). BRF sets its support to political parties (not the people) from internally established criteria, which value the transparency in its relations, and the support to government projects aimed at the development of agribusiness. |GRI SO6|

COMMITMENTS Throughout 2013, BRF rearmed its commitment to voluntary covenants to which it is a signatory and actions developed throughout its value chain to meet the demands of each initiative.

EXTERNAL COMMITMENTS |GRI G4-15|

External commitments	Assumptions	Actions
Global Compact	Follow the ten principles related	-- Code of Ethics and Conduct
(UN)	to human rights, labor rights,	-- Suppliers Code of Conduct
	environmental protection and anti-	-- Integration Program for New Employees
	corruption.	-- Na Mão Certa Program
-- National Pact for the Eradication of Slave Labor
-- Monitoring Program of Supply Chain
-- Integrated Management System (based on ISO
14001, ISO 9001 and OHSAS 18001 parameters)
-- Management of Climate Change
Goals of	Collaborate with the overall goals	-- SSMA
Development of	of eradicating hunger and poverty,	-- Environment Policy
Millennium (UN)	quality education and for everyone,	-- Pact for Integrity and Against Corruption
	non discrimination, reducing child	-- Local Investment Focused on Local Development
	mortality, maternal health; combating	-- Social Action Program
	disease, quality of life and respect for the	-- New Being program (for pregnant women)
environment, and universal work.
Business	Adopt ethical standards for the	-- Code of Ethics and Conduct
Pact for Integrity and	relationship with the government.	-- Reporting channel
Against Corruption		-- Suppliers Code of Conduct
-- Integration Program for New Employees
National Pact for the	Combat slave (or similar to slave) labor in	-- Suppliers Code of Conduct
Eradication of Slave	BRF operations and its suppliers	-- Monitoring Program of Supply Chain
Labor		-- Specific clauses that allow the immediate
termination of the contract in case of breach.
-- Pact is recommended to all suppliers through the
Suppliers Code of Conduct.
-- Completing the monitoring platform of Pact in
November/2013
-- Regular consultation to the Blacklist of Slave Labor
Sustainable Connections	Contribute to the conservation of	-- Monitoring Program of Supply Chain
/ Livestock Pact	the Amazon through no association	-- Regular consultation to List of Embargoed Areas by
	with suppliers that promote illegal	IBAMA
	deforestation.	-- BRF encourages its suppliers to become signatories
to the following covenants: Global Compact, Na Mão
Certa Program, Livestock Pact, National Pact for the
Eradication of Slave Labor and Pact for Integrity and
Against Corruption
Na Mão Certa	Combat sexual exploitation of children	-- BRF recommends its suppliers to become signatories
Program	and adolescents on Brazilian roads,	to the Programs
	mainly through the engagement of	-- One of the Modules of the SSMA Program in the
	contracted carriers.	transport provides for the awareness of carriers on
the subject. In 2013, professionals from the logistics
of Jundiaí and Curitiba units were trained to be
educators of the program with carriers. In the year
194 motorists were trained and other 5,000 were
made aware.
Brazilian	Report inventory of air emissions causing	-- Gold Seal of the Brazilian Program of Greenhouse
Program GHG	the greenhouse e ect.	Gases
Protocol
Carbon Disclosure Project	Report inventory of air emissions causing	-- BRF had significant evolution in the responses (on
(CDP)	the greenhouse e ect.	a scale from 0 to 100, the disclosure score increased
from 62 in 2012 to 83 in 2013 and on a scale from D to
A, the performance score went from D in 2012 to B in
2013). With such evolution, the Company joined the
rank Global500 of CDP, which brings together the
best performance score.
CDP Water	Manage the responsible use of water	-- BRF responded voluntarily and for the first time the
	input	CDP Water questionnaire.

Associations |GRI G4-16|

For BRF, associations of primary importance are those related to their market segments more specifically , such as the Brazilian Poultry Union (Ubabef) and the Brazilian Association of Producers and Exporters of Meat (Abipecs), in which occupies the Chair of the Board of Directors. Besides the two associations, it has chairs in the Board of Director of the Brazilian Association of Listed Companies (Abrasca), the Brazilian Institute of Finance Executives (IBEF), the Brazilian Institute of Corporate Governance (IBGC), the Brazilian Institute of Investor Relations Professional (Ibri) and Statement of Best Practices Committee and the Technical Committee of the Capital Market (Codim). Also participates as a member of the Brazilian Association of Food Industries (ABIA), Brazilian Association of Cheese (Abiq), Brazilian Association of Beef Export Industries (Abiec) and the National Association of Animal Feed Industry (Sindirações). Otherwise, BRF participates in the following organizations and associations focusing on sustainable development: • Brazilian Business Council for Sustainable Development (CEBDS) - In 2013, BRF reinforced its commitment to sustainable development by participating in thematic chambers organized by CEBDS, which bring together representatives of di erent business sectors to discuss and develop projects on sustainability issues.

During the year, it participated in the chambers of Biodiversity, Climate Change, Water, Communication and Education for Sustainability and the Working Group on Sustainable Procurement.

• Work Group on Sustainable Ranching (GTPS) - In March 2013, BRF became fully associated in the Group which aims to contribute to sustainability through cooperation along the value chain of cattle in Brazil.

• Group of Institutes, Foundations and Companies (GIFE) - A member since 2007, the Company began in 2012 to formalize its participation to the organizations that enhances and disseminates concepts and practices in the use of private resources for the promotion of sustainable development in Brazil network.

• Comunitas – BRF Institute is associated since 2011 with the organization that aims to promote the social development of the country encouraging the engagement of business leaders and contributing to the improvement of corporate social investment.

• RedEAmérica – BRF Institute teamed up in early 2013 to the thematic network that has more than 70 business organizations that make social investment in 11 countries in Latin America. The Network articulates e orts of foundations and corporate organizations which are interested in finding new and better ways to invest their resources in community development.

Annual Report 2013 79

NATURAL CAPITAL

ENVIRONMENTAL MANAGEMENT

BRF performs ongoing investments targeted for water treatment, effluent, emissions, energy and waste disposal.

OURO
PERDIGÃO
mortadela
30g

80

HELOÍSA
WORKS ON THE BRF PRODUCTION LINE. SHE IS PROUD TO KNOW THAT EVERYONE WILL ENJOY A SANDWICH WITH INGREDIENTS THAT HAS BEEN THROUGH A RIGOROUS QUALITY PROCESS.

81

BRF invested R$ 52 million in the expansion, improvement, maintenance and development of projects and research with a focus on innovation for the issue of the environment and energy excellence in 2013.

BRF has an Environmental Policy which brings legal compliance as a minimum level of performance, and performs ongoing investments targeted for water treatment, euents, emis sions, energy and waste disposal. Moreover, international standards are used as performance benchmarks, leading to the development of projects aiming to improve the eciency of equipment and environmental control systems.

A specialized technical sta par ticipates in all phases of projects, from conception to implementation, evaluating potential environmental impacts and prioritizing eco-eciency of e quipment and processes. Valuing continual improvement of these processes, BRF invested R$ 52 million in the expansion, improvement, maintenance and development of projects and research with a focus on innovation for the issue of the environment and energy excellence in 2013.

of supply and distribution, environmental impacts related to logistical issues may represent much of the environmental footprint.

BRF also has Corporate Standard for the management and control of atmospheric emissions in its plants, which in some cases exceed the frequency required by legal requirements. There is operating control of systems for combustion to occur with the greatest possible eciency , ensuring minimal emissions and enhanced system performance. With a focus on reducing greenhouse gases emissions, eciency initiatives are adopted in the logistics system, methane recovery in euent tr eatment plants for use as fuel in other processes, use of biomass (renewable energy) and energy and heat conservation in equipment and processes.

BRF analyzed the supply chain and identified as potential environmental impacts resulting from transportation of materials, products and vehicles using the following:

|GRI G4-N30|

• Greenhouse Gases Emissions (CO2) generated by burning fuel and giving rise to global warming; • Air emissions: due to the combustion of fuels and that, besides polluting the air, cause health problems in humans, • Waste generation (oil, batteries and tires): incorrect disposal of waste impacts the environment; • Spills/leaks from accident: watershed and soil pollution, a ecting the environment and the community.

To mitigate these impacts, the Company has invested in: • Multimodality in 2013, the use of trains, for example, increased 20% over the previous year, an increase of 2.6 thousand trips in this modal.

• On ground fleet, change in the profile of the fleet, using vehicles with higher capacity, resulted in a reduction of 100,000 kilometers traveled compared to 2012.

• With the implementation of reverse logistics presented optimization of loading of return of 11% of the fleet, accounting, in 2013, 4,200 travels with occupied capacity in roundtrip.

• The improved routing process of fresh milk resulted ina

TOTAL EXPENDITURES AND INVESTMENTS IN
ENVIRONMENTAL PROTECTION |GRI G4-EN31|

R$ million	2010	2011	2012	2013
Prevention and
Management [1]	24.3	37.8	60.2	52
Disposal, treatment
and mitigation	74	80.2	111.9[2]	126.7
Investments in
forests	45.8	28.2	35.5	33.3
Total	144.1	146.2	207.6	212
[1] Includes investments of overseas units.
[2] Change in the scope of the accounting of the values “Disposal, treatment and mitigation” for 2012 (61.2).

EMISSIONS

BRF’s Greenhouse Gases Emissions (GHG) are not considered significant - due to investments in energy eciency pr ojects, the predominantly renewable energy source and also for its environmental management system implemented in the units. GHG emissions that occur in the chain are considered to have the largest magnitude for BRF, mainly in the agricultural supplies and logistics.

Environmental impacts of transport systems have a long-range, from global warming to air and noise pollution. For organizations like BRF, with extensive networks reduction of 1.2 million kilometers.

• An initiative in the pool of procurement replaced vehicles and refrigeration equipment with a maximum age of 10 years, which resulted in the renewal and improvement of 11% of the fleet. These new vehicles are supplied with the S50 diesel, improving eciency compared to older vehicles.

Advances in logistics eciency with the us e of rail and waterway, as well as the routing of travel, brought gain of 5.5% in kilometers traveled compared to 2012. Reductions in GHG emissions obtained shall be considered in the inventory of 2013.

|GRI G4-EN19, G4-EN30|

Another initiative with significant results in 2013 was the SSMA Program in Transport and Distribution, which sought to raise awareness among carriers and make a commitment to Health, Safety and Environment. Through the Integrated Supplier Management (GIF), the 68 largest carriers of refrigerated segment (689 vehicles) monthly complete self-evaluations concerning waste disposal and black smoke. Among the carriers evaluated, it was found that 87% correctly perform waste disposal through approved companies and 47% have control of black smoke from vehicles and are in compliance with environmental standards. |GRI G4-EN30|

Programs to reduce emissions |GRI G4-EN19| Sustainable Hog-Farming System (3S) - Supports integrated producers to build biodigesters and flaring system generated from the treatment of animal waste. Finished check with third party in October 2012 and is under verification in the UN. In 2013, the program reached a reduction of 360,000 tCO2e in Scope 3.

Fleet Management: In 2013, priority was given to refueling with ethanol for 95% of the light vehicle fleet in the states of Paraná and São Paulo (which corresponds to about 1,665 vehicles), the reduction of GHG emissions from this activity will be recorded in 2013 Inventory.

Photovoltaic Power Generation - The pilot project was implemented in Uberlândia (MG) in 2013 and is in operation. Currently the consumption and generation of photovoltaics in the poultry production system are being measured and its operation observed to verify the feasibility of the project. The aim is to develop the model for the distributed photovoltaic generation (solar panels) in rural areas.

Biomass Boilers - The company achieved a reduction of 20,000 tCO2e in Scope 1 mainly of biomass boilers that in 2012, replaced the non-renewable fuel, in Ijuí and Teutônia (RS) and Ravena (MG).

GREENHOUSE GASES EMISSIONS (tCO2 e)[1]
|GRI G4-EN15, G4-EN16, G4-EN17, G4-EN18|
	2011 [3]	2012
Scope 1 - direct
emissions	346,935.40	327,123.85
	All have been mapped, but
Gases included in the	BRF only emits CO2 , CH4 , N2 O,
calculation		HFCs.
Biogenic CO2 emissions	2,557,312.87	2,797,109.23
Scope 2 - acquisition
of electricity and
steam[2]	101,344.51	185,034.60
Gases included in the
calculation		CO2 , CH4 , N2 O
Scope 3 - other
indirect emissions [4]	521,651.77	1,046,913.65
Land Logistics	512,677	530,926
Business travel (air/
land)	8,974.77	10,599.17

Waterway Logistics	-	505,388.49
Gases included in the
calculation		CO2 , CH4 , N2 O
	16,196.67	17,896.93
Biogenic CO2 emissions	tCO2 e	tCO2 e
[1] The GHG emission inventory is Golden Seal and follow the guidelines of the GHG Protocol Program and disclosure schedule defined by it thus inventory of 2013 will be published in May/2014 in the Brazilian GHG Protocol Program platform and RA in 2014.
[2] The emission factor used is the one provided by MCT - Ministry of Science and Technology.
3 By having defined 2011 as the base year for emissions of Scope 1 and 2, it was necessary to incorporate to 2011 emissions of Argentina, which were estimated. For the year 2013 will be held the first Global Inventory BRF, including operations in Europe and other continents.
4 In 2011, the company has not made recalculation for Scope 3 emissions.

Commitments and targets

BRF target is to reduce the intensity of direct emissions (Scope 1) by 10% until 2015 considering as basis the 2011 inventory. The target refers to activities in Brazil, representing 82% of Scope 1 of GHG Inventory and was defined considering the emissions performance in 2011 and increased annual production expected up to 2015.

INTENSITY[1] OF GREENHOUSE GASES EMISSIONS
EMISSIONS INTENSITY - SCOPE 1 (kgCO2 e/tprod)		(GHG) |GRI G4-EN15, G4-N16, G4-EN18|[1]
2011	53.55	Brazil + Argentina	2012
2012	48.48	Absolute emissions - Scope1	327,123.85 tCO2 e

In addition to mapping the Scopes 1 and 2, BRF is challenged to advance the identification and measurement of other indirect emissions (Scope 3), increasing the font mapping in addition to emissions from transport and logistics as well as business travel already disclosed. For this, it finished in 2013 a Map of Scope 3, which took into account the categories presented by the GHG Protocol Program and their relevance/applicability to the Company. An action plan that prioritizes the calculation of the most relevant sources for those of lesser relevance was also defined

		Relative Emissions - Scope 1	56.72 kgCO2 e/tprod
		Absolute emissions - Scope 2	185,034.60 tCO2 e
		Relative Emissions - Scope 2	32.09 kgCO2 e/tprod
Absolute emissions - Scope
		1 + 2	512,158.45 tCO2 e
Relative Emissions - Scope 1
		+ 2	88.81 kgCO2 e/tprod
		Metric to calculate this index	Emissions are related
to production volume
[1] The types of GHG emissions included in the rate of intensity are: Stationary and mobile combustion, euent tr eatment, agricultural waste and fugitive emissions for Scope 1; acquisition of electricity and steam for Scope 2, Scope 3 was not considered.

EMISSIONS OF OZONE DEPLETING SUBSTANCES[1] (ODS) |GRI G4-EN20|

ODS (kg)		2011		2012		2013
CFC	Quantity (kg)	15.6	Quantity (kg)	2	Quantity (kg)	3
	Result		Result		Result
	(kg CFC-11)	15.6	(kg CFC-11)	2	(kg CFC-11)	3
HCFC	Quantity (kg)	20,127	Quantity (kg)	15,457	Quantity (kg)	16,652
	Result		Result		Result
	(kg CFC-11)	1,109	(kg CFC-11)	854	(kg CFC-11)	919
[1] The predominant industrial refrigeration fluid is ammonia, which does not harm the ozone layer and does not cause greenhouse.
2 BRF uses in small quantity, HCFC22 for industrial refrigeration and the remainder of this gas is used in air conditioning. Adding of 1,195kg occurred in 2013 was due to system maintenance, requiring replacement of gas.

			In 2013, there was an increase in the database of the indicator, totaling 100% of the units of meat of Brazil. Considering the same basis as 2012, it is noted an increase in emissions of NOx and SOx and reduction in CO and Particulate Material. For 2014, the Company is committed to also report all emissions from dairy units and units abroad.
NOX , SOX ANd OTHER SiINIFICANT AIR
EMISSIONS (t) |GRI G4-EN21|
		Total
Categories	2012	2013 [1]
NOX	663.48	1,421.00
SOx	55.46	135.57
Particulate
Material	1,271.30	1,735.58
CO	3,202.70	5,226.08
HC	N.A	N.A
* Expansion of scope for the year 2012.

RESOURCE CONSUMPTION

Material consumption is directly related to overall operating costs. Track this internal consumption, both by product and by product category, facilitates the monitoring of the eciency of mat erial and cost of material flows. In BRF, there is no rule governing the use of recyclable or reusable materials, however, managers are instructed to assess the environmental aspects of the hiring process through the Monitoring Program of BRF Supply Chain.

MATERIAlS USEd (tons) |GRI G4-EN1|
Inputs and raw		Direct		Indirect	Renewable?
materials	2012	2013	2012	2013	(Yes/No)
Inputs for ranching	408,488	426,101	-	-	NO
Ingredients/Dairy	320,601	355,458	-	-	NO
Feedstock meat
(poultry, pork, beef) *	73,106	48,304	-	-	NO
Grains (soybeans
and corn) / soybean /
vegetable oil			11,193,742	10,620,590*	YES

					Renewable?
Materials for packaging				Direct	(Yes/No)
		2012		2013
Cardboard		165,837		160,746	YES
Cartridge		16,820		14,831	YES
Glass		2,143		2,419	NO
Polymers		6,702		7,004	NO
Long Life		19,587		17,237	NO
*Raw materials and beef cattle that go straight to the product (e.g.: beef used in lasagne)

Annual Report 2013 85

BRF performs measurements and provides for the daily management of water consumption, prioritizing the removal of surface sources, reducing the exploitation of underground water and avoiding the use of public water supply, not to compete with the population.

Aware of the importance of recycling, BRF o ers on products packages guidelines on the disposal of packaging post-consumption, according to the symbology of Selective Disposal, approved by the Brazilian Packaging Association (Abre) and ABNT. With this attitude, it advances to expand consumer participation in the implementation of the National Policy on Solid Waste (PNRS). The symbolism indicates the separation between dry waste (recyclable) and wet waste (not recyclable) to facilitate the disposal of containers for waste sorting.

In 2013 the Brigade BRF (partnership with TerraCycle) made possible the collection of 283,007 units of packaging. From 2014, similar actions will be developed with the help of new partners, aiming to develop new areas of expertise and di erent perspectives.

|GRI G4-EN28|

However, there is no use of recycled raw material in the production process due to the nature of products and issues related to food safety. However, recycling is used for other purposes, such as oc e supplies, merchandising and secondary packaging, which does not come into contact with food.

RECYCLED MATERIAlS |GRI G4-EN2|
	2012	2013
Cardboard Boxes	40%	40%
Oc e paper	87%	75%
Merchandising material	16%	16%

Water and E uent

The water availability is a decisive factor for BRF in the construction of new plants and the expansion of the productive capacity of existing units. The water quality also directly impacts the quality of products such as, for example, in milk production, in which the cleaning of equipment and utensils used for milking directly reflects in the quality of the final product. For these reasons, the Company develops initiatives to reduce consumption of this resource such as informative documents and guidance for the responsible use and reuse of water, and the implementation of mechanisms to collect and store rainwater.

BRF performs measurements and provides for the daily management of water consumption, prioritizing the removal of surface sources, reducing the exploitation of underground water and avoiding the use of public water supply, not to compete with the population.

For 2013, the Company has set targets in relation to consumption and water reuse. The goal to save 1 billion liters of water has been overcome, rationing approximately 1.3 billion, considering the same database as 2012, which included only manufacturing units of dairy and meat from Brazil. However, in 2013, the scope of the indicator was higher with the inclusion of activities not accounted for in previous years, such as agriculture, distribution centers, administrative buildings and units abroad. This increased scope implied an increase of 7.05% in the volume of water for the year 2013.

The goal regarding water reuse was to keep the index above 20%. Using the database of 2012, the Company met the goal. For the year 2014 this goal is maintained.

To achieve the goal, the site of Curitiba, for example, built cistern that captures rainwater for use in garden, urinals and toilet that serves approximately 30% of the employees of the administrative site. On Itajai site, program Mergulhe nessa Ideia, which promotes awareness of the use of water, sending emails periodically about the importance of this issue was developed. Initiatives for water management are also implemented at distribution centers, like the CDs of Ribeirão das Neves (MG), Salvador (BA) and Jundiaí (SP), using rainwater for washing trucks.

Moreover, in 2013, projects aimed at reducing water consumption in production processes were performed. PINCH technology was adopted, a methodology based on the principles of thermodynamic to promote reuse and recycling within the processes, optimizing the way the water can be applied according to the required quality. Standardization of cleaning system in the plants was also carried out, identifying and replicating best practices in water conservation. Another initiative was the implementation of Lean philosophy, which identifies the flow of materials and information at all stages to end waste.

In the chain, integrated producers are responsible for water management in its operations, but the company supports those interested in adopting new technologies for resource optimization. Suppliers are monitored and evaluated annually through a sustainability checklist, which assesses the availability of water in the last year. In the monitoring record of the batch of poultry breeding, for example, the water consumption data is reported daily.

WATER CONSUMPTION BY SOURCE (m3) |GRI G4-EN8, G4-EN10|
Source type			History of total volume of water removed by sources (m³)
					Change % (2013
Year	2010	2011	2012	2013	x 2012)
Superficial	42,139,557	42,251,876	38,732,576	38,828,985	0.25
Underground	17,486,230	18,143,816	20,597,104	24,646,055	19.66
Public Supply	1,554,365	1,903,745	1,868,339	2,024,728	8.37
Rainfall	32,154	-	40,563	55,122	35.89
Total	61,212,306	62,299,437	61,238,582	65,554,890	7.05
					Change % (2013
		History of reused and recycled volume (m³)			x 2012)
Water Reuse	15,701,346	15,486,705	15,723,175	16,233,291	3.25[2]
% Reuse	20.41	19.91	20.43	19.85	-0.58[3]
1 Expansion of the scope of the analysis of data from 2013.
2 Variation of 1.66% is considered the same scope of 2012.
3 Reduction of 0.58 pp in the reuse by expanding the scope considered.

Annual Report 2013 87

WATER RECYCLED AND REUSED |GRI G4-EN10|
					2013 [1]
			Volume
			m3 Percentage of total water removed
Total water recycled by the organization			9,725,337		11.89%
Total water reused by the organization		6,508,584			7.96%
Total		16,233,921			19.85%
[1] Expansion of scope for this indicator compared to the year 2012.

SOURCES AFFECTED1 BY WATER REMOVAL |GRI G4-EN9|
					Value for local
					communities
		Is Source in		Biodiversity	and indigenous
Unit	Source size in m³	protected area?		value	peoples
Capinzal (SC)	13,140,000.00		Yes	N.D	N.D
Marau Aves (RS)	23,652,000.00		Yes	N.D	N.D
Chapecó (SC)	14,941,756.80		Yes	N.D	N.D
Dois Vizinhos (PR)	13,400,000.00		Yes	N.D	N.D
Carambeí (PR)	17,250,192.00		Yes	N.D	N.D
Várzea Grande (MT)[2]	29,802,150,720		Yes	N.D	N.D
Dourados (MS)			Does not capture from surface source
[1] The criterion for definition of this list as sources aected by removal of water was removal greater than 5% of the total flow of the source (river)..
[2] The unit of Várzea Grande has capture not more than 5% of river flow and Dourados captures from underground source. They were mentioned for beingin Ramsar list

EFFLUENT DISPOSAL |GRI G4-EN22|
					Change %
Disposal of e uent (m3)	2010	2011	2012	2013	(2013 x 2012)
Surface source	52,233,375	54,843,866	54,285,284	57,845,094	6.6
Soil	862,317	846,238	1,402,034	1,063,861	-24
Public Network	-	-	54,843	510,877	832[1]
Total	53,095,692	55,690,104	55,742,161	59,419,832	6,6
Quality
Kilo of pollution load (DQO)			5,744,631	5,102,859	-11.2
[1] The increase in this indicator reflects the greater number of activities incorporated into the data.

In 2013, there was a 6.6% increase in the volume of euent gener ated, compared to the previous year due to the inclusion of activities in the database, however, there was significant reduction in the pollution load of more than 11.2%, which is due mainly to the corporate project for the reduction of organic load generated in the process and that is not yet fully completed. The project also enabled an increase in the recovery of waste, which are no longer generated and used for the treatment of industrial euent.

BRF Agricultural area completed in 2013 studies and evaluations of its system of water consumption and production of hog waste when it recorded an average generation of 4.5 liters/hog/day compared to the national average generation of 7.0 liters/hog/day This index, 35% lower, adds value to waste, focusing more nutrients to be made available in the culture, which after treated became fertilizer.

Energy

Energy is one of the main resources used in the activities of BRF, so there is continued investment in the search for processes and equipment that reduce their demand. Because of this, the Energy Excellence Program established performance indicators to monitor specific energy consumption in the di erent production processes, because of the particularity of the energy profile of each product comprising the Company’s broad portfolio. These indicators are monitored daily by specialists in plants. The other activities that make up the operation of BRF as distribution centers (considering kWh per ton shipped, calculated by summing the consumption of energy - electric and diesel - all CDs divided by the sum of ton shipped), and agricultural and administrative areas, also have monitoring indicators established as their patterns of operation.

The Company strives each year to improve the monitoring and performance of di erent production lines, in this sense, the corporate sta of Envir onment and Energy Excellence has been working to define a basic indicator of energy eciency t o be adopted by BRF, but for the complexity of operations, it has not yet been possible to establish a single standard. The company’s goal is reporting this evolution from 2014.

|GRI G4-EN5|

ENERGY CONSUMPTION INSIDE THE
ORGANIZATION (GJ) |GRI G4-EN3|
Total consumption	37,418,017.11
Renewable Energy	35,316,848.07
Nonrenewable energy	2,101,169.04
* Counts factories, DCs, agriculture, administrative buildings and light vehicles.

Annual Report 2013 89

ENERGY SOURCES |GRI G4-EN3|
			Factories, DCs,
			Agriculture,	Fleet Management
			Administrative	(light vehicles of
		RENEWABLE (R)	Buildings	BRF)
		NON-RENEWABLE	2013 CONSUMPTION	2013 CONSUMPTION
TYPE OF USE	SOURCE	(NR)	(GJ)	(GJ)
Fuel	BPF	NR	138,026.54	-
	Diesel oil	NR	166,513.99	484,61
	Natural Gas	NR	353,736.92	-
	Gasoline	NR	891.01	210,251.52
	LPG	NR	385,226.14	-
	Kerosene	NR	1.58	-
	Shale	NR	98,537.36
TOTAL CONSUMPTION NR			1,142,933.54	210,736.13
Fuel	Sugar Cane Alcohol	R	14.23	157.700,60
	Biodiesel *	R		17,06
	Sugar Cane Bagasse	R	-	-
	Briquettes of rice
	husk	R	-	-
	Wood Briquette	R	51,420.80	-
	Wood chips	R	11,401,069.11	-
	Firewood	R	15,306,728.31	-
	Animal or Vegetable
	Oil	R	308,289.23	-
	O cuts	R	265,412.21	-
	Sawdust	R	2,923.36	-
TOTAL CONSUMPTION R			27,335,857.25	157,717.66
Electricity	Hydroelectric	R	7,576,638.15	-
	Biomass	R	208,341.80	-
	Wind	R	38,278.81	-
	Photovoltaic	R	14.4	-
TOTAL CONSUMPTION R			7,823,273.17	-
Electricity	Gas	NR	404,697.99	-
	Oil	NR	160,114.34	-
	Nuclear	NR	95,981.75	-
	Coal	NR	86,705.29	-
TOTAL CONSUMPTION NR			747,499.37	-
TOTAL CONSUMPTION			37,049,563.32	368,453.79
*Considering the fraction 5% biodiesel in diesel.

In 2013, BRF acquired on the open market 93.2% of its electricity from renewable sources, considering the plants headquartered in Brazil, thus exceeding the target set in the RA2012 to acquire at least 90%. The Company also achieved the goal of maintaining its matrix cleaner than the National Interconnected System (SIN), reaching 11.5% of superiority in relation to the system.

It also exceeded the target set of 96% of direct energy consumed within the organization from a renewable source, reaching 97.23% in the period, on the same basis of analysis for the year 2012. The challenge of the company for 2014 is 95% of direct energy from renewable sources.

The database of BRF increased in 2013, with the inclusion of activities that were previously not recorded, such as agriculture, administrative buildings, distribution centers and plants from abroad. Even with the inclusion of new activities the commitments assumed have been achieved obtaining in indirect energy the result of 91.31% and in direct energy obtained 96% . The goals for 2014 is to rationalize the consumption of plants, DCs and agriculture in approximately 200,000 GJ.

An initiative that stood out in 2013 was the program “Quem se liga, desliga,” which led to 25% reduction in power consumption of the administrative building in Itajaí (SC).

ENERGY CONSUMPTION OUTSIDE THE ORGANIZATION |GRI G4-EN4|[1]

Renewable (R) Non-
Type of use	Source	Renewable (NR) 2013	Consumption (GJ)
Fuel	Diesel oil	NR	6,602,747.80
	Biodiesel[2]	R	232,452.74
Total Consumption			6,835,200.54
[1] The data presented correspond to Category 3 (Transmission and Distribution) related to inland transport of grain, livestock, milk, transfer between plants, finished products to distribution centers and finished products distribution to customers.
[2] Considering the fraction 5% of biodiesel in diesel.

REDUCTION OF ENERGY CONSUMPTION |GRI G4-EN6|

Outside the
	Inside the organization		organization
Administrative
	Meat units	buildings	Logistics (land)
Volume reductions of energy
obtained directly as a result of
improvements in conservation
and eciency in joules or
multiples.	262,105 GJ	565.34 GJ	446,275.56 GJ
Types of energy included in the	Electricity consumption of meat units
reductions: fuel, electricity,	and fuels for steam generation in units of
heating, cooling and steam.	meat and margarine.	Electricity	Fuel
Basis used to calculate	The basis used for saving electricity
the reductions in energy	was the consumption of the year 2013
consumption, as the base year	compared to the consumption of the
or base line, and the reasons for	year 2012, taking into account the	Compare	To analyze
their choice.	changes in volume and mix, as well as	energy	the energy
	the installation and removal of new	consumption	reduction were
	consumers of the industrial park, as a	between the	compared data
	result of TCD, BRF began to share the	year 2012 and	of 2012 and
	facilities with another company	2013	2013.
Standards, methodologies and	Corporate Standard of Energy Excellence.
assumptions used to calculate and	The calculated results are based on
measure the reduction of energy	actual measurement of consumption
consumption	or performance before and after the
	projects/actions implemented.	-	-

BIODIVERSITY

|GRI G4-EN11, G4-EN12, G4-EN13, G4-EN14|

In 2013, BRF conducted a survey of the geographical location of its activities, the total area of lands, size of protected areas, permanent preservation areas (APP) and highly conserved areas within areas of the organization.

With this survey, the Company will complete its study of biomes that, in 2015, according to assumed target, will be presented for units in Brazil along with the description of impacts on biodiversity.

From this diagnosis, it is possible to identify threatened species and habitats present in national conservations list or Red List (IUCN). BRF has dialogued with nongovernmental organizations and federal universities in identifying improvement opportunities in relation to biodiversity.

In potentially polluting activities such as hatcheries, feed mills and farms significant impacts are not identified on protected areas, or high biodiversity index. In cattle activities, work is developed through cadastral surveys, obtaining of maps and land use, compilation of banks of georeferenced data, obtaining of diagnostic of use and potential occupation of rural areas in compliance with the laws, especially as to the procedures for the protection and conservation of natural resources, according to Forest Law 2012.

Annual Report 2013 91

WASTE

In all administrative sites, there is a separation in the disposal of organic, recyclable, non-recyclable waste and collectors of batteries. For some administrative units, collections of oil and electronic waste are made. Awareness emails are continuously sent to employees reinforcing the importance of proper disposal of waste.

In 2014, the restructuring of Recicle suas Ideias Program, initiated in 2011, is expected to contribute to the proper disposal of all waste and make employees aware of their importance. Initially, the program was focused on the issue of solid waste, but in 2014 its scope will be extended to all other resources (water and energy). It is also provided for the standardization and implementation of all phases in all the administrative buildings of BRF.

All distribution centers also have waste sorting system. The proper disposal of oil, batteries and tires is verified through awareness programs with employees and suppliers, and audits in the larger carriers. The drivers are also aware about the subject “Waste generated in trac.” The guidelines set forth in Environmental Control Standard are implemented in 100% of the meat operations and in completion phase in dairy operations when meeting goals for waste generation and quality of euent emis sions for 2014 will be set.

In the integrated producers, waste are monitored and evaluated annually and for management of such that aspect BRF has corporate standards (NCs) of Agricultural Environmental Management, Animal Health Waste Management Program, and Sustainable Hog Program, in addition to the compliance index and checklist of compliance.

Even with all precautionary measures applied in 2013 there were two leaks that had little impact on the ground: about 2 cubic meters of fat in Concórdia (SC) and approximately 3 thousand cubic meters of euent in Dour ados (MS). Specialized technical teams were immediately informed for removal of the waste and mitigation of impacts. In the transport sector, there were three accidents leaking load, also with low environmental impact: two with margarine pots and one with frozen products. The cases were treated according to internal procedure establishing the Transportation Emergency Service Plan (PAE). BRF has standardized investigation of all accidents and establishes criteria and responsibilities for classification, investigation, analysis, recording and disclosure, as well as the monitoring of actions to minimize the risks to avoid similar or same nature occurrence. |GRI G4-EN24|

TOTAl WEiGHT OF WASTE (t) |GRI G4-EN23|

Disposal	2012		2013*
Soil
incorporation	3.74% 20,089	12.18%	55,077
Landfill	8.29% 44,480	13.16%	59,531
Recycling	12.76% 68,467	13.31%	60,238
Incineration	0.01% 55	0.02%	85
Composting	75.19% 403,389	61.33%	277,432
Total	536,480		452,363
Type	2012		2013
Class I
(Hazardous)	0.08% 427	0.10%	435
Class II (Non-
Hazardous)	99.92% 536,053	99.90%	451,928
Total	536,480	100%	452,363
* In 2013, distribution centers, cooling milk stations, feed factories,administrative buildings and units abroad were added to the indicator.By 2012, they were included only to industrial plants, farms and hatcheries in Brazil.

Aiming to fulfill the assumed target of reducing by 2% (by weight) waste generated in 2013, BRF optimized training and qualification of teams in units with the help of regional and corporate experts, using as base policies and internal and external standards. Improvements in design, process optimization and reduction of organic load were also made in factories. Thus, it exceeded the target reaching 15.7% reduction in waste generation. For 2014, it projects reduction by 3% of the total volume of waste generated.

Logistics of waste

BRF performs collection of hazardous waste, transporting them and allocating them properly according to environmental legislation. As a di erential in the operations in all proper and integrated farms (approximately 14,500 producers) and in hatcheries of BRF is implemented the Reverse Logistics Program of Waste of Animal Health, and in 2014 will be extended to the feed mills. More than 1,5 tons of hazardous waste have been collected in the field and hatcheries.

The first phase of the project provides technical and management training in 16 cooperatives in the regions of Porto Alegre, São Paulo, Rio de Janeiro and Cuiabá, four of which will also receive equipment. With this project, BRF expects cooperatives increase the percentage of recycled waste, add value to the collected waste and increase income generation.

HAZARDOUS WASTE TRANSPORTED
|GRI G4-EN25|		MITIGATION OF ENVIRONMENTAL IMPACTS OF
PRODUCTS AND SERVICES |GRI G4-EN27|
Total weight of
Waste type	each waste (t)	Projects conducted in 2013	Result
Hazardous transported	435	Change of the model from	Reduced consumption
Hazardous imported	N.A	the transport box to "cash	of 290 tons/year of
Hazardous exported	N.A	tray" without the use of film.	plastic.
Hazardous treated	N.A	Card with new weight for	10% reduction in mass,
% of hazardous waste shipped		packing ready meals.	which represented
internationally	N.A		a decrease of 112.5

ADEQUACY TO PNRS |GRI G4-EN28|

Aligned with the world’s leading food and packaging trends, BRF seeks to reduce, recycle and reuse packaging as well as prevent waste and disposal of food through the quality and adequacy of its packaging. Therefore, it invests in smart packaging and products that enhance the preservation, quality and promote flexibilization of shelf life of the product.

The adequacy of the National Solid Waste Policy (PNRS) is challenging due to the complexity of the actions required by the standard and extent of supply and distribution chain of the Company. To overcome it, it has participated in discussions and public initiatives:

• BRF integrates the Brazilian Packaging Association (Abre), the main representative body of the industry, working in government, technical agencies, the market and society. Through this association discussion committees of PNRS, which has already impacted the Company’s policies, including the insertion of symbology of selective disposal.

• In 2013, the second phase of construction of recovery plant of recyclable materials of the State of Paraná, in conjunction with the environmental authorities of the State. The initiative received investments of R$ 80 thousand for 2014, there is a commitment to invest about R$ 40 thousand.

• Through the Brazilian Association of Food Industries (ABIA), it participates since 2012, with 27 other associations (of various sectors), of Business Coalition coordinated by the Business Commitment for Recycling (Cempre). The coalition aims to achieve more significant results in relation to the increase in the percentage of recycling in the country and compliance with PNRS. Currently, the Coalition is awaiting approval from the Federal Government on the proposed reverse logistics designed to meet its determination of 22% reduction in the percentage of dry recyclable waste in landfill by 2015.

• Aligned with the National Solid Waste Policy, BRF in late 2013, has partnered with companies specialized in technical support and management in waste pickers cooperatives to develop a project together.

t/year of material
(equivalent to
approximately
1,461 medium-sized
eucalyptus trees).
		Dimensional changes and	Reduction of 2.4 t/
		structure of the corrugated	year of material
		box of the product cooked	not consumed
		ham.	approximately (32
medium trees -
eucalyptus).
		Optimization of plastic bag of	Result in
		Toscana sausage brand Sadia,	approximately
		with an average reduction of	R$ 60,000 per year
		4% of dimensional	savings.
		Adaptations in the packing	Reduction of
		process, allowing remove	5.56 tons/year
		devices used to hand clamp	consumption of
		used in turkeys.	polyamide.
		Adjust of packing,	Reduced consumption
		registration and	of 85 tons of Low
		documentation to	Density Polyethylene
		change the structure and	(LDPE) and reduced
		dimensional reduction of the	cost of R$ 660,000 per
		primary package.	year
		Reduction of film thick	Consumption
		covering frozen sausage.	reduction of 19.4
tonnes of PET/PE
and R$ 95,000 a year
saving.
		Reduction of automatic	Savings of R$ 500,000
		stretch film consumption.	per year and 118 tons
of Linear Low Density
Polyethylene (LLDPE)
will no longer be used.

Annual Report 2013 93

ABOUT THE REPORT

|GRI G4-28, G4-30|

This BRF Annual and Sustainability Report is a compendium of the company's economic, financial, social and environmental information for the period from January 1 to December 31, 2013, and adheres to G4 version of Global Reporting Initiative (GRI) guidelines, for the third consecutive year reporting on the food processing sector indicators. The report is annual.

PREZATO
PASTRAMI

94

HANS

KNOWS HIS WORK IS THE BASE OF THE ENTIRE PRODUCTION CHAIN. THEREFORE, OPERATES ON ALL THE ANIMALS CREATION STEPS WITH A LOT OF ATTENTION AND RESPONSIBILITY, ENSURING ALWAYS THEIR WELFARE AND SAFETY

95

Priority was given to transparency in relation to the commitments made in the preceding document dated as of April, 2013 during the production of the report.

The “agreement” option chosen by the organization for G4 version of GRI was Comprehensive and had self-reported adherence by BRF and supported by BSD Consulting. |GRI G4-28, G4-30, G4-32|

Priority was given to transparency in relation to the commitments made in the preceding document dated as of April, 2013 during the production of the report. The principal advances and challenges on the work fronts established in accordance with BRF’s six Pillars of Sustainability are also shown. |GRI G4-29| For the definition of the issues that make up these pillars, there was no present engagement panel or consultation at distance for stakeholders in 2013. Thus, BRF chose to upgrade through the materiality by means of historical engagement, considering secondary sources, such as protocols, pacts and sector benchmarking, and internal documents. At the same time, information panels made in previous years were also taken into account in the relevant review.

The analysis of impact and limit of each material aspect was made according to GRI-G4 guidelines, considering the description of this impact, the degree of intensity (high, medium and low) within and outside the organization, who or what su ers the impact and where it happened. The adoption of the new version of the guidelines a ects the comparability of data, apart from the changes in scope of BRF that are identified in note in the indicators a ected. |GRI G4-18, G4-20, G4-21, G4-22|

The document is directed to all stakeholders, principally those which took part in the engagement process: the Company’s employees and leaders, suppliers, clients, consumers, communities contiguous to the plants, representatives of government bodies and civil, social and environmental organizations.

Financial statements are provided in accordance with Brazilian accounting standards and the International Financial Reporting Standards – IFRS, as required by CVM Instruction 457/07 and CVM Instruction 485/10. They have been audited by Ernst & Young Auditores Independentes. BRF complies with the international principles for preserving the independence of the work of the auditors, who shall not exercise managerial functions in the Company, shall not act on the Company’s behalf and shall not be responsible for auditing its own work. |GRI G4-33|

Financial indicators cover all of the operational units and subsidiaries in Brazil, Argentina, the United Kingdom and the Netherlands. Based on corporate standards, information of a socio-environmental character was verified internally and is restricted to operations in Brazil, in some cases also including information from Argentina and the Netherlands. The GHG Emissions inventory of BRF operations in Brazil and Argentina was audit by KPMG Auditores Independentes.

|GRI G4-17, G4-23, G4-33|

The organization of the content is aligned with the parameters in the Sustainability Integrated Guidelines for Management (Sigma), covering the aspects which determine the sustainable results of a company: financial, constructed, intellectual, human, social and natural. The broader perspective and the interdependence/connectivity between these parameters, require consideration of the resources used and the risks and opportunities along the Company’s value chain.

Questions on this document may be addressed by calling (55 11) 2322-5052 / 5061 / 5048 or by e-mail acoes@brf-br.com. |GRI G4-31|

SOCIAL REPORT /IBASE
1. Basis for Calculation	2013 (Value in R$ millions)			2012 (Value in R$ millions)
Net revenue (NR)			30,521			28,517
Operating result (OR			1,212			753
Gross payroll (GP)			4,475			4,134
2. Internal social indicators	Value (R$	% of GP	% of NR	Value (R$	% of GP
	million)			million)		% of NR
Nutrition	174.54	3.90%	0.57%	171.70	4.15%	0.60%
Mandatory payroll taxes	894.11	19.98%	2.93%	854.40	20.67%	3.00%
Private pension plan	16.98	0.38%	0.06%	15.30	0.37%	0.05%
Health	128.16	2.86%	0.42%	117.80	2.85%	0.41%
Occupational safety and health	7.96	0.18%	0.03%	5.00	0.12%	0.02%
Education, training and professional	29.45	0.66%	0.10%	20.00	0.48%
development						0.07%
Transportation	109.35	2.44%	0.36%	100.60	2.43%	0.35%
Culture	-	0.00%	0.00%	-	0.00%	0.00%
Daycare and daycare allowance	4.22	0.09%	0.01%	3.50	0.08%	0.01%
Profit and results sharing	5.20	0.12%	0.02%	103.70	2.51%	0.36%
Others	37.67	0.84%	0.12%	29.50	0.71%	0.10%
Total – internal social indicators	1,407.64	31.46%	4.61%	1,421.50	34.39%	4.98%
3. External social indicators	Value (R$	% of OR	% of NR	Value (R$	% of OR
	million)			million)		% of NR
Education	0.10	0.01%	0.00%	0.10	0.01%	0.00%
Culture	0.42	0.03%	0.00%	3.60	0.48%	0.01%
Health and basic sanitation	-	0.00%	0.00%	-	0.00%	0.00%
Sport	47.69	3.93%	0.16%	9.24	1.23%	0.03%
Combating hunger; nutritional safety	-	0.00%	0.00%	-	0.00%	0.00%
Others	2.62	0.22%	0.01%	1.24	0.16%	0.00%
Total contributions to society	50.83	4.19%	0.17%	14.18	1.88%	0.05%
Taxes (excluding mandatory payroll taxes)	3,202.28	264.21%	10.49%	2,778.76	369.03%	9.74%
Total – external social indicators	3,253.11	268.41%	10.66%	2,792.95	370.91%	9.79%
4. Environmental indicators	Value (R$	% of OR	% of NR	Value (R$	% of OR
	million)			million)		% of NR
Investments relating to company production/	212.00	17.49%	0.69%	207.60	27.57%
operation						0.73%
Investments in external programs and/or	-	0.00%	0.00%	-	0.00%
projects						0.00%
Total environmental investments	212.00	17.49%	0.69%	207.60	27.57%	0.73%
Regarding ‘annual targets’, to reduce waste,		( ) has no targets			( ) has no targets
consumption in general in production/		( ) fulfills from 0 to 50%			( ) fulfills from 0 to 50%
operations and increase eciency in the us e		( ) fulfills from 51 to 75%			( ) fulfills from 51 to 75%
of natural resources, the company		(X) fulfills from 76 to 100%			(X) fulfills from 76 to 100%
5. Workforce indicators			2013			2012
Nº of employees at the end of the period			110,138			109,894
Nº hired during the period			32,581			36,096
Nº of apprentices			1,211			1,089
Nº of outsourced employees			9,395			10,166
Nº of trainees			373			410
Nº of employees over 45			15,434			13,845
Nº of women working for the company			43,251			44,034
% supervisory posts occupied by women			19.90%			17.63%
Nº of afro-descendents working for the			4,666			5,096
company
% of supervisory posts occupied by			1.30%			1.63%
Afrodescendents
Nº with handicaps or with special needs			1,801			1,727

Annual Report 2013 97

6. Key information on the exercising of	2013	2012
corporate citizenship
Relationship between the highest and the	44 times	51 times
lowest remuneration in the company
Total number of work-related accidents	Injuries with Lost Workday = 362	441
Injuries with No Lost Workday = 1,863
Fatalities = 5
Social and environmental projects developed	( ) management	( ) management
by the company were decided by:	( ) management and managers	(x) management and managers
	(x) all employees	(x) all employees
Standards of occupational health and safety	( ) management and managers	( ) management and managers
were decided by:	( ) all employees	( ) all employees
	(x) all + Cipa	(x) all + Cipa
Regarding labor union freedom, the right	( ) does not get involved	( ) does not get involved
to collective bargaining and internal	( ) adheres to ILO norms	( ) adheres to ILO norms
representation of the employees, the	(x) encourages and adheres to ILO	(x) encourages and adheres to ILO
company:	norms	norms
The private pension plan includes:	( ) management	( ) management
	( ) management and managers	( ) management and managers
	(x) all employees	(x) all employees
Profits and results sharing contemplates:	( ) management	( ) management
	( ) management and managers	( ) management and managers
	(x) all employees	(x) all employees
In the selection of suppliers, the same	( ) are not considered	( ) are not considered
ethical standards and standards of social and	( ) are suggested	( ) are suggested
environmental responsibility adopted by the	(x) are required	(x) are required
company:
Regarding the participation of employees in	( ) does not get involved	( ) does not get involved
voluntary work programs, the company:	( ) supports it	( ) supports it
	(x) organizes and encourages it	(x) organizes and encourages it
Total number of consumer complaints and	to the company: ND	to the company: ND
criticisms	to Procon: 10	to Procon: 11
	to the courts: 100%	to the courts: 42
% of complaints and criticisms attended or	to the company: 100%	to the company: 100%
solved:	to Procon: 30%	to Procon: 45.45%
	to the courts: 100%	to the courts: 100%
Total value added to be distributed	11,675	10,250
(in R$ million):
Distribution of Total Value Added (DVA)	38% Employees, 32% Government, 20%	35% Government 39% Employees 18%
	Third Parties, 9% Shareholders	Third Parties 8% Shareholders
7. O ther information
The amounts for external social indicators include direct investment in the community as well as investments needed for execution of the projects and programs (travel, training, communication).
* Adjustment in the amount for environmental investment reported in 2012.

GRI CONTENTS INDEX |GRI G4-32|

GENERAL STANDARD CONTENT
Audit process was not realized at GRI indicators – see chapter “About Annual Report”.
Indicators	Page / Answers / Omissions	Global	Goals of
		Compact	Development of
		Principle	Millenium (UN)
STRATEGY AND ANALYSIS
G4-1 Description of the most senior decisionmaker of	2-4
the organization
G4-2 Description of key impacts, risks, and	12; 13
opportunities
ORGANIZATIONAL PROFILE
G4-3 Name of the organization.	6; 8
G4-4 Primary brands, products, and/or services	6; 8
G4-5 Location of organization’s headquarters.	Headquarters
	Rua Jorge Tzachel, 475
	88301-600 Itajaí – SC – Brazil
	Corporate Oc e
	Rua Hungria, 1.400 – 5º andar
	01455-000 São Paulo – SP – Brasil
	Phone: (55 11) 2322-5000 / Fax: (55 11) 2322-5747
G4-6 Countries and regions where the organization	8; 10-11
operates.
G4-7 Nature of ownership and legal form.	8
G4-8 Markets served.	8
G4-9 Size of organization.	8
G4-10 Total number of employees.	50	6
G4-11 Percentage of total employees covered by	52	3
collective bargaining agreements.
G4-12 Supply chain of the organization.	62
G4-13 Significant changes during the reporting period.	8; 13
G4-14 Precautionary Principle.	22; 74	7
G4-15 Letters, principles or other subscribed or	78
endorsed external initiatives.
G4-16 Memberships in associations and / or	79
organizations.
MATERIAL ASPECTS IDENTIFIED AND LIMITS
G4-17 Entities included in the consolidated financial	96
statements or similar documents of the organization.
G4-18 Process for defining report content and Aspect	58-61; 96
Limits.
G4-19 Material Aspects identified in the process of	58-61
defining report content.
G4-20 Aspect limit inside the organization.	58 -61 and 96
G4-21 Aspect limit outside the organization.	58-61 and 96
G4-22 E ects of previous restatements of information	96
provided in earlier reports and the reasons for these
reformulations.
G4-23 Significant changes from previous reporting	96
periods in Scope and Aspect limits.
ENGAGEMENT OF STAKEHOLDERS
G4-24 List of stakeholder groups engaged by the	60
organization.
G4-25 Basis for identification and selection of	60
stakeholders with whom to engage.
G4-26 Approaches to stakeholder engagement,	21, 53, 58-60 and 74-75
including the frequency of their engagement
separated by type and group, with an indication that
any engagement is specifically promoted as part of the
process of preparing the report.
G4-27 Key topics and concerns that have been raised	60-61
through stakeholder engagement and measures
to address these issues and concerns, including
the process of reporting them. Report groups of
stakeholders have raised each of the issues and
concerns raised.
REPORT PARAMETERS
G4-28 Reporting period for information provided.	94
	This BRF Annual and Sustainability Report is a compendium of the
	company’s economic, financial, social and environmental information
	for the period from January 1 to December 31, 2013.
G4-29 Date of most recent previous report.	96
G4-30 Reporting cycle.	94; Annual report.
G4-31 Contact data.	96; 106
G4-32 Table identifying the location of information in	96; 99-105
the report.	Comprehensive
G4-33 Policy and current practice with regard to	96
seeking external assurance for the report.

Annual Report 2013 99

GOVERNANCE
Indicators	Page / Answers / Omissions	Global	Goals of
		Compact	Development of
		Principle	Millenium (UN)
G4-34 Governance structure.	14-19	1 to 10
G4-35 Delegation process of responsibility for	14
economic, environmental and social issues from the
highest governance body for senior executives and
other employees.
G4-36 Report whether the organization appointed a	18
oc e or oc es with executive level with responsibility
for economic, environmental and social issues and the
holders of the oc es may report directly to the highest
governance body.
G4-37 Consultation procedure and /or communication	14-15
channel between the stakeholders and the
highest governance body, on economic, social and
environmental issues.
G4-38 Composition of the highest governance body	14-17
and committees.
G4-39 Indication of whether the President of the	16-17
highest governance body is also an executive oc er
(and if so, his functions within the organization's
management and the reasons for such composition).
G4-40 Appointment and selection processes for the	16-17
highest governance body and its committees, and
what are the criteria used to select and appoint the
members of the highest governance body.
G4-41 Processes in the highest governance body to	14
ensure conflicts of interest are avoided and managed.
G4-42 Role of the highest governance body for the	16-17
development, approval and updating of values
purposes or mission statements, strategies, policies
and goals related to economic, environmental and
social impacts.
G4-43 Measures taken to develop and improve the	Wide dissemination of the Annual and Sustainability Report; website
collective knowledge of economic, environmental and	communication, disclosure of social and environmental programs in
social issues of the highest governance body.	the regions of operation.
G4-44 Processes for evaluating the performance of the	Both members of the Board and Committees, and the Executive
highest governance body regarding the governance	Board have a formal assessment tool of individual performance and
of economic, environmental and social issues. State	collegiate body, including 360 º evaluation and sustainability issues
whether the review is independent and what is its	addressing. Collegiate bodies were informed and approved the
frequency. Report if this review is a self-assessment.	proposed improvements for the implementation.
G4-45 Role of the highest governance body in the	15-17
identification and management of economic,
environmental and social impacts, risks and
opportunities and the implementation of the due
diligence process.
G4-46 Role played by the highest governance body in	22
analyzing the e ectiveness of the risk management
processes of the organization for economic,
environmental and social topics.
G4-47 Frequency when the highest governance body	15
reviews economic, environmental and social impacts,
risks and opportunities.
G4-48 Committee or higher level function that	The area of sustainability analyzes and reports to the Board of
analyzes and formally approves the sustainability	Corporate A airs and Governance Committee and Sustainability
report of the organization and ensures that all relevant	material respects.
aspects are addressed.
G4-49 Mechanisms to ensure that recommendations	15
are made to the highest governance body.
G4-50 Nature and the total number of critical issues	The Internal Audit reported 53 items to the CEO, Board of Directors
that have been reported to the highest governance	and Audit Committee, on various issues relating to controls and
body and the mechanisms used to treat them and	behaviors.
solve them.

Indicators	Page / Answers / Omissions		Global	Goals of
			Compact	Development of
			Principle	Millenium (UN)
G4-51 Remuneration policy for the highest governance	The members of the Board of Directors have fixed remuneration,
body and senior executives.	conditional on their attendance in the meetings. The members
	of the Audit Committee receive fixed remuneration, according to
	attendance in meetings, in an amount that totaled R$ 7.5 million in
	2013. Composed of fixed and variable installments, which is linked
	to performance targets and Indicators to be achieved in the year,
	the total remuneration of the Executive Board amounted to R$
	27.7 million in 2013. The determination of the values of the variable
	remuneration considers performance of the executive through
	individual and collective goals extracted from the strategic planning
	and budgeting and linked to general Indicators of productivity and /
	or operation area, as well as Indicators of resource optimization and
	management of people. Metrics of analysis and feasibility of projects
	take into account issues related to the continuation of the Company.
	Monitoring of the Indicators is conducted throughout the year for
	the areas of Controllership and Human Resources, being formally
	validated by the Board of Directors after calculating the annual
	results.
G4-52 Process for determining remuneration. Please	BRF determines the remuneration of all its jobs through methodology
indicate whether remuneration consultants are	of independent and international consultancy, which assesses the
involved in determining remuneration and if they have	individual contributions to the business and practice of oc	es and
independent positions.	salaries in the labor market, in Brazil and in other regions abroad
	where it operates. The remuneration consultants support the
	Committees related to the Board of Directors and the HR team
	in decisions and strategies related to administration and people
	management.
G4-53 How opinions of stakeholders are requested and	14
taken into consideration in relation to remuneration,
including the voting results in relation to remuneration
policies and proposals, if applicable.
G4-54 Relationship between total annual	In Brazil, the highest paid individual receives 44 times more than the
remuneration of the highest paid individual in the	average salaries of all other employees. In Argentina, the highest paid
organization in each country of significant transactions	individual receives 17,9 times more than the average salaries of all
and the total average annual remuneration for all	other employees (excluding the highest paid individual).
employees (excluding the highest paid individual), in
the same country.
G4-55 Increase ratio between total annual	In Brazil, the highest paid individual received an increase of 52.5%,
remuneration of the highest paid individual in the	while the average increase for all other employees was 14.0%. In
organization in each country of significant transactions	Argentina, the highest paid individual received an increase of 3.5%,
and the total average annual remuneration for all	while the average increase for all other employees was 10.28%.
employees (excluding the highest paid individual), in
the same country.
ETHICS AND INTEGRITY
G4-56 Statements of mission and values, codes of	5; 20		10
conduct and internal relevant principles to economic,
environmental and social performance and the stage
of its implementation.
G4-57 Mechanisms for guidance on ethical behavior	20		10
and compliance with legislation, such as social
networking channels.
G4-58 Internal and external mechanisms to report	20		10
concerns about unethical behavior.
SPECIFIC STANDARD CONTENT
Audit process was not realized at GRI indicators – see chapter “About Annual Report”.
Indicators	Page / Answers / Omissions		Global	Goals of
			Compact	Development of
			Principle	Millenium (UN)
OUTSOURCING AND PROCUREMENT
G4-FP1 Purchases from suppliers compliant with the	65			8
sourcing policy.
G4-FP2 Purchases in compliance with international	65			8
standards and certifications.
INDICADORES POR ASPECTOS
G4-EC ECONOMIC CATEGORY
Economic Performance
G4-EC1 Direct economic value generated and	39 - 43			8
distributed.
G4-EC2 Financial implications and other risks and	23; 24		7	8
opportunities for the organization’s activities due to
climate change.
G4-EC3 Coverage of the organization’s defined benefit	53			8
plan obligations.
G4-EC4 Significant financial assistance received from	41
government.
Market Presence
G4-EC5 Lowest salary by gender compared to local	52		6	1; 8
minimum salary.
G4-EC6 Ratio of senior management members hired in	52		6	1; 9
the local community at important operation units.

Annual Report 2013 101

Indicators	Page / Answers / Omissions	Global	Goals of
		Compact	Development of
		Principle	Millenium (UN)
Impactos Econômicos Indiretos
G4-EC7 Development and impacts on Infrastructure	74; 77		1; 8
investments and services provided for public benefit,
by means of business engagement, in kind or pro Bono
activity.
G4-EC8 Identification and description of significant	76		1; 9
indirect economic impacts.
Procurement Practice
G4-EC9 Ratio of expenses with local suppliers at	66
important operation units.
G4-EN ENVIRONMENTAL PERFORMANCE
Materials
G4-EN1 Materials used by weight or volume.	85	7; 8	7
G4-EN2 Percentage of recycled materials used.	86	8	7
Energy
G4-EN3 Direct energy consumption.	89; 90	7; 8	7
G4-EN4 Indirect energy consumption.	91	8	7
G4-EN5 Energy intensity.	89	8	7
G4-EN6 Energy saved	91	8; 9	7
G4-EN7 Reduction of energy requirements.	In 2014, the company will define the reporting strategy for the	8; 9	7
	indicator.
Water
G4-EN8 Total water withdrawal by source.	87	7;8	7
G4-EN9 Water sources significantly a ected by water	88	8	7
withdrawal.
G4-EN10 Percentage and total volume of water	87-88	8	7
recycled and reused.
Biodiversity
G4-EN11 Location and size of land owned, leased by the	91	8	7
organization in protected or high biodiversity areas.
G4-EN12 Description of significant impacts on	91	8	7
biodiversity of activities, products and services in
protected or high biodiversity areas outside protected
areas.
G4-EN13 Habitats protected or restored	91	8	7
G4-EN14 Number of threatened species.	91	8	7
Emissions
G4-EN15 Total direct greenhouse gas emissions, by	83	7; 8	7
weight. Scope 1.
G4-EN16 Total indirect greenhouse gas emissions, by	83; 84	7; 8	7
weight. Scope 2.
G4-EN17 Total relevant indirect greenhouse gas	83; 84	7; 8	7
emissions, by weight. Scope 2.
G4-EN18 Intensity of emissions of greenhouse gases.	83-84	8	7
G4-EN19 Initiatives to reduce greenhouse gas	83	8; 9	7
emissions.
G4-EN20 Emissions of ozone-depleting substances,	84	7; 8	7
by weight.
G4-EN21 NOx, SOx, and other significant air emissions,	84	7; 8	7
by type and weight.
E uent and Waste
G4-EN22 Total water discharge, by type and methods	88-89	8	7
of disposition.
G4-EN23 Total weight of waste, by type and methods	92	8	7
of disposition
G4-EN24 Total number and volume of significant spills.	92	8	7
G4-EN25 Weight of transported, imported, exported,	93	8	7
or treated waste deemed hazardous under the Basel
Convention - Annex I, II, III and VIII, and percentage of
waste transported internationally.
G4-EN26 Identification, size, protected status, and	For this indicator and others that address the biodiversity aspect, the	8	7
biodiversity value of water bodies and related habitats	Company aims to introduce by 2015 a complete study on the impact of
significantly a ected by discharges and drainage of	its operations on biodiversity.
water undertaken by the organization.

Indicators	Page / Answers / Omissions	Global	Goals of
		Compact	Development of
		Principle	Millenium (UN)
Products and Services
G4-EN27 Extension of mitigation of environmental	93	7; 8; 9	7
impacts of products and services.
G4-EN28 Percentage of products sold and their	86; 93	8,9	7
packaging recovered in relation to total products sold	BRF has no percentage control of recovered packaging, since the
separated by product category.	projects of Solid Waste Reverse Logistics are in the initial phase. The
	progress of initiatives and possible quantification for the data will be
	reported annually.
Conformity
G4-EN29 Monetary value of significant fines and total	25
number of non-monetary sanctions for noncompliance
with environmental laws and regulations.
Transportation
G4-EN30 Significant environmental impacts	82-83	8	7
of transporting products and other goods and
materials used for the organization's operations, and
transporting workers.
Overall
G4-EN31 Total investments and expenditures on	82	7, 8, 9
environmental protection by type.
Environmental Evaluation and Suppliers
G4-EN32 Percentage of new suppliers selected based	63	8	7
on environmental criteria.
G4-EN33 Significant actual and potential negative	63	8	7
environmental impacts on suppliers chain and the
measures taken in this regard.
Mechanisms of Complaints and Claims Related to Environmental Impacts
G4-EN34 Number of complaints and environmental	21	8
impacts related complaints filed, processed and
settled through formal mechanism.
SOCIAL CATEGORY
G4-LA LABOR PRACTICES AND DESCENT LABOR
Employment
G4-LA1 Total workforce, new hires and employee and	50-51	6	3; 5
turnover by age, gender and region.
G4-LA2 Benefits provided to full-time employees, but	53		3; 6
not to temporary or part-time employees.
G4-LA3 Total, rate of return and retention of	51	6	3; 7
employees entitled to take maternity/paternity leave,
separated by gender.
Health and Safety at Work
G4-LA5 Percentage of employees represented in	54		6
formal health and safety committees, composed of
managers and workers, that help monitor and advise
on occupational health and safety programs.
G4-LA6 Type and rates of injury, occupational diseases,	54		6
lost days, absenteeism and work-related fatalities by
region.
G4-LA7 Employees with high incidence or high risk of	55		6
diseases related to their occupation.
G4-LA8 Issues relating to health and safety covered in	55		6
formal agreements with trade unions.
G4-LA10 Programs for skills and learning management	56
that support the continued employability of
employees and to manage end of career.
Diversity and Equal Opportunities
G4-LA12 Composition of governance bodies and	57	6	3
separation of employees by function category
according to gender, age group, minority and other
diversity Indicators.
Equal Remuneration for Men and Women
G4-LA13 Ratio of salary and remuneration between	57	6	3
women and men, separated by job category and the
relevant operating units.
Supplier Evaluation in Labor Practices
G4-LA14 Percentage of new suppliers selected based on	57	6	3
labor practice criteria.
G4-LA15 Significant actual and potential negative labor	57	6	3
practice impacts on suppliers chain and the measures
taken in this regard.
Mechanisms of Complaints and Claims Related to Labor Practices
G4-LA16 Number of complaints and claims related to	21
labor practices filed, processed and settled through
formal mechanism.

Annual Report 2013 103

Indicators	Page / Answers / Omissions	Global	Goals of
		Compact	Development of
		Principle	Millenium (UN)
G4-HR HUMAN RIGHTS
Child Labor
G4-HR5 Operations and suppliers identified as risk	63	5
factors for the occurrence of child labor, and measures
taken to contribute to the e ective abolition of child
labor.
Forced or compulsory labor
G4-HR6 Operations identified as having significant risk	63	4
of occurrence of forced or slave labor, and measures
taken to contribute to the elimination of forced or
compulsory labor.
Supplier Evaluation in Human Rights
G4-HR10 Percentage of new suppliers selected based	63	2
on criteria related to human rights.
G4-HR11 Significant actual and potential negative	63	2
impacts on human rights in suppliers chain and the
measures taken in this regard.
Mechanisms of Complaints and Claims Related to Human Rights
G4-HR12 Number of complaints and claims related to	21	1
impacts on human rights filed, processed and settled
through formal mechanism.
G4-SO SOCIETY
Local Communities
G4-SO1 Percentage of operations with implemented	74-75	1	1; 2; 4; 5; 6; 8
programs of local community engagement, impact
assessment and local development.
Access to Healthy Food
G4-FP4 Programs and practices that promote: access	67-68		1; 4; 5
to healthy lifestyles, prevention of chronic diseases,
etc
Local Communities
G4-SO2 Operations with significant actual and	55; 76	1	1; 2; 4; 5; 6; 9
potential negative impacts on local communities.
Public Policies
G4-SO6 Total value of contributions to political parties	77	10
and politicians, separated by country and recipient/
beneficiary.
Conformity
G4-SO8 Monetary value of significant fines and total	In 2013, there were no fines (convictions) or significant non-monetary
number of non-monetary sanctions for noncompliance	fines in Civil Dispute arising from noncompliance with laws or
with laws and regulations.	regulations
Supplier Evaluation on Impacts on Society
G4-SO9 Percentage of new suppliers selected based on	63
criteria related to impacts on society.
G4-SO10 Significant actual and potential negative	63
impacts of suppliers chain on society and the measures
taken in this regard.
Mechanisms of Complaints and Claims Related to Impacts on Society
G4-SO11 Number of complaints and claims related to	21
impacts on society rights filed, processed and settled
through formal mechanism.
G4-PR PRODUCT LIABILITY
Health and Safety of Customer
G4 PR1-Percentage of significant product and service	67
categories for which impacts on health and safety
seeking improvements are assessed.
G4-PR2 Total number of cases of non-compliance with	In 2013, BRF was the target of 198 civil actions on the part of the
regulations and voluntary codes related to the impacts	consumer (administrative and legal). Of these actions, 43 were
of products and services on health and safety during	settled against payment of a total of R$ 205,540.89, 18 agreements
the life cycle, separated by type of outcomes.	were reached amounting to R$ 25,321.00 and 20 actions were
	finalized in favor of the company. The remaining actions continue
	pending with the various legal and administrative organs and the
	company is in the process of raising evidence to rebut consumer
	motives and claims, of the case. In June 2013, the Company received
	a summons from the state of Rio Grande do Sul Public Prosecutor’s
	Oc e (MP-RS) after problems arose with two batches of skimmed
	milk enriched with calcium, produced at a plant in Teutônia (RS)
	and sold in Curitiba (PR). Following this notification, BRF signed a
	Term of Adjustment of Conduct (TAC) under which it paid out R$ 500
	thousand, undertaking to donate equipment to public organizations
	pertaining to the state of Rio Grande do Sul. In August, the MP-RS
	analyzed a batch of unprocessed milk finding it irregular and alleging
	alcohol contamination. However, the problem was detected before
	sale to the consumer and results proved that the allegation was unfounded following a second round of testing.

Indicators	Page / Answers / Omissions	Global	Goals of
		Compact	Development of
		Principle	Millenium (UN)
G4-FP5 Percentage of production volume	70
manufactured in sites certified by third parties in
accordance with the internationally recognized
standards in food safety management system.
G4-FP6 Percentage of total sales of consumption	68-69
products, by product category, that have reduced
saturated fat, trans fats, sodium and added sugars.
G4-FP7 Percentage of total sales of consumption	69-70
products, by product category, containing increased
nutritional ingredients and food additives such as fiber,
vitamins, minerals, phytochemicals and functional.
Product and Service Labeling
G4-PR3 Type of product and service information	70	8
required by labeling procedures, and percentage of
products and services subject to such requirements.
G4-FP8 Policies and practices for communication	70
to consumers about ingredients and nutrition
information in addition to legal requirements.
G4-PR4 Total number of cases of non-compliance with	In 2013, BRF received 45 notifications arising from the packages on
regulations and voluntary codes related to information	sale with formal error, exchange of labels in supermarkets, labeling
and labeling of products and services, separated by	that would not be meeting the provisions of Article 13, item I of Law
type of outcomes.	No. 11265/06 and Law 11.474/2007 (pictures on the packaging), labels in disagreement with the approved model, substances used in the product that are not listed on the packaging, damaged packaging.
All notifications are forwarded and analyzed by the Quality Assurance
Team, which verifies the reason giving rise to the problem, takes corrective measures where necessary and acts to prevent recurrence.
These notifications resulted in 16 fines totaling R$ 124,346.16.
G4-PR5 Results of customer satisfaction surveys.	71
Compliance
G4-PR9 Monetary value of (significant) fines for non-	In 2013, there were no fines (convictions) or significant non-monetary
compliance with laws and regulations concerning the	fines in Civil Dispute arising from noncompliance with laws or
provision and use of products and services.	regulations related to the provision and use of products and services.
G4-FP Animal well-being
Breeding and genetics
G4-FP9 Percentage of animals raised and/or processed.	35
Animal husbandry
G4-FP10 Physical alterations and use of anesthetic.	72-73
G4-FP11 Percentage and total of raised animals and/or	73
transformed, by species and breed, by type of habit.
G4-FP12 Use of antibiotics, anti-inflammatory,	72-73
hormone and/or growth promotion treatments
Transportation , handling and slaughter
G4-FP13 Non-compliant animal transportation,	In 2013 there were 14 cases of notification, 8 with fines at the total
handling and slaughter.	amount of R$ 65,723.79. The notifications arise from issues related animal well being.

Annual Report 2013 105

CORPORATE

INFORMATION

BOARD OF DIRECTORS

Abílio dos Santos Diniz – President and Independent Member Sérgio Ricardo Silva Rosa – Vice-President Carlos Fernando Costa – Member Décio da Silva – Independent Member José Carlos Reis de Magalhães Neto – Independent Member Luis Carlos Fernandes Afonso – Member Luiz Fernando Furlan – Independent Member Manoel Cordeiro Silva Filho – Independent Member Simon Cheng – Independent Member Walter Fontana Filho – Independent Member Paulo Assunção de Sousa – Member

AUDIT COMMITTEE

Attilio Guaspari* – Independent Member Decio Magno Andrade Stochiero – Member

Susana Hanna Stiphan Jabra – Independent Member *Financial Expert

EXECUTiVE BOARD

Claudio Galeazzi – CEO

Sérgio Carvalho Mandin Fonseca – Brazil CEO Pedro de Andrade Faria – International CEO Augusto Ribeiro Jr. – Deputy CEO of Finances and IR Ely David Mizrahi – Deputy CEO of Food Services Gilberto Antonio Orsato – Deputy CEO of Human Resources Nilvo Mittanck – Deputy CEO of Operations Hélio Rubens – Deputy CEO of Integrated Planning and Management Control Sylvia Leão – Deputy CEO of Marketing and Innovation

HEAD OFFICE |GRI G4-5|

Rua Jorge Tzachel, 475 88301-600 Itajaí – SC – Brazil

CORPORATE OFFiCE

Rua Hungria, 1.400 – 5º floor 01455-000 São Paulo – SP – Brazil Phone: (55 11) 2322-5000 Fax: (55 11) 2322-5747

INVESTOR RElATIONS |GRI G4-31|

Augusto Ribeiro Jr. – Vice President of Finance and Investor Relations Christiane Assis – Investor Relations Oc er Rua Hungria, 1.400 – 5º floor 01455-000 São Paulo – SP – Brazil Phone: (55 11) 2322-5048 / 5037 / 5049 / 5051 / 5052 Fax: (55 11) 2322-5747 E-mail: acoes@brf-br.com

DEPOSITARY BANKS

In Brazil

Banco Itaú S/A

Av. Engenheiro Armando de Arruda Pereira, 707 – 9º andar 04344-902 São Paulo – SP – Brazil

Phone: (55 11) 2797-4209 Fax: (55 11) 5029-1917

In the USA

The Bank of New York Mellon Investor Services P.O. Box 11258 Church Street Station New York NY 10286-1258 USA Phone: 1-888-269-2377 E-mail: shareowners@bankofny.com

STOCK EXCHANGE SYMBOlS

BM&F Bovespa

BRFS3 – common – Novo Mercado New York Stock Exchange – NYSE BRFS – ADR level III

OFFICIAl NEWSPAPERS

Diário Oficial do Estado de Santa Catarina Diário Catarinense Valor Econômico

INDEPENDENT AUDITORS

Ernest Young Auditores Independentes

CREDITS

Overall coordination

Vice-President of Finance and Investor Relations

Collaboration

Vice-President of Domestic Market, Export Market, Food Services, Operations, Corporate A airs, Integrated Planning, Human Resources, Marketing and Innovation

Content and text

Editora Contadino

BRF Investor Relations and Sustainability team

GRI Consultancy

BSD Consulting

Design and Layout

Dragon Rouge

Images

BRF Collection

Os resultados de 2013 consolidam todas as subsidiarias da BRF S.A. As declarações contidas nesse relatório relativas à perspectiva dos negócios da Empresa, às projeções e resultado e ao potencial de crescimento dela constituem-se em meras previsões e foram baseadas nas expectativas da administração em relação ao futuro da Empresa. Essas expectativas são altamente dependentes de mudança no mercado e no desempenho econômico geral do país, do setor e dos mercados internacionais, estando, portanto, sujeitos à mudanças. Em 13.07.11 o plenário do Conselho de Administração de Defesa Econômica – Cade – aprovou a Associação entre BRF e Sadia S.A. subordinado ao cumprimento das disposições contidas no Termo de Compromisso de Desempenho – TCD firmado entre as partes, o qual foi cumprido em 2012. Estes documentos encontram-se disponíveis no site www.brf-br.com/ri